AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 9, 2018

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Northwest Natural Holding Company

(Exact name of registrant as specified in its charter)

OREGON	4931	82-4710680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Pacific Square, 220 N.W. Second Avenue

Portland, Oregon 97209

503-226-4211

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MARDILYN SAATHOFF

Senior Vice President, Regulation and General Counsel

One Pacific Square, 220 N.W. Second Avenue

Portland, Oregon 97209

503-226-4211

FRANK H. BURKHARTSMEYER	SHAWN M. FILIPPI
Senior Vice President and Chief Financial Officer	Vice President, Chief Compliance Officer and Corporate Secretary
One Pacific Square, 220 N.W. Second Avenue Portland, Oregon 97209	One Pacific Square, 220 N.W. Second Avenue Portland, Oregon 97209
503-226-4211	503-226-4211

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the merger (“Merger”) contemplated in the Plan of Merger between Northwest Natural Gas Company, Northwest Natural Holding Company and NW Natural Merger Sub, Inc., as described in the enclosed Proxy Statement-Prospectus, have been satisfied.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	30,000,000	N/A	$1,569,000,000	$195,340.50
Total	30,000,000	N/A	$1,569,000,000	$195,340.50

(1)

The number of common shares of Northwest Natural Holding Company to be issued in the Merger cannot be ascertained at the time this Registration Statement is filed or becomes effective because additional shares of common stock of Northwest Natural Gas Company will be issued from time to time until the effective time of the Merger. This Registration Statement covers 30,000,000 common shares of Northwest Natural Holding Company, which number is estimated to be not less than the number of shares of common stock of Northwest Natural Gas Company expected to be outstanding at the effective time of the Merger.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant Rule 457(f)(1) and (c) under the Securities Act of 1933, based on the market value of Northwest Natural Gas Company common stock ($52.30 per share which is the average of the high and low prices per share of common stock of Northwest Natural Gas Company reported in the consolidated reporting system as of March 2, 2018).

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

Explanatory Note

This Registration Statement on Form S-4 is filed by Northwest Natural Holding Company (“NW Holding”), an Oregon corporation and a wholly owned subsidiary of Northwest Natural Gas Company (“NW Natural”), in connection with the creation of a holding company structure. Pursuant to the Agreement and Plan of Merger described in the Proxy Statement-Prospectus that forms a part of this Registration Statement, after the approval of the holders of a majority of the outstanding shares of NW Natural, NW Natural will complete a merger transaction in which each outstanding share of NW Natural common stock will be converted into one share of common stock of NW Holding—as a result, holders of NW Natural common stock will become holders of NW Holding common stock. The articles of incorporation and the bylaws of NW Holding will be nearly identical, except for the entity name, to those of NW Natural. This Registration Statement registers the shares of common stock of NW Holding that will be issued in the conversion. The preliminary Proxy Statement of NW Natural is also filed as part of the combined Proxy Statement-Prospectus.

220 NW SECOND AVENUE

PORTLAND, OR 97209

April 18, 2018

To the Shareholders of Northwest Natural Gas Company:

We cordially invite you to attend the 2018 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural), which will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 24, 2018, commencing at 2:00 p.m. Pacific Daylight Time. We look forward to greeting as many of our shareholders as are able to join us.

At the meeting you will be asked to consider and vote upon five proposals: (1) the election of three Class I directors for terms of three years; (2) the increase in shares reserved for issuance under the Company’s Employee Stock Purchase Plan; (3) an advisory vote to approve named executive officer compensation; (4) the ratification of the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2018; and (5) the reorganization of NW Natural into a holding company structure. Your Board of Directors unanimously recommends that you vote FOR each of Proposals 1, 2, 3, 4 and 5.

In connection with the meeting, we enclose a notice of the meeting, a Proxy Statement-Prospectus, a proxy card and, if you are a registered shareholder, an admission ticket for you and one guest to attend the meeting. If you plan to attend the Annual Meeting, please detach and retain the admission ticket attached to your proxy card. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural common stock as of the record date, April 5, 2018, and we will provide you with an admission ticket. Please see page 11 for further instructions on attending the Annual Meeting. Detailed information relating to NW Natural’s business activities and operating performance is contained in our 2017 Annual Report, which is also enclosed.

It is important that your shares are represented and voted at the meeting. Whether or not you plan to attend, please vote your shares in one of three ways: via internet, telephone or mail. Instructions regarding internet and telephone voting are included on the proxy card or Voting Instructions Form. If you elect to vote by mail, please sign, date and return the proxy card or Voting Instructions Form in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised in the manner set forth in the Proxy Statement-Prospectus.

Sincerely,

Tod R. Hamachek	David H. Anderson
Chairman of the Board	President and Chief Executive Officer

Portland/One Pacific Square

NORTH
NW Glisan St.
Steel Bridge
NW Flanders St.
NW 3rd Ave.
NW 2nd Ave.
NW 1st Ave.
Naito Pkwy.
Willamette River
NW Everett St.
NW Natural
I-5
NW Davis St.
NW Couch St.
Burnside St.
Burnside Bridge

Directions to One Pacific Square

From the South:

- I - 5 North to Portland.
- At the I - 5 N./I - 405 N. split, stay left going towards City Center/Naito Pkwy.
- Turn right on Naito Pkwy. (third light).
- Turn left on Davis St.
- Turn right on 2nd Ave. (One Pacific Square is on the right).

From the North:

- I - 5 South to the Coliseum/Rose Quarter Exit.
- Follow the signs to cross the Steel Bridge.
- Turn left on NW 3rd Ave.
- Turn left on Davis St.
- Turn left on 2nd Ave. (One Pacific Square is on the right).

Parking available at the Smart Park lot; entrance on NW Davis St. between Naito Pkwy. and NW 1st Ave.

One Pacific Square
220 NW 2nd Avenue
Portland, OR 97209

Meeting located on the 4th floor

NORTHWEST NATURAL GAS COMPANY

ONE PACIFIC SQUARE

220 NW SECOND AVENUE

PORTLAND, OREGON 97209

(503) 226-4211

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Portland, Oregon, April 18, 2018

To our Shareholders:

The 2018 Annual Meeting of Shareholders of Northwest Natural Gas Company (NW Natural) will be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 24, 2018 at 2:00 p.m. Pacific Daylight Time, for the following purposes:

1.	to elect three Class I directors for terms of three years;
2.	to increase the number of shares reserved for issuance under the Company’s Employee Stock Purchase Plan;
3.	to conduct an advisory vote to approve the named executive officers’ compensation;
4.	to ratify the appointment of PricewaterhouseCoopers LLP as NW Natural’s independent registered public accountants for the fiscal year 2018;
5.	to approve the reorganization of NW Natural into a holding company structure; and
6.	to transact such other business as may properly come before the meeting or any adjournment thereof.

If you were a holder of record of NW Natural common stock at the close of business on April 5, 2018, the record date set for the Annual Meeting, you will be entitled to vote upon all matters properly submitted to shareholder vote at the meeting.

Our Board of Directors is soliciting the proxies of all holders of NW Natural common stock who may be unable to attend the meeting in person or who desire to vote by proxy before the meeting. These proxies also will instruct the relevant fiduciary under NW Natural’s Dividend Reinvestment and Direct Stock Purchase Plan or Retirement K Savings Plan to vote any shares held for shareholders’ benefit under those plans, as indicated on the proxies. A proxy and a stamped return envelope are enclosed for your use. No postage is needed if mailed in the United States. Instructions regarding internet and telephone voting also are included in the enclosed proxy card or Voting Instruction Form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 24, 2018

This Proxy Statement-Prospectus and our 2017 Annual Report are available at www.nwnatural.com.

Your vote is very important to us.

We urge you to vote by promptly marking, signing, dating, and returning the enclosed proxy card or Voting Instruction Form, or by granting a proxy by the internet or telephone in accordance with the instructions in the enclosed proxy card or Voting Instruction Form, as soon as possible. Your prompt vote will save us the additional expense of further requests to ensure the presence of a quorum. You may vote in person at the meeting whether or not you previously have returned your proxy.

By Order of the Board of Directors,

Shawn M. Filippi
Vice President, Chief Compliance Officer and Corporate Secretary

Subject to Completion, Dated March 9, 2018

PROXY STATEMENT

of

NORTHWEST NATURAL GAS COMPANY

PROSPECTUS

of

NORTHWEST NATURAL HOLDING COMPANY

relating to

COMMON SHARES

This Proxy Statement-Prospectus contains both a Proxy Statement for the 2018 Annual Meeting of Shareholders (Annual Meeting) of Northwest Natural Gas Company (NW Natural), an Oregon corporation, to be held on May 24, 2018 and a Prospectus of Northwest Natural Holding Company (NW Holding), an Oregon corporation, relating to the issuance of common shares of NW Holding in connection with the proposed formation of a holding company for NW Natural.

Under the terms of an agreement and plan of merger (Plan of Merger) between NW Natural, NW Holding and NW Natural Merger Sub, Inc. (Merger Sub), Merger Sub would merge into NW Natural (Merger) and each outstanding share of common stock of NW Natural would be converted into one share of common stock of NW Holding. As a result of the Merger, the holders of NW Natural common stock immediately before the effective time of the Merger would become holders of NW Holding common stock, and NW Natural would become a subsidiary of NW Holding. Thus, NW Holding is offering and will issue a number of common shares equal to the number of shares of NW Natural common stock outstanding at the effective time of the Merger. There were      shares of NW Natural common stock outstanding on April 5, 2018, the record date for NW Natural’s Annual Meeting.

NW Natural common stock is currently listed on the New York Stock Exchange (NYSE), with the trading symbol “NWN.” On March 7, 2018, the high and low sales prices of NW Natural common stock, as reported in the consolidated reporting system, were $54.80 and $53.80, respectively. NW Holding intends to list its common shares on the NYSE, and such listing, upon official notice of issuance, is a condition to the completion of the Merger. After completion of the Merger, all shares of NW Natural common stock will be held by NW Holding, and NW Natural common stock will no longer be listed on the NYSE.

All NW Natural shareholders of record at the close of business on April 5, 2018 are entitled to notice of and to vote at the Annual Meeting.

This Proxy Statement-Prospectus provides detailed information about the formation of a holding company. You should read it carefully. If the holding company formation is approved and becomes effective, your shares of NW Natural common stock will be converted into shares of NW Holding common stock.

The proposed formation of the holding company involves risks. See “Risk Factors” on page 6 of this Proxy Statement-Prospectus.

This Proxy Statement-Prospectus and the accompanying proxy, solicited on behalf of the Board of Directors of NW Natural, were first sent to shareholders of NW Natural on or about April 18, 2018.

This Proxy Statement-Prospectus may incorporate important business and financial information about NW Natural that is not included in or delivered with the document. NW Natural shareholders may obtain from NW Natural without charge copies of documents that have been or may be incorporated in this Proxy Statement-Prospectus by requesting them in writing or by telephone from:

Northwest Natural Gas Company, Attn: Shareholder Services, 220 N.W. Second Avenue, Portland, Oregon 97209, (503) 226-4211.

To obtain this information in time for the Annual Meeting, security holders must request it no later than May 17, 2018, five business days prior to the date of the Annual Meeting.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Proxy Statement-Prospectus. Any representation to the contrary is a criminal offense.

The date of this Proxy Statement-Prospectus is April 18, 2018

PROXY STATEMENT

OF

NORTHWEST NATURAL GAS COMPANY,

AND PROSPECTUS OF NORTHWEST NATURAL HOLDING COMPANY

April 18, 2018

SUMMARY

This summary is presented solely to furnish limited introductory information regarding NW Natural, NW Holding and the Holding Company Proposal to be considered at NW Natural’s Annual Meeting. The following information has been selected from the more detailed information contained or incorporated by reference in this Proxy Statement-Prospectus. Shareholders should read the entire Proxy Statement-Prospectus, including exhibits, and the Incorporated Documents (defined below) before casting their votes. Proxies executed by shareholders may be revoked at any time prior to the Annual Meeting.

HOLDING COMPANY PROPOSAL

NW Holding, NW Natural and Merger Sub

Northwest Natural Gas Company was incorporated under the laws of Oregon in 1910. The company and its predecessors have supplied gas service to the public since 1859, and since September 1997, it has been doing business as NW Natural. NW Natural’s executive offices are located at One Pacific Square, 220 N.W. Second Avenue, Portland, Oregon 97209. Its telephone number is (503) 226-4211. NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington.

NW Natural’s business is divided into three segments:

•

“local gas distribution,” also referred to as the “utility” segment, which involves the distribution and sale of natural gas to customers in Oregon and Southwest Washington, and includes the utility portion of NW Natural’s underground natural gas storage facility in Mist, Oregon, the north Mist gas storage expansion in Oregon, and the operations of NWN Gas Reserves LLC, an indirect wholly owned subsidiary of NW Natural;

•

“gas storage,” which represents natural gas storage services provided to intrastate and interstate customers from the non-utility portion of the Mist underground storage facility, the Gill Ranch storage facility, and asset management services under a contract with an independent energy marketing company; and

•

“other,” which primarily consists of an investment in a natural gas pipeline project, a minority interest in Kelso-Beaver Pipeline, our natural gas retail appliance store, and other non-utility business development and other activities. NW Natural also has signed agreements to purchase two privately-owned water utilities in the Pacific Northwest. If completed, the Company expects to include financial results from these businesses in “other.”

NW Natural formed NW Holding, and NW Holding formed Merger Sub, to effect the reorganization into a holding company structure. Each of NW Holding and Merger Sub was incorporated under the laws of the State of Oregon, and neither has assets.

Proposed Holding Company Structure

The Holding Company Proposal is to approve a holding company structure for NW Natural and its subsidiaries. If the Holding Company Proposal is approved, Merger Sub will be merged into NW Natural and each outstanding share of NW Natural common stock will be converted into one share of NW Holding common stock, so that the holders of NW Natural common stock would become holders of NW Holding common stock and NW Natural would become a wholly owned subsidiary of NW Holding.

The first mortgage bonds and cash deferred compensation obligations of NW Natural will not be affected by the Merger, but derivative securities based on NW Natural common stock, including options, restricted stock units and similar securities outstanding under executive compensation and employee benefit plans, would be affected. See “Holding Company Proposal-Corporate Reorganization.”

NW Natural expects that, contemporaneously with the effective time of the Merger, when NW Holding becomes the sole holder of NW Natural common stock, NW Natural will transfer to NW Holding all outstanding shares of each of its subsidiaries other than Northwest Energy Corporation and that entity’s subsidiary, which comprise part of the regulated gas utility business of NW Natural. This transfer, which is referred to in this document as the “Subsidiary Transfer,” and the Merger would structurally separate NW Natural’s regulated gas utility business and its other businesses.

Subsidiary Transfer and Merger

Charts showing the entity structure and ownership of NW Natural and its affiliates before and after the Subsidiary Transfer and Merger are presented below.

Before the Subsidiary Transfer and Merger:

Percentages indicate the percentages of voting equity owned by the direct parent entity. Unless otherwise indicated, ownership is 100%.

After the Subsidiary Transfer and Merger:

Percentages indicate the percentages of voting equity owned by the direct parent entity. Unless otherwise indicated, ownership is 100%. The companies comprising the regulated gas utility business are on the far left of the chart.

Reasons for the Holding Company Proposal

The principal reason for the formation of a holding company is to best position the company to respond to opportunities and risks in a manner that best serves the interests of its shareholders and customers. The holding company structure would allow NW Natural to continue to operate its regulated gas utility business efficiently while structurally separating other businesses of NW Natural from the regulated gas utility business. NW Natural management continuously looks for growth opportunities that would build on core competencies and that match the risk profile that NW Natural and its shareholders seek. By structurally separating the regulated gas utility from other businesses, NW Holding can maintain its commitment to the safe, reliable and efficient delivery of natural gas to the customers served by NW Natural, and utilize a more agile and efficient platform from which to pursue, finance and oversee new business growth opportunities, such as in the water sector. Business growth, diversification and access to capital markets are key to any businesses’ financial health and strength. In addition to providing a more nimble and efficient platform for growth, the holding company structure would permit greater financing flexibility for each segment of the business, supporting further financial strength of the overall consolidated entity.

Required Vote

The Holding Company Proposal must be approved by a vote of a majority of the outstanding shares of NW Natural common stock. As of the record date,                  shares of NW Natural were issued and outstanding, of which less than 2% were owned by directors, executive officers and their affiliates.

Regulatory Conditions and Restrictions

Completion of the Merger requires approval from the Oregon Public Utility Commission (OPUC) and the Washington Utilities and Transportation Commission (WUTC), and the change in control of Gill Ranch Storage, LLC, an indirect, wholly owned subsidiary of NW Natural, requires the approval of the California Public Utility Commission (CPUC). NW Natural received the OPUC and WUTC approvals in December 2017, and expects to receive the approval of the CPUC in 2018. In connection with these approvals, NW Natural agreed to certain conditions and limitations. See “Holding Company Proposal-Regulatory Conditions and Restrictions.”

Effectiveness

The Merger will be effective on the date to be selected by NW Natural and NW Holding, after the receipt of shareholder approvals and the satisfaction of certain conditions. See “Holding Company Proposal-Effective Time of Merger; Conditions.”

Exchange of Stock Certificates Not Required

If the Merger is consummated, it will not be necessary for holders of NW Natural common stock to physically exchange their existing NW Natural stock certificates for stock certificates of NW Holding. See “Holding Company Proposal-Exchange of Stock Certificates Not Required.”

Material U.S. Income Tax Consequences to Shareholders

No gain or loss will be recognized by the holders of NW Natural common stock in the Merger. See “Holding Company Proposal-Material U.S. Income Tax Consequences” for information regarding tax basis and holding period for shareholders.

NW Holding Capital Stock; Rights of NW Holding Shareholders

NW Holding will have the same authorized capital stock as NW Natural, namely 103,500,000 shares consisting of 3,500,000 preferred shares and 100,000,000 common shares. The dividend, voting and liquidation rights of holders of NW Holding common stock will be identical to those of holders of NW Natural common stock immediately before the reorganization.

The rights of NW Holding shareholders will be governed by NW Holding’s articles of incorporation and bylaws in effect at the effective time of the Merger. Except for the corporate entity’s name, there are no differences between NW Natural’s articles of incorporation and bylaws and NW Holding’s articles of incorporation and bylaws.

See “Holding Company Proposal-Description of NW Holding Common Stock; Comparative Shareholder Rights.”

Stock Exchange Listing

NW Natural common stock is currently listed on the NYSE. NW Holding intends to list NW Holding common stock on the NYSE. Such listing, upon official notice of issuance, is a condition to the completion of the Merger. See “Holding Company Proposal-Listing of NW Holding Common Stock.”

Dividends

NW Holding will not conduct directly any business operations from which it will derive any revenues. Dividends on NW Holding common stock will depend primarily upon the results of operations, cash flows and financial condition of NW Natural and NW Holding’s other subsidiaries and their ability to pay dividends on their equity interests owned directly or indirectly by NW Holding.

The payment of dividends on NW Holding common stock is within the discretion of, and subject to declaration by, NW Holding’s Board of Directors, and NW Natural and NW Holding have agreed that NW Natural will not pay dividends or make distributions to NW Holding if the dividend or distribution would cause NW Natural to cease to comply with specified credit and capital structure requirements. See “Holding Company Proposal-Regulatory Conditions and Restrictions.” However, it is contemplated that NW Holding initially will pay dividends on NW Holding common stock at the current level of dividends paid on NW Natural common stock, and on the same schedule of dividend payment dates. See “Holding Company Proposal-Dividends.”

Directors and Management of NW Holding

At the effective time of the Merger, the individuals serving as directors of NW Natural will also become directors of NW Holding, in the same classes and with the same terms. At that time, certain officers of

NW Natural including its principal executive officer, principal financial officer, general counsel, principal accounting officer, and corporate secretary, will be officers of NW Holding. See “Holding Company Proposal-Directors and Management of NW Holding.”

Financial Information of NW Natural

The Annual Report on Form 10-K of NW Natural accompanies this Proxy Statement-Prospectus. Separate financial statements for NW Holdings have not been provided because, before the holding company reorganization, NW Holdings will have no assets, liabilities or operations other than incident to its formation. After the reorganization, the consolidated financial statements of NW Holding will be the same as the consolidated financial statements of NW Natural immediately before the reorganization.

Market Price of NW Natural Common Stock

On March 7, 2018, the high and low sales prices of NW Natural common stock, as reported in the consolidated transaction reporting system, were $54.80 and $53.80, respectively.

Preemptive Rights

Holders of NW Natural common stock do not have, and holders of NW Holding common stock will not have, preemptive rights.

Rights of Dissent

Holders of NW Natural common stock do not have, and holders of NW Holding’s common stock will not have, dissenters’ rights.

Risk Factors

For a discussion of the risks associated with the Holding Company Proposal, see “Risk Factors” on page 6.

The Board of Directors recommends approval and adoption of the Holding Company Proposal and urges each shareholder to vote “FOR” the Holding Company Proposal.

Risk Factors

If the Holding Company Proposal is approved and the Merger completed, NW Holding’s ability to pay dividends on NW Holding common stock would be subject to the prior rights of holders of NW Holding indebtedness and preferred stock, if any.

At the effective time of the Merger, the only class of NW Holding securities outstanding would be NW Holding common stock. However, NW Holding may from time to time thereafter issue debt securities and preferred stock, as well as additional shares of NW Holding common stock, in order to make capital contributions to one or more of its subsidiaries, although NW Natural would likely continue to issue its own debt securities and may issue preferred stock. NW Holding could also guarantee indebtedness of non-utility subsidiaries. The issuance or guaranty of securities by NW Holding would not be subject to the prior approval of the state utility commissions. The consolidated enterprise could thus be more leveraged than NW Natural and its current subsidiaries. NW Holding’s ability to pay dividends on NW Holding common stock would be subject to the prior rights of holders of NW Holding debt securities (including guarantees) and preferred stock, if any.

In addition, the right of NW Holding, as a shareholder, to receive assets of any of its direct or indirect subsidiaries upon the subsidiary’s liquidation or reorganization would be subject to the prior rights of the holders of existing and future debt securities and preferred stock issued by such subsidiaries, and, as in the case of dividends, the rights of holders of NW Holding common stock to receive any such assets would be subject to the prior rights of the holders of NW Holding’s debt securities (including guarantees) and preferred stock.

If the Holding Company Proposal is approved and the Merger completed, NW Holding’s ability to pay dividends on NW Holding common stock would be dependent on the receipt of dividends and other payments from NW Holding’s subsidiaries.

NW Holding would be a holding company, the only significant assets of which will be the shares of common stock of its subsidiaries, and therefore NW Holding would not produce any operating income of its own. As a result, NW Holding’s ability to make payments on its indebtedness and to pay dividends on its capital stock would be dependent on the receipt of dividends and other payments from its operating subsidiaries, including NW Natural.

NW Natural and its current subsidiaries, which would become NW Holding’s direct and indirect subsidiaries, are separate and distinct legal entities, managed by their own boards of directors, and, as is currently the case, would have no obligation to pay any amounts to their respective shareholders, whether through dividends, loans or other payments. The ability of these companies to pay dividends or make other distributions on their common stock is now, and would continue to be, subject to, among other things: their results of operations, net income, cash flows and financial condition, as well as the success of their business strategies and general economic and competitive conditions; the prior rights of holders of existing and future debt securities and any future preferred stock issued by those companies; and any applicable legal restrictions.

If NW Natural ceases to comply with credit and capital structure requirements approved by the OPUC and WUTC, it will not, with limited exceptions, be permitted to pay dividends to NW Holding. See “Holding Company Proposal-Regulatory Conditions and Restrictions.”

The risks applicable to NW Natural are applicable to NW Holding.

Immediately after completion of the holding company restructuring, the risks that apply to NW Natural, including those risks describe in NW Natural’s most recent Annual Report on Form 10-K and in its subsequently filed quarterly reports on Form 10-Q, are also applicable to NW Holding.

NW Holding may invest in activities that may prove to be riskier than the current activities of NW Natural, which could result in losses, a decline in stock price or more volatility in stock price.

The holding company structure may allow us greater opportunities to invest in regulated and unregulated businesses. These investments may involve greater risk than an investment in NW Natural. If losses are incurred in unregulated businesses, they will likely not be recoverable through utility rates and they could adversely affect our stock price. Similarly, expenses associated with the unregulated businesses will not be recoverable through utility rates.

ADDITIONAL INFORMATION ABOUT NW NATURAL AND NW HOLDING

General

NW Natural is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (Exchange Act). NW Natural files annual, quarterly and special reports, proxy statements and other documents with the Securities and Exchange Commission (SEC) (File No. 1-15973). You may read and copy any materials NW Natural files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. NW Natural’s SEC filings are also available to the public from the SEC’s website at www.sec.gov. Other than those documents incorporated by reference into this Proxy Statement-Prospectus, as discussed below, information on this website does not constitute a part of this Proxy Statement-Prospectus.

NW Holding will become subject to the same informational requirements as NW Natural following the Merger described in this Proxy Statement-Prospectus, and both NW Holding and NW Natural will file reports and other information with the SEC in accordance with the Exchange Act. Upon the completion of the Merger, NW Holding common stock will be listed on the NYSE. At the time of such listing, NW Natural’s common stock will cease to be listed and registered under Section 12 of the Exchange Act. NW Natural will, however, continue to have public reporting obligations under Section 15(d) of the Exchange Act because NW Natural registered and publicly sold first-mortgage bonds and issued deferred compensation obligations to employees and directors under deferred compensation plans.

NW Holding has filed with the SEC a registration statement on Form S-4, Registration No. 333-         (together with all amendments, schedules and exhibits thereto, the Registration Statement) under the Securities Act of 1933, registering the shares of NW Holding common stock to be issued upon effectiveness of the Merger. This Proxy Statement-Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and the exhibits thereto are available for inspection and copying as set forth above. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such incorporated document, each such statement being qualified in all respects by such reference.

Incorporation of Documents by Reference

The SEC allows NW Natural to incorporate by reference the information that it files with the SEC under the Exchange Act. This allows NW Natural to disclose important information to you by referring you to those documents rather than repeating them in full in this Proxy Statement-Prospectus. NW Natural is incorporating into this Proxy Statement-Prospectus by reference:

•	NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2017; and
•

all other documents filed by NW Natural with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the Registration Statement and prior to the termination of the offering made by this Proxy Statement-Prospectus (which is the date of the annual shareholder meeting).

The documents incorporated into this Proxy Statement-Prospectus by reference, which are referred to as the “Incorporated Documents,” are deemed to be part of this Proxy Statement-Prospectus from the date of filing such documents. Any statement contained in an Incorporated Document may be modified or superseded by a statement in this Proxy Statement-Prospectus (if such Incorporated Document was filed prior to the date of this Proxy Statement-Prospectus) or in any subsequently filed Incorporated Document. Any statement contained in this Proxy Statement-Prospectus may be modified or replaced by a statement in an Incorporated Document that is filed with the SEC after the date of this Proxy Statement-Prospectus.

You may request any of the Incorporated Documents, at no cost, by writing Shareholder Services, NW Natural at 220 N.W. Second Avenue, Portland, Oregon 97209 or calling (503) 226-4211 (extension 2402). NW Natural maintains an Internet site at www.nwnatural.com which contains information concerning NW Natural and its affiliates. The information contained at NW Natural’s Internet site is not incorporated by reference, and you should not consider it part of this Proxy Statement-Prospectus.

Please contact NW Natural no later than May 17, 2018 in order to receive timely delivery of the Incorporated Documents before the Annual Meeting.

FORWARD-LOOKING STATEMENTS

This Proxy Statement-Prospectus contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created by such Act. Forward-looking statements can be identified by words such as anticipates, assumes, intends, plans, seeks, believes, estimates, expects, and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, projections and predictions; objectives, goals or strategies; assumptions, generalizations and estimates; ongoing continuation of past practices or patterns; future events or performance; trends; risks; timing and cyclicality; earnings and dividends; capital or organizational structure, including restructuring and operating as a holding company; growth; labor relations and workforce succession; project and program development, expansion, or investment; business development efforts, including acquisitions and integration thereof; rate or regulatory outcomes, recovery or refunds; outcomes, timing and effects of potential claims, litigation, regulatory actions, and other administrative matters; and effects and efficacy of regulatory mechanisms.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We therefore caution you against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in the risk factors in this Proxy Statement-Prospectus and at Item 1A., “Risk Factors” of Part I and Item 7. and Item 7A., “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, respectively, of Part II of the NW Natural 2017 Form 10-K.

Any forward-looking statement made by us in this Proxy Statement-Prospectus speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

INFORMATION REGARDING

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2018

PROXY STATEMENT-PROSPECTUS

The Board of Directors of Northwest Natural Gas Company (NW Natural or the Company) is soliciting the proxies of all holders of NW Natural common stock who may be unable to attend in person or who desire to vote by proxy prior to the Annual Meeting of Shareholders to be held in the Hospitality Suite on the Fourth Floor of NW Natural’s offices, 220 NW Second Avenue, Portland, Oregon 97209 on Thursday, May 24, 2018, at 2:00 p.m. Pacific Daylight Time. The close of business on April 5, 2018 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We request that you sign and return the enclosed proxy card or Voting Instruction Form promptly. Alternatively, you may grant your proxy by the internet or telephone.

NW Natural’s Annual Report for the fiscal year ended December 31, 2017, including audited financial statements, is being sent to all shareholders, together with this Proxy Statement-Prospectus and the accompanying proxy card or Voting Instruction Form, commencing April 18, 2018.

HOW TO VOTE BY PROXY AND REVOKE YOUR PROXY

Voting by Proxy

You may vote your shares either in person or by duly authorized proxy. You may use the proxy card or Voting Instruction Form accompanying this Proxy Statement-Prospectus if you are unable to attend the meeting in person or you wish to have your shares voted by proxy, even if you do attend the meeting. If you are a registered shareholder, you may vote by internet, telephone, or mail, or you may vote your shares in person at the meeting. To vote:

By internet (do not return your proxy card)

•	Go to www.proxyvote.com. Internet voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 23, 2018.
•	Have your proxy card available.
•	Follow the simple instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By telephone (do not return your proxy card)

•	On a touch-tone telephone, call the toll-free number indicated on your proxy card. Telephone voting is available 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Daylight Time on May 23, 2018.
•	Have your proxy card available when you call.
•	Follow the simple recorded instructions. You will be prompted to enter your 16-digit Control Number located on your proxy card.

By mail

•

Mark your choice on your proxy card. If you properly execute your proxy card but do not specify your choice, your shares will be voted “FOR” Proposals 1, 2, 3, 4 and 5, as recommended by NW Natural’s Board of Directors.

•	Date and sign your proxy card.
•

Mail your proxy card in the enclosed postage-paid envelope. If your envelope is misplaced, send your proxy card to Northwest Natural Gas Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

Revoking Your Proxy

You may revoke your proxy at any time before the proxy is exercised by: (1) delivering a written notice of revocation; (2) filing with the Corporate Secretary a subsequently dated, properly executed proxy; (3) voting after the date of the proxy by the internet or telephone; or (4) attending the meeting and voting in person. Your attendance at the meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: Northwest Natural Gas Company, 220 NW Second Avenue, Portland, OR 97209, Attention: Corporate Secretary.

Shares Held by Bank or Broker

If your shares are held in nominee or street name by a bank or broker, you should follow the directions on the Voting Instruction Form you receive from your bank or broker as to how to vote, change your vote, or revoke your proxy. If you want to vote those shares in person at the Annual Meeting, you must bring a signed legal proxy from the broker, bank, or other nominee giving you the right to vote the shares. Revocation of proxies for shares held through a broker, bank, or other nominee must be made through the appropriate nominee in accordance with its instructions.

Adjournment

If an adjournment of the meeting occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

NW Natural expects that on May 24, 2018, the scheduled date of the Annual Meeting, votes will be taken and the polls closed on the proposals included in this Proxy Statement-Prospectus. It is possible, however, that the management of NW Natural may propose one or more adjournments of the Annual Meeting, either to allow the inspectors of election to count and report on the votes cast after the polls have been closed, or, without closing the polls, to permit further solicitation of proxies with respect to the proposals in this Proxy Statement-Prospectus, including the Proposal 5—the proposal to approve reorganization of NW Natural into a holding company structure, or for other reasons.

Proxies solicited by the Board of Directors will be voted in favor of any adjournment proposed by management. However, if management proposes an adjournment to permit further solicitation of proxies, proxies that direct votes against the Holding Company Proposal will not be used to vote in favor of an adjournment.

If any adjournment is properly proposed on behalf of any person other than management, the persons named as proxies, acting in such capacity, will have discretion to vote on such adjournment in accordance with their best judgment.

A majority of the votes represented at the Annual Meeting, whether or not a quorum, must be cast in favor of adjournment for any adjournment to be approved.

VOTING YOUR SECURITIES

The 28,    ,     shares of NW Natural common stock outstanding on April 5, 2018 were held by 5,         shareholders residing in 50 states, the District of Columbia, and a number of foreign countries.

Each holder of NW Natural common stock of record at the close of business on April 5, 2018 will be entitled to one vote for each share of NW Natural common stock so held on all matters properly submitted at the meeting. Such holder will be entitled to cumulative voting for directors; that is, to cast as many votes for one candidate as shall equal the number of shares held of record multiplied by the number of directors to be elected, or to distribute such number of votes among any number of the nominees.

A majority of the shares of NW Natural common stock outstanding at the close of business on April 5, 2018 must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business.

It is important that your shares be represented at the meeting. You are urged, regardless of the number of shares held, to sign and return your proxy. Alternatively, you may grant your proxy by the internet or telephone as described above.

ATTENDING THE ANNUAL MEETING

IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE DETACH AND RETAIN THE ADMISSION TICKET ATTACHED TO YOUR PROXY CARD. As space is limited, you may bring only one guest to the meeting. If you hold your stock through a broker, bank, or other nominee, please bring a legal proxy or other evidence to the meeting showing that you owned NW Natural common stock as of the record date, April 5, 2018, and we will provide you with an admission ticket. If you receive your Annual Meeting materials electronically and wish to attend the meeting, please follow the instructions provided online for attendance. A form of government-issued photograph identification will be required for both you and your guest to enter the meeting. To permit as many shareholders as possible to participate, only shareholders or their valid proxy holders may submit questions at the meeting. Large bags and packages, weapons, cameras, recording equipment, and other electronic devices will not be permitted in the meeting. A map with driving directions appears on the inside cover of this Proxy Statement-Prospectus.

PROPOSAL 1—ELECTION OF DIRECTORS

NW Natural’s Restated Articles of Incorporation (Restated Articles) provide that the Board of Directors (Board) shall be composed of not less than nine nor more than 13 directors, with the exact number of directors to be determined by the Board. The Board has fixed the number of directors at ten.

The Restated Articles also provide that the Board of Directors be divided into three classes and that the number of directors in each class be as nearly equal in number as possible. Members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The term of the Class I directors expires at this year’s Annual Meeting. Messrs. Boyle and Dodson, and Ms. Wasson are nominees for election to the Board as Class I directors to serve until the 2021 Annual Meeting or until their successors have been duly qualified and elected. Messrs. Boyle and Dodson and Ms. Wasson were last reelected to the Board of Directors by the shareholders at the 2015 Annual Meeting. In case any of the nominees should become unavailable for election for any reason, the persons named in the proxy will have discretionary authority to vote for a substitute. Management knows of no reason why any of the nominees would be unable to serve if elected.

Vote Required

Under Oregon law, if a quorum of shareholders is present at the Annual Meeting, the three nominees who receive the greatest number of votes cast at the meeting shall be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting, but are not counted and have no effect on the results of the vote for directors.

The Corporate Governance Standards adopted by the Board of Directors provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will decide whether to accept, such resignation.

The Board of Directors recommends the election of the three nominees listed below.

INFORMATION CONCERNING NOMINEES

AND CONTINUING DIRECTORS

Set forth below is information with respect to the nominees and continuing directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion they are qualified to serve as a director, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service as a NW Natural director, the committees on which they currently serve, and their age.

NOMINEES FOR ELECTION TO BOARD OF DIRECTORS

Class I

(For a term ending in 2021)

Timothy P. Boyle President and Chief Executive Officer, Columbia Sportswear Company, Portland, Oregon Age: 68 Director since: 2003 Board Committees: Public Affairs and Environmental Policy

Mr. Boyle is the President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon. He has held these positions since 1988, except he relinquished his position as President from February 2015 until June 2017. Mr. Boyle began working with Columbia Sportswear Company in 1970. Mr. Boyle is a member of the boards of directors of Columbia Sportswear Company and Craft Brew Alliance, Inc., and is a trustee of Reed College, as well as an Emeritus Trustee of the Freshwater Trust.    He also is a past trustee of the Youth Outdoor Legacy Fund, and University of Oregon Foundation, where he was past Vice Chairman of its capital campaign committee. He was also a past member of the Young Presidents’ Organization. Mr. Boyle earned a Bachelor of Science degree in Journalism from the University of Oregon.

Mr. Boyle’s professional experiences, including his service as President and Chief Executive Officer and a member of the board of directors of Columbia Sportswear Company, his service as a director of Craft Brew Alliance, Inc., as well as his service on the NW Natural Board, and his current and prior community and public service, enable Mr. Boyle to provide valuable insight to the Board and management regarding public company operations, acquisitions, human capital management, executive compensation, investor and media relations, government relations, and growth and strategic direction, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Mark S. Dodson Former Chief Executive Officer, NW Natural, Vancouver, Washington Age: 73 Director since: 2003 Board Committees: Public Affairs and Environmental Policy, and Finance

Mr. Dodson served as President and Chief Executive Officer of NW Natural from January 1, 2003 to April 30, 2007, when he relinquished his position as President and continued to serve as Chief Executive Officer until his retirement on December 31, 2008. From 2001 to January 2003, Mr. Dodson served as President, Chief Operating Officer and General Counsel of NW Natural. Mr. Dodson joined NW Natural in 1997 as Senior Vice President of Public Affairs and General Counsel, following a 17-year career with the Portland law firm Ater Wynne Hewitt Dodson & Skerritt LLP. Mr. Dodson currently serves as a member of the board of directors of Medical Teams International, and formerly served as its Chairman. He previously served as a director of the American Gas Association, the Energy Insurance Mutual, the Oregon Business Council and The Nature Conservancy of Oregon. Mr. Dodson also has worked on affordable housing issues as a board member and Chairman of the Neighborhood Partnership Fund. He was formerly the Chair of the Portland Business Alliance and the Oregon State Board of Higher Education, and headed the Oregon Governor’s Task Force on Scholarship and Student Aid. Mr. Dodson earned an undergraduate degree from Harvard University and a law degree from Boalt College of Law at the University of California, Berkeley.

Mr. Dodson brings a seasoned perspective and comprehensive knowledge of the natural gas industry to our Board. Mr. Dodson’s 20 years of service at NW Natural, including six years as Chief Executive Officer and more than 14 years as a member of the Board of Directors, combined with a 17-year career as a regulatory attorney at a Portland law firm, allow Mr. Dodson to contribute substantial expertise to NW Natural’s Board and management. Mr. Dodson’s professional experiences enable him to provide insight on a wide variety of matters affecting NW Natural, including, but not limited to: local, state and federal regulatory matters; large project development; gas storage projects; large pipeline projects; acquisitions; public company matters; human capital management; executive compensation; investor, media and government relations; legal matters; environmental issues; and strategic direction. Mr. Dodson’s many years of experience serving at NW Natural, and his prior years serving as an outside legal advisor to NW Natural strengthen the Board’s collective knowledge, capabilities and experience.

Malia H. Wasson President, Sand Creek Advisors LLC, Portland, Oregon Age: 59 Director since: 2014 Board Committees: Audit, and Organization and Executive Compensation

Ms. Wasson is the President of Sand Creek Advisors LLC, which provides business consulting to chief executive officers of public and private companies. Previously, Ms. Wasson was an Executive Vice President of Commercial Banking at U.S. Bank, N.A., and served as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. She also led the U.S. Bank, N.A. Advisory Board in Portland, Oregon. Ms. Wasson is a 33-year veteran of the banking industry. Prior to joining U.S. Bank in 1989, she held various commercial lending positions with the former Oregon Bank and Security Pacific Bank of Oregon. Ms. Wasson currently serves on the board of directors of Columbia Sportswear Company, where she is the Chair of the audit committee. She is also a member of the Oregon Business Plan Steering Committee and a director of Oregon Business Council. Ms. Wasson formerly served on the boards of Oregon Health & Science University Foundation, Inc., OHSU Knight Cancer Institute, Portland Business Alliance, Greater Portland Inc., Portland Mall Management, Inc., SOLVE Founders’ Circle and the American Red Cross-Oregon Trail Chapter. She also serves as a senior fellow at American Leadership Forum. Ms. Wasson holds a Bachelor of Science and Commerce degree in finance from Santa Clara University.

Ms. Wasson brings to the NW Natural Board extensive experience in commercial banking, finance and accounting and remarkable local and regional experience. Ms. Wasson’s management and leadership roles in the banking industry as well as her strong community presence position her to provide insight and advice to NW Natural on a wide range of financial, accounting, commercial and local and regional strategic matters, including, but not limited to, regulated industry, merger and acquisitions, consumer and commercial businesses, public and government policy and relations, and human resources and diversity. In addition, Ms. Wasson’s service as Chair of the audit committee of Columbia Sportswear highlights her substantial experience in finance and accounting matters and positions Ms. Wasson to provide important guidance to the Board on matters of accounting, finance, and corporate governance, as a result of which, the Board has determined that she is an “audit committee financial expert” as defined by the SEC rules. Ms. Wasson’s extensive knowledge and experience of finance, accounting, commercial banking and regulation, and her strong community ties, strengthen the Board’s collective knowledge, capabilities and experience.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Class II

(Term ending in 2019)

Tod R. Hamachek Chairman of the Board, NW Natural, Ketchum, Idaho Age: 72 Director since: 1986 Board Committees: Governance (Chair) and Audit

Mr. Hamachek served as Chairman and Chief Executive Officer of Penwest Pharmaceuticals Company from October 1997 to February 2005. Penwest, which was spun off from Penford Corporation in 1998, was located in Danbury, Connecticut and was engaged in the research, development and commercialization of novel drug delivery products and technologies. From 1985 until 1998, Mr. Hamachek served as President and Chief Executive Officer of Penford Corporation, a diversified producer of specialty paper, food starches and pharmaceutical ingredients. Mr. Hamachek is a director of the Seattle Times Company, where he is also Chair of the compensation committee, and The Blethen Corporation (the majority owner of the Seattle Times Company), and is a member of the board of directors and chair of Virginia Mason Medical Center and the Virginia Mason Health System in Seattle, Washington. He is also a director and past President of the board of directors of The Sun Valley Center for The Arts in Ketchum, Idaho. Mr. Hamachek is a graduate of Williams College and Harvard Business School.

Mr. Hamachek is our longest-serving director, and he brings to the NW Natural Board a broad array of institutional knowledge and historical perspective, and has participated in a variety of our principal standing committees. Drawing on his experience as an executive and director of Penwest Pharmaceuticals Company and an executive of Penford Corporation, along with his other professional experiences, Mr. Hamachek is able to provide important insights to our management and other directors on subjects ranging from corporate governance and corporate strategy to management oversight on large project development, public company operations, acquisitions, executive compensation, and media and government relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Jane L. Peverett

Former President and Chief Executive Officer, British Columbia Transmission Corporation, Vancouver, British Columbia, Canada

Age: 59

Director since: 2007

Board Committees: Organization and Executive Compensation, and Public Affairs and Environmental Policy

From 2005 to January 2009, Ms. Peverett served as President and Chief Executive Officer of British Columbia Transmission Corporation (BCTC), an electric utility in Vancouver, British Columbia. Between 2003 and 2005, she served as Chief Financial Officer of BCTC. Prior to joining BCTC, from 1988 through 2003, Ms. Peverett held various senior positions with Westcoast Energy Ltd., including serving as President and Chief Executive Officer of Union Gas Limited, a Westcoast Energy company, between 2001 and 2003. Ms. Peverett currently serves on the board of directors of Canadian Imperial Bank of Commerce (CIBC), Hydro One Inc. and Canadian Pacific Railway Limited. She serves as Chair of the audit committees of CIBC and Canadian Pacific Railway Limited. Ms. Peverett has also previously served on the board of directors of AEGIS, Encana Corporation, Postmedia Network Canada Corp., BC Ferry Authority, BC Ferries Services, Inc. (BC Ferries), and the United

Way of Lower Mainland, also serving as Chair of BC Ferry Authority, and as Chair of the audit committee of Encana Corporation. Ms. Peverett earned a Bachelor of Commerce degree from McMaster University and a Master of Business Administration degree from Queen’s University. She is a certified management accountant.

Ms. Peverett’s extensive senior management experience at Union Gas Limited of Chatham, Ontario, a natural gas distribution, storage and transmission company, and BCTC, the entity responsible for managing British Columbia’s publicly-owned electrical transmission system, as well as her board experience at Hydro One Inc., one of North America’s largest electricity delivery companies, and Canadian Pacific Railway Limited, and her prior board experiences at AEGIS, Encana Corporation, Postmedia Network Canada Corp., and BC Ferries, position her to advise management on a wide range of natural gas and energy industry-specific strategic and regulatory matters, including large project development and other business matters. In addition, Ms. Peverett’s other board experiences, including as Chair of the audit committees of CIBC, a leading North American financial institution with almost 11 million personal banking and business customers, and Canadian Pacific Railway Limited, a former chair of the audit committee of Encana Corporation, and a former audit committee member of Postmedia Network Canada Corp., enable her to provide effective oversight of management and insight into a wide variety of corporate governance and financial matters. Ms. Peverett also has extensive knowledge of and training in finance and accounting matters, which strengthens the Board’s collective knowledge, capabilities and experience.

Kenneth Thrasher

Chairman of the Board, Compli Corporation, Portland, Oregon

Age: 68

Director since: 2005

Board Committees: Public Affairs and Environmental Policy (Chair), Audit, and Organization and Executive Compensation

Mr. Thrasher served as Chairman and Chief Executive Officer of Alternative Legal Solutions, Inc. (dba Compli), a software solution provider for management of compliance in employment, regulatory, environmental, health and safety, and corporate governance practices from 2002 through December 2009, when he relinquished his position as Chief Executive Officer and continued to serve as Chairman of the Board. Prior to joining Compli, Mr. Thrasher served 19 years in executive positions with Fred Meyer, Inc., a division of The Kroger Co., including serving as President and Chief Executive Officer from 1999 to 2001, as Executive Vice President and Chief Administrative Officer from 1997 to 1999, and as Senior Vice President and Chief Financial Officer from 1987 to 1997. Mr. Thrasher serves as Chairman of Compli, as well as serving as a member of Compli’s audit and compensation committees. He also serves on the board of directors of the Jensen Growth Fund, and is Chair of its audit committee. Mr. Thrasher is also Chairman of College Possible Portland, a director and member of the finance and audit committees of Education Northwest (formerly Institute for Youth Success and Oregon Mentors), a director of the Children’s Institute and the OSU College of Business Dean’s Council of Excellence, and is a member of the Cradle to Career Council of All Hands Raised, as well as a senior director of the Oregon Business Council. Mr. Thrasher has previously served on the board of directors of GSL Solutions, Inc., Friends of the Children, Portland State University Foundation, Albertina Kerr Centers, Portland Art Museum and the Oregon Coast Aquarium. Mr. Thrasher earned a Bachelor of Science degree in Business Administration from Oregon State University.

Mr. Thrasher brings to the NW Natural Board a wide range of leadership experiences in both the public and private sectors. Mr. Thrasher’s service as an executive at Fred Meyer, Inc. positions him to provide oversight of management on a wide variety of strategic, financial, and public company matters, including, but not limited to, large project development and acquisitions. Mr. Thrasher’s service as an executive, Chairman, member of the audit and compensation committees of Compli, and member of finance and audit committees of Education Northwest enables him to advise management on matters of compliance, regulation, human capital management, executive compensation and corporate governance. Mr. Thrasher’s cumulative experience has led the Board to determine that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Thrasher’s other professional experiences, particularly his community and government related experience, provide insight with respect to government, community and media relations, all of which strengthen the Board’s collective knowledge, capabilities and experience.

Class III

(Term ending in 2020)

David H. Anderson Director, President and Chief Executive Officer, NW Natural, Portland, Oregon Age: 56 Director since: 2016 Board Committees: None

Mr. Anderson is NW Natural’s President and Chief Executive Officer. He previously served as President and Chief Operating Officer from August 2015 to July 2016, as Executive Vice President and Chief Operating Officer from February 2014 to July 2015, as Executive Vice President of Operations and Regulation from February 2013 to February 2014, and as Senior Vice President and Chief Financial Officer from when he joined the Company in 2004 to February 2013. Before joining NW Natural, Mr. Anderson was Senior Vice President and Chief Financial Officer at TXU Gas. He previously held executive positions within TXU Corporation (formerly Texas Utilities) including Senior Vice President and Chief Accounting Officer, and Vice President of Investor Relations and Shareholder Services.

Mr. Anderson serves as a director on the NW Natural Board, as well as serving on the Board of Directors of the American Gas Association (AGA), American Gas Foundation, and the Portland State University (PSU) Foundation. He also is Chair of the AGA’s Audit Committee, Co-Chair of the AGA’s Carbon Policy Task Force, a board trustee of the American Gas Foundation and a director of the Oregon Business Council, Portland Business Alliance, and Greater Portland Inc. He is also a member of SOLVE Founders’ Circle. Mr. Anderson is a past board member of the Northwest Gas Association, and a past president of The Oregon Partnership, Inc. (Lines for Life). Mr. Anderson is also a past chair of AGA Finance Committee, AGA Fiscal and Tax Committee, the Associated Oregon Industries (AOI) Fiscal Policy Committee, and PSU Foundation Investment Committee, and is a past advisory board member for PSU School of Business and Oregon Department of Education Business Advisory Team. Mr. Anderson holds a BBA in Accounting from Texas Tech University and is a CPA (ret.) and CGMA.

Mr. Anderson serves a key leadership role on the NW Natural Board and provides the Board with in-depth knowledge of each area of NW Natural’s business, its finance and operations, the energy industry generally, and the Company’s challenges and opportunities. He acts as the principal intermediary between management and the independent directors of our Board, and communicates to the Board management’s perspective on important matters brought before the Board. Mr. Anderson’s 14 years with NW Natural, his over 30 years’ experience in the energy industry, and his extensive involvement with the AGA and Northwest Gas Association enable him to bring to the Board a comprehensive understanding of the Company’s business operations as well as matters relating to the energy industry generally. Mr. Anderson’s service on local business, educational, charitable and public service boards provide an important connection between NW Natural and the communities it serves. Additionally, his extensive experience in finance and operations provides important perspectives with respect to the Company’s business, operations, and financial positioning, as well as with respect to the communities the Company serves. Mr. Anderson’s combined professional skills and insights from his position as President and Chief Executive Officer, as well as his previous executive positions with NW Natural, strengthen the Board’s collective knowledge, capabilities and experience.

Martha L. “Stormy” Byorum

Chief Executive Officer of Cori Investment Advisors, LLC, New York, New York

Age: 69

Director since: 2004

Board Committees: Finance (Chair), Audit, Governance, and Public Affairs and Environmental Policy (Ex Officio)

Ms. Byorum has been the Chief Executive Officer of Cori Investment Advisors, LLC, which was spun off from Violy, Byorum & Partners (VB&P), since 2003. VB&P was a leading independent strategic advisory and investment banking firm specializing in Latin America. Ms. Byorum is also a member of the Board of Directors of the publicly-traded Tecnoglass Inc., formerly known as Andina Acquisition Corporation, a position she has held since 2011, and is currently the Chair of the Tecnoglass Inc. audit committee. Since 2014, she also has been a board member of JELD-WEN Holding, Inc., a company that became publicly-traded in January 2017; she serves on the JELD-WEN Holding, Inc. audit committee as well. Ms. Byorum was Executive Vice President of Stephens, Inc., a private investment banking firm from 2005 to 2013, and Senior Managing Director of Stephens Cori Capital Advisors, a division of Stephens, Inc. from 2005 to 2012. Prior to co-founding VB&P in 1996, Ms. Byorum had a 24-year career at Citibank, where, among other roles, she served as Chief of Staff and Chief Financial Officer for Citibank’s Latin American Banking Group from 1986 to 1990, overseeing $15 billion of loans and coordinating activities in 22 countries. She was later appointed the head of Citibank’s U.S. Corporate Banking Business and a member of the bank’s Operating Committee and a Customer Group Head with global responsibilities. In addition to Ms. Byorum’s service as a director of the publicly-traded Tecnoglass Inc. and JELD-WEN Holding, Inc., she is a Life Trustee of Amherst College, and a Trustee Emeritus of the Folger Shakespeare Library. From 2001 until May of 2010, Ms. Byorum was a board member of Aeterna-Zentaris Laboratories, Inc., a publicly-traded biopharmaceutical company, and from 2007 until December 2011, she was a board member of M&F Worldwide Corp., a holding company operating four businesses, which was publicly-traded until December 2011. Ms. Byorum is a graduate of Southern Methodist University and the Wharton School at the University of Pennsylvania.

Ms. Byorum brings to the NW Natural Board more than 39 years of extensive experience in investment banking and public and private finance. Her multiple executive leadership roles at Stephens, Inc., Stephens Cori Capital Advisors, Cori Investment Advisors, LLC, VB&P and Citibank position her to advise NW Natural on a wide range of financial, strategic and governance matters. Ms. Byorum’s experience also allows her to provide insights in areas including, but not limited to, mergers and acquisitions, human capital management and diversity, and investor and media relations. Ms. Byorum’s current and prior service on other boards, including on M&F Worldwide Corp., Aeterna-Zentaris Laboratories, Inc., and JELD-WEN Holding, Inc., as well as Chair of the audit committee of Tecnoglass Inc., enables her to provide effective oversight of management and insight into a wide variety of public company operations and governance matters. Her cumulative experience has led the Board to determine that she is an “audit committee financial expert” as defined by the SEC rules. Ms. Byorum’s extensive finance and banking experience strengthens the Board’s collective knowledge, capabilities and experience.

John D. Carter Chairman of the Board, Schnitzer Steel Industries, Inc., Portland, Oregon Age: 72 Director since: 2002 Board Committees: Audit (Chair), Finance, and Governance

Mr. Carter served as President and Chief Executive Officer of Schnitzer Steel Industries, Inc. from May 2005 to December 2008 when he was appointed to his current position of Chairman of the Board. From 2002 to May 2005, he was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary of Bechtel Group, Inc., and other operating groups. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is Chairman of the Board of Schnitzer Steel Industries, Inc., and a director of FLIR Systems, Inc. Mr. Carter also previously served as a director and Chairman of the Board of privately-owned Kuni Automotive and as a director of privately-owned JELD-WEN, Inc., prior to it becoming publicly-traded in January 2017. In the United Kingdom, he served as a director of London & Continental Railways until February 2006, and, until December 2005, he served as a director of Cross London Rail Links, Ltd. Mr. Carter also serves on the board of The Nature Conservancy of Oregon and the Oregon Business Council. He is a former Chairman of the Oregon Business Plan and a former member of the board of Grow Oregon. Mr. Carter is a graduate of Stanford University and Harvard Law School.

Mr. Carter brings to the NW Natural Board a broad array of executive, leadership and board service experiences that contribute to the Board’s governance of the Company. Mr. Carter’s extensive executive senior management experiences, including his positions at Bechtel and as President and Chief Executive Officer of Schnitzer Steel Industries, Inc., as well as his other current and prior board service, including as Chairman of the Boards of Schnitzer Steel Industries, Inc. and Kuni Automotive, and as a director of FLIR Systems, Inc. and JELD-WEN, Inc., enable him to provide effective oversight of management and insight into a wide variety of strategic, corporate governance and financial matters, including, but not limited to, experience in large project development, acquisitions, human capital management, executive compensation, media and governmental relations, growth orientation, change management, and strategic direction. In addition, Mr. Carter’s tenure as General Counsel of Bechtel Group, Inc. and prior experience as a partner in a San Francisco law firm brings to the Board substantial legal and governance expertise. Mr. Carter also has extensive knowledge of finance and accounting matters, including through his service as President and Chief Executive Officer of Schnitzer Steel Industries, Inc. and Bechtel Enterprises, Inc., the finance and project development subsidiary of Bechtel Group, Inc., as a result of which, the Board has determined that he is an “audit committee financial expert” as defined by the SEC rules. Mr. Carter’s multifaceted skill set and professional experiences strengthen the Board’s collective knowledge, capabilities and experience.

C. Scott Gibson President, Gibson Enterprises, Jackson, Wyoming Age: 65 Director since: 2002 Board Committees: Organization and Executive Compensation (Chair), Governance, and Finance

Mr. Gibson has been President of Gibson Enterprises since its formation in 1992. In 1983, Mr. Gibson cofounded Sequent Computer Systems and served as its President from 1988 until March 1992 and as its President and Co-CEO from 1990 until March 1992. Before his tenure at Sequent, Mr. Gibson served as General Manager for the Memory Components Division of Intel Corporation. Mr. Gibson serves as a director of Qorvo, Inc., the surviving company of the TriQuint Semiconductor merger, and Pixelworks, Inc. He has previously served as a director of Radisys Corporation, Verigy Pte. Ltd. and TriQuint Semiconductor, and as a member of the Board of Trustees of Franklin W. Olin College of Engineering. Mr. Gibson also serves as a member of the Board of Trustees of the St. Johns Medical Center and the Community Foundation of Jackson Hole in Jackson Hole, Wyoming. Mr. Gibson earned a Bachelor of Science degree in Electrical Engineering and a Masters in Business degree from the University of Illinois. He is currently a National Association of Corporate Directors (NACD) Leadership Fellow, having completed the NACD’s program for corporate directors.

Mr. Gibson brings to the NW Natural Board extensive experience as a director of publicly-traded companies, including Qorvo, Inc., Pixelworks, Inc. and, formerly Radisys Corporation, TriQuint Semiconductor and Verigy Pte. Ltd. He is a professional public company and non-profit board member, dedicating all his work hours to the boards and companies on which he serves. Based on this experience and other professional experiences, Mr. Gibson is able to deliver important insights to our management and other directors on subjects ranging from management oversight to growth orientation, change management and strategic direction. In particular, Mr. Gibson’s service as an audit committee member of Qorvo, Inc., and Pixelworks, Inc., and formerly Radisys Corporation, TriQuint Semiconductor and Verigy Pte. Ltd. highlight Mr. Gibson’s substantial experience in finance and accounting matters and position Mr. Gibson to provide important guidance to the Board on matters of accounting, finance, and corporate governance. Additionally, Mr. Gibson’s current service on the governance committees of Qorvo, Inc., and Pixelworks, Inc. and formerly Radisys Corporation, as well as the compensation committees of Pixelworks, Inc. and formerly Radisys Corporation, TriQuint Semiconductor and Verigy Pte. Ltd., enables him to substantially contribute to Board matters involving executive compensation, human capital management, and general corporate governance. Mr. Gibson’s broad and varied public company leadership service strengthens the Board’s collective knowledge, capabilities and experience.

CORPORATE GOVERNANCE

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meeting Attendance

The Board of Directors conducts its annual organization meeting on the same date as the Annual Meeting of Shareholders, which all of the directors are encouraged to attend. In 2017, all of our directors, except Mr. Dodson, attended the Annual Meeting of Shareholders.

During 2017, there were six meetings of our Board, each of which included an executive session of non-management directors. No director attended fewer than 75 percent of the aggregate meetings of our Board and Committees on which he or she served.

Independence

The Board of Directors has adopted Director Independence Standards to comply with New York Stock Exchange (NYSE) rules. The Director Independence Standards, amended September 26, 2013, are available at www.nwnatural.com and are available in print to any shareholder who requests them. No director is deemed independent unless the Board affirmatively determines that the director has no material relationship with NW Natural either directly or as a partner, shareholder or officer of an organization that has a relationship with NW Natural. The Board applies NW Natural’s Director Independence Standards as well as additional qualifications prescribed under the listing standards of the NYSE and applicable state and federal statutes. Annually, the Board determines whether each director meets the criteria of independence, including whether the members of the Governance, Audit and Organization and Executive Compensation Committees (OECC) satisfy the independence requirement for service on those committees. As of February 22, 2018, the Board determined that nine of the ten directors met the independence criteria. They are directors Boyle, Byorum, Carter, Dodson, Gibson, Hamachek, Peverett, Thrasher and Wasson.

Board Nominations

The Board is responsible for selecting candidates for Board membership and the Governance Committee has been assigned the responsibility of recommending to the Board of Directors nominees for election as directors. The Governance Committee, with recommendations and input from the Chairman of the Board, the Chief Executive Officer and other directors, evaluates the qualifications of each director candidate in accordance with the Director Selection Criteria established by the Board. Candidates for director nominees are reviewed in the context of the current composition and diversity of the Board, the operating requirements and existing and prospective business environment faced by NW Natural, NW Natural’s business strategy, and the long-term interests of shareholders. Director candidates must be able to make a significant contribution to the governance of NW Natural by virtue of their business and financial expertise, educational and professional background, and current or recent experience as a chief executive officer or other senior leader of a public company or other relevant organization. The business discipline that may be sought at any given time will vary depending on the needs and strategic direction of our Company and the disciplines represented by our incumbent directors. In addition, the Governance Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. In conducting its assessment, the Governance Committee considers a variety of criteria, including, but not limited to, the candidate’s integrity, reputation, judgment, knowledge, experience, commitment, skills, diversity and independence.

Shareholder Nominations

Shareholders’ recommendations for director-nominees may be submitted to NW Natural’s Corporate Secretary for consideration by the Governance Committee. In evaluating shareholder recommendations for director-nominees, the Governance Committee applies the same Director Selection Criteria discussed above. NW Natural’s Restated Articles of Incorporation provide that no person, except those nominated by the Board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination, together with the written consent of the nominee, shall be received from a shareholder of record entitled to vote at such election by the Corporate Secretary of NW Natural on or before the later of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of the notice of that meeting.

Diversity

As indicated above, NW Natural’s Director Selection Criteria includes a consideration of diversity as one factor in evaluating candidates for Board membership. The Board believes that diversity with respect to factors such as background, experience, skills, geographic location, race and gender are important considerations in Board composition. The Governance Committee discusses diversity considerations in connection with each director candidate, as well as on a periodic basis in connection with the composition of the Board as a whole. In addition, the Governance Committee and the Board conduct formal self-evaluations each year that include an assessment of whether the Governance Committee and the Board have adequately considered diversity, among other factors, in identifying and discussing director candidates. The Governance Committee believes that, as a group, the nominees presented for election at the 2018 Annual Meeting of Shareholders contribute to the Board’s diverse range of backgrounds, experiences and perspectives.

Board Leadership Structure

The current Board leadership structure separates the roles of Chairman and Chief Executive Officer (CEO). The Board evaluates its leadership structure and role in risk oversight on an ongoing basis. The decision to combine or separate the Chairman and CEO roles is determined on the basis of what the Board considers to be best for NW Natural at any given point in time. Currently, the independent Chair of the Board meets regularly with the CEO and the Corporate Secretary to discuss appropriate business to come before the Board and its committees and actively recommends agenda items for Board meetings. NW Natural’s Board is structured to promote independence. The directors of the Board meet regularly in executive sessions at which the independent Board Chairman presides and only the non-management directors are present. Under NW Natural’s bylaws, the Governance Committee, Audit Committee and OECC must be composed entirely of independent directors and, under its charter, the Finance Committee must have a majority of independent directors. All committees have an independent chair that works with the executive officer primarily responsible for work with that committee and the Corporate Secretary to discuss appropriate business to come before the committee, and to recommend agenda items for that committee. The Board of Directors believes its leadership structure provides for appropriate independence between the Board and management.

The Governance Committee and the Board annually review the Corporate Governance Standards, which can be accessed electronically in the “Corporate Governance” section of NW Natural’s website at www.nwnatural.com, and the performance of the Board is reviewed annually by the members of the Board. The Corporate Governance Standards describe the Board’s primary responsibilities, which include oversight of NW Natural’s mission, and key programs that enable the Board to assess and manage material risks, including, but not limited to, risks related to business continuity, operational matters, strategic planning and business development, environmental matters, business improvement and information technology, market competition, corporate organizational structure and governance, legislative and regulatory risk and compliance, financial performance, business integrity and compliance, workforce and employee benefits, compensation and CEO succession.

Committees

There are five standing committees of the Board: Audit, Finance, Governance, OECC, and Public Affairs and Environmental Policy. Each of the standing committees operates according to a formal written charter, all of which are reviewed annually and are available at www.nwnatural.com. Copies of the charters are also available in print to any shareholder upon request. The performance of each committee is reviewed annually. Each committee may obtain advice and assistance from internal or external legal, accounting or other advisors, when appropriate. Each committee has the opportunity to meet in executive session with non-management directors at the end of each committee meeting; the independent chair of the committee presides at these sessions. Each committee regularly reports to the full Board of Directors.

Board and Committees

Director	Board	Audit[2]	Organization and Executive Compensation	Governance	Finance	Public Affairs
David H. Anderson	X
Timothy P. Boyle	X					X
Martha L. “Stormy” Byorum	X	X		X	Chair	Ex Officio[1]
John D. Carter	X	Chair		X	X
Mark S. Dodson	X				X	X
C. Scott Gibson	X		Chair	X	X
Tod R. Hamachek	Chair	X		Chair
Jane L. Peverett	X		X			X
Kenneth Thrasher	X	X	X			Chair
Malia H. Wasson	X	X	X
Number of Total Meetings in 2017	6	6	4	5	3	2
(1)

Ms. Byorum also serves as a voting member of the Public Affairs and Environmental Policy Committee for purposes of its oversight of the Company’s environmental liability and insurance recovery matters.

(2)

Based on its review of relevant information, the Board has determined that each of Messrs. Carter and Thrasher and Ms. Byorum and Ms. Wasson is an “audit committee financial expert,” and that each member of the Audit Committee is “independent” as those terms are defined under applicable Securities and Exchange Commission (SEC) rules.

Audit Committee

The Audit Committee is responsible for overseeing matters relating to accounting, financial reporting, internal controls, auditing, the Company’s information technology systems, NW Natural’s Enterprise Risk Management process, business continuity and disaster planning, capital projects and contingencies, the Company’s Business Integrity Hotline, the Company’s Business Integrity Program, and material litigation. The Audit Committee is also responsible for the appointment, oversight and review of the Director of Internal Audit as well as the independent registered public accounting firm, and reviews the audit findings and other internal accounting control matters with the independent auditor. A more detailed description of the Audit Committee’s responsibilities is included in the “Report of the Audit Committee,” below.

Finance Committee

The Finance Committee is responsible for reviewing strategies and making recommendations to the Board with respect to NW Natural’s financing programs, budgets and forecasts, financial policy matters and material regulatory issues. The Finance Committee also provides oversight of the Company’s investor relations program and credit agency relationships, as well as the Company’s retirement committee.

Governance Committee

The Governance Committee is empowered, during intervals between Board meetings, to exercise all of the authority of the Board in the management of NW Natural, except as otherwise may be provided by law. The Governance Committee, which serves as the nominating committee, makes recommendations to the Board regarding nominees for election to the Board, establishes criteria for Board and committee membership and policies that govern the Board’s activities, reviews and recommends to the Board governance policies and structure including the Corporate Governance Standards discussed below, and evaluates Board and individual director performance. It also considers any questions of possible conflicts of interest of Board members and senior executives and, jointly with the OECC, considers CEO succession plans.

Organization and Executive Compensation Committee

The Organization and Executive Compensation Committee (OECC) oversees and reviews plans and preparations for talent succession and the transfer of knowledge and expertise of the Company’s workforce; with input from the full Board reviews the performance of the CEO; considers the performance of other executive officers; and makes recommendations to the Board relating to executive compensation programs and benefit plans, as well as monitoring risks related to such plans and programs. In addition to those matters delegated to the OECC by the Board, the OECC also makes recommendations to the Board regarding Board compensation, and organization and executive succession matters. Each member of the OECC meets the criteria for a “non-employee director” under applicable SEC rules and the criteria for “outside directors” under Section 162(m) of the Internal Revenue Code of 1986 (Internal Revenue Code), to the extent such characterization is applicable for taxable years beginning after December 31, 2017. For additional information regarding the OECC, see “Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC,” below, and for additional information regarding Internal Revenue Code Section 162(m), see “Executive Compensation—Compensation Discussion and Analysis—Tax Deductibility of Compensation,” below.

Public Affairs and Environmental Policy Committee

The Public Affairs and Environmental Policy Committee reviews and monitors NW Natural’s significant regulatory matters as well as NW Natural’s policies and practices relating to significant public and political issues that may impact our business operations, financial performance or public image. The Public Affairs and Environmental Policy Committee oversees our programs and policies relating to civic, charitable and community affairs, safety, diversity and equal employment opportunities. It also reviews and recommends to the Board appropriate environmental policies and informs the Board concerning our sustainability efforts and the status of our compliance with environmental regulations, as well as oversees our administrative and litigation matters related to our environmental liabilities. The Public Affairs and Environmental Policy Committee makes recommendations to the Board to ensure that we fulfill our objectives in a manner consistent with the responsibilities of good corporate citizenship.

Board’s Role in Risk Oversight

NW Natural’s management is responsible for the day-to-day management of risks faced by the Company, while the Board of Directors, collectively and through its committees, has responsibility for the oversight of risk management. The Board periodically reviews its committee oversight authority to ensure the Board has adequate visibility and oversight of the Company’s key areas of risk.

NW Natural’s independent Audit Committee, which regularly reports to the full Board, has primary responsibility for oversight and evaluation of the Company’s policies with respect to significant risks and exposures faced by the Company and the procedures for assessing, monitoring and managing those risks. Under the terms of its charter, the Audit Committee’s duties include responsibility for oversight of the independent auditor, internal audit, and financial reporting, including the Code of Ethics and its system for review and treatment of hotline complaints regarding accounting or financial irregularities as well as other compliance and integrity violations. The Audit Committee also reviews NW Natural’s annual and quarterly financial filings, including the disclosure of NW Natural’s risk factors. The Audit Committee also has oversight responsibility for the Company’s annual Enterprise Risk Management assessment process. In fulfilling its risk oversight function, the Audit Committee periodically, and as needed, discusses key risks with NW Natural’s President and Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, Chief Compliance Officer, legal counsel, internal auditors, and the Company’s independent registered public accounting firm.

NW Natural’s Board manages executive organization and succession planning, and executive compensation oversight risk responsibility through the independent OECC, which regularly reports to the full Board. Under the terms of its charter, the OECC is responsible for overseeing the Company’s executive organization and executive officer succession planning to manage risks associated with the transfer of knowledge and expertise of NW Natural’s workforce as aging employees retire. Additionally, under the terms of its charter, the OECC is responsible for overseeing the Company’s executive compensation programs and plans to ensure consistency with corporate objectives and its compensation philosophy. In fulfilling its compensation risk oversight function, the OECC discusses with its outside consultant key compensation design elements of the Company’s compensation plans and awards, including, but not limited to, whether those plans and awards properly incentivize executive performance, attract and promote retention of valuable executives, and disincent inappropriate risk-taking. For additional information regarding the OECC oversight of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis—Detailed Discussion and Analysis—Executive Compensation Roles and Responsibilities—OECC” below.

In addition to receiving regular reports from the Audit Committee and the OECC with respect to its risk oversight responsibilities, the Board reviews key risks associated with the Company’s strategic plan at its annual strategic planning session and periodically throughout the year. Other committees having a significant risk oversight role include the Finance Committee, which has primary responsibility for the financial strategy and policies of the Company, including risk oversight of its capital structure and liquidity; the Public Affairs and Environmental Policy Committee, which has primary responsibility for overseeing the Company’s strategy related to the Company’s current and potential environmental liabilities, as well as legislative and regulatory risks; and the Governance Committee, which oversees risks related to corporate governance matters. In addition, management attends Board and committee meetings and regularly discusses with the Board and the committees various risks confronting the Company.

OECC Engagement of Compensation Consultant

For 2017, the OECC engaged Pay Governance, an independent compensation consulting firm (Consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of executive compensation programs. The Consultant reports directly to the OECC Chair. At the direction and under the guidance of the OECC Chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation and executive programs to submit to the OECC for its consideration.

The OECC reviews the engagement of its independent executive compensation consultant on a periodic basis, and as part of that process reviews a summary of all services provided to NW Natural by the consultant, the percentage of the total fees paid by NW Natural in relation to the total revenues of consulting firm, any business or personal relationships the consulting firm or the consultant may have with any member of the OECC or any executive officer of NW Natural, NW Natural stock owned by the consultant or the consulting firm, and internal policies and procedures of the consulting firm in place to maintain the objectivity, independence and separation between compensation consulting and investment advisory services, including, but not limited to the consulting firm’s code of business conduct requirement that all the consulting firm’s associates must report any potential conflicts of interest. Pay Governance does not provide any services to NW Natural other than executive compensation consulting.

CORPORATE GOVERNANCE STANDARDS

The Board of Directors maintains Corporate Governance Standards that provide NW Natural and its Board of Directors with guidelines designed to ensure business is conducted with the highest level of integrity. The Corporate Governance Standards are reviewed annually by the Governance Committee to determine if changes should be recommended to the Board of Directors. The Corporate Governance Standards, amended December 21, 2017, are available at www.nwnatural.com, and in print to any shareholder who requests a copy. Among other matters, the Corporate Governance Standards include the following guidelines:

•

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee will then determine whether to recommend acceptance of, and the Board of Directors will decide whether to accept, such resignation.

•	Open and complete director access to NW Natural’s senior management, and Board and committee access to independent counsel, accountants or other advisors, as appropriate.
•	Director orientation and continuing education expectations to familiarize and enable directors to develop and maintain skills necessary or appropriate for the performance of their duties.

•	The Board and committee structure and function, including expectations for meeting attendance and preparation.
•	Annual CEO report to the Board regarding succession planning and talent management development.
•	OECC recommendations regarding director compensation. Directors who are also employees of NW Natural receive no additional compensation for their service as directors.
•	Annually, the Board reviews and approves the strategic plan and one-year capital expenditure plans.
•	The Board provides an opportunity for an executive session of non-management directors at the end of each Board meeting; the Chair of the Board presides at these executive sessions.

The Code of Ethics is available at www.nwnatural.com. Copies are also available in print to any shareholder who requests a copy. In addition, the Board of Directors has adopted procedures for the receipt, retention and treatment of concerns of our employees, shareholders, customers and other interested parties regarding accounting, financial reporting, internal controls, auditing or other matters. Concerns may be submitted in writing to the non-management directors of NW Natural, c/o Corporate Secretary, 220 NW Second Avenue, Portland, OR 97209. Employees and other third parties may also submit concerns anonymously pursuant to the Integrity Hotline at NWNIntegrity.com or 1-866-546-3696, also located at our external and internal websites. Our Director of Internal Audit handles matters reported on the hotline in coordination with our Chief Compliance Officer and both regularly report to the Audit Committee regarding hotline activity and the Chief Compliance Officer regularly reports to the Audit Committee regarding the Business Integrity program.

The Corporate Secretary will refer concerns that come directly before the Corporate Secretary and Chief Compliance Officer relating to accounting, financial reporting, internal controls or auditing matters to the Chair of the Audit Committee. The Corporate Secretary also regularly reports to the Governance Committee regarding concerns submitted to the non-management directors of NW Natural, if any.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires NW Natural’s directors and executive officers to file initial reports of ownership and changes in ownership of NW Natural common stock with the SEC. Based solely on a review of the copies of reports furnished to us and written representations that no other such reports were required, we believe all directors and executive officers timely filed all reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, except the Form 4 filed by the Company on behalf of Mr. C. Scott Gibson, dated as of January 12, 2017. The stock distribution of 268 shares from Directors Deferred Compensation Plan was omitted on the Form 4 dated January 12, 2017 due to administrative error, resulting in the filing of an amended Form 4 on November 8, 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no “Compensation Committee interlocks” or “insider participation,” which SEC regulations or NYSE listing standards require to be disclosed in this Proxy Statement-Prospectus.

TRANSACTIONS WITH RELATED PERSONS

The Board adopted a written policy on the review of related person transactions (Transactions with Related Persons Policy) specifying certain transactions that involve directors, nominees, executive officers, significant shareholders and certain other related persons in which NW Natural is or will be a participant, and that are of the type required to be reported as a related person transaction under Item 404(a) of SEC Regulation S-K, must be reviewed by the Audit Committee. Pursuant to its charter, the Audit Committee is responsible for reviewing related person transactions.

Under the Transactions with Related Persons Policy, the Audit Committee reviews the material facts and circumstances of any transaction that may require reporting under Item 404(a) of SEC Regulation S-K to determine: (i) whether or not the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party; or (ii) whether or not the transaction is otherwise in the best interest of the Company. Upon review of a transaction, the Audit Committee may approve or disapprove the transaction and direct the officers of the Company to take appropriate action. In the event the Audit Committee is not otherwise convening, the transaction may be approved or ratified by the majority of disinterested members of the Board of Directors. We are not aware of any transactions entered into during the last fiscal year that did not follow the procedures outlined in the policy.

Compensation to Spouse of an Executive Officer

Ted Smart, the husband of Lea Anne Doolittle, Senior Vice President and Chief Administrative Officer, has been an employee of NW Natural since February 2006. In November 2006, Mr. Smart moved from his position as a senior auditor to purchasing manager. Ms. Doolittle was not involved in decisions regarding Mr. Smart’s hiring, promotion or compensation. Compensation paid to Mr. Smart in 2017 was approximately $212,000 and is expected to be approximately $165,000 in 2018. Mr. Smart reports to the Senior Vice President and Chief Financial Officer. Compensation paid to Mr. Smart is reviewed periodically by the Audit Committee in accordance with our Transactions with Related Persons Policy.

Certain Legal Fees

Ms. Shawn M. Filippi, Vice President, Chief Compliance Officer and Corporate Secretary, is married to a Co-Managing Partner of the Portland office of Stoel Rives LLP. For many years prior to Ms. Filippi’s employment at NW Natural, the Company engaged the law firm Stoel Rives LLP as outside legal counsel. The Company continues to engage Stoel Rives LLP from time to time, and intends to do so in the future. Total fees paid to Stoel Rives LLP in 2017 were approximately $1,077,000. Ms. Filippi’s husband is not compensated by Stoel Rives LLP based on work performed for the Company and does not routinely work on Company matters. Furthermore, his interest is less than 1% of Stoel Rives’ partnership allocation and the annual fees paid by the Company to Stoel Rives LLP in 2017 represented less than 1% of Stoel Rives LLP’s annual gross revenues.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN

BENEFICIAL OWNERS

The following table shows ownership of common stock of NW Natural on December 31, 2017 by each person who, to our knowledge, owned beneficially more than 5 percent of NW Natural common stock, as set forth in a Schedule 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,747,717[1]	13.10%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,880,332[2]	10.03%

(1)

Based on information set forth in Schedule 13G/A filed January 23, 2018 with the SEC by BlackRock, Inc., the reporting person has sole dispositive power as to the total amount of beneficial ownership, and sole power to vote or direct the vote of 3,686,892 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 60,825 shares reported on the Schedule 13G/A.

(2)

Based on information set forth in Schedule 13G/A filed January 10, 2018 with the SEC by The Vanguard Group, Inc., the reporting person reports that it has sole power to dispose of or to direct the disposition of 2,839,801 shares, shared power to dispose of or to direct the disposition of 40,531 shares, sole power to vote or direct the vote of 35,475 shares and shared power to vote or direct the vote of 11,231 shares. The filing does not clarify the reporting person’s power to vote with respect to the remaining 2,833,626 shares reported on the Schedule 13G/A.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is certain information with respect to beneficial ownership of NW Natural’s common stock as of December 31, 2017 by all directors and nominees, each of the Named Executive Officers (NEOs) included in the Summary Compensation Table below and all directors, NEOs, and executive officers as of December 31, 2017 as a group. If a person’s options are not exercisable within 60 days of December 31, 2017, or the person holds shares in a deferred compensation account and those shares are not scheduled for distribution within 60 days of December 31, 2017 in the event they terminated their service on December 31, 2017, or they hold any other rights to acquire NW Natural common stock that are not vested and will not vest by 60 days after December 31, 2017, such options, shares or rights are not included in the table, but are included in the footnotes below.

Name of Beneficial Owners	Number of Shares[1]	Percent of Outstanding Common Stock
Named Executive Officers
David H. Anderson (also a director)	87,297[2]	*
Frank H. Burkhartsmeyer	1,879[3]	*
Brody J. Wilson	3,439[4]	*
MardiLyn Saathoff	12,116[5]	*
Lea Anne Doolittle	23,900[6]	*
Justin B. Palfreyman	759[7]	*
Directors
Timothy P. Boyle	20,419[8]	*
Martha L. “Stormy” Byorum	8,424[9]	*
John D. Carter	54,811[10]	*
Mark S. Dodson	15,045[11]	*
C. Scott Gibson	5,380[12]	*
Tod R. Hamachek	9,599[13]	*
Jane L. Peverett	20,960[14]	*
Kenneth Thrasher	7,607[15]	*
Malia H. Wasson	3,666[16]	*
All directors and executive officers as a group (22 in number)	341,308[17]	1.188%†
*	The total for each individual is less than 1.0 percent.
†	Based on the total number of shares beneficially owned on December 31, 2017 (including shares owned as of December 31, 2017, options exercisable within 60 days after December 31, 2017, shares underlying the Restricted Stock Units (RSUs) under the Long Term Incentive Plan (LTIP) that vested within 60 days after December 31, 2017, and shares held in deferred compensation accounts that would be received by directors and officers within 60 days of December 31, 2017, if the director or officer ceased service with NW Natural on that date).
(1)

Unless otherwise indicated, beneficial ownership includes both sole voting power and sole investment power. Shares under the Directors Deferred Compensation Plan (DDCP), the Executive Deferred Compensation Plan (EDCP) and the Deferred Compensation Plan for Directors and Executives (DCP) that would be received by directors, NEOs and all directors and executive officers as a group within 60 days of December 31, 2017, if the director, NEO, or all executive officers and directors as a group ceased service with NW Natural on that date are included in the table. Unvested RSUs and the remaining shares under the DDCP, EDCP and DCP are not included in the table as they represent under the terms of the plans rights to receive shares that would not be distributed until a date that is later than 60 days after December 31, 2017; such shares are more fully disclosed in the footnotes below with respect to each beneficial owner named in table.

(2)

Includes 421 shares held directly by Mr. Anderson, 63,482 shares held jointly with Mr. Anderson’s spouse, 19,000 shares which Mr. Anderson has the right to acquire within 60 days through the exercise of options under the Restated Stock Option Plan (Restated SOP), 3,425 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 969 shares held indirectly under the Retirement K Savings Plan (401(k) Plan). Does not include 6,075 shares issuable under unvested RSUs with performance threshold under the LTIP, and 11,472 shares credited to Mr. Anderson’s account under the DCP.

(3)

Includes 375 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 1,504 shares issuable under time-based RSUs within 60 days under the LTIP. Does not include 1,125 shares issuable under unvested RSUs with performance threshold under the LTIP, and 4,512 shares issuable under unvested time-based RSUs under the LTIP.

(4)

Includes 2,583 shares held directly by Mr. Wilson, 705 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 151 shares held indirectly under the 401(k) Plan. Does not include 1,000 shares issuable under unvested RSUs with performance threshold under the LTIP, and 184 shares credited to Mr. Wilson’s account under the DCP.

(5)

Includes 2,678 shares held directly by Ms. Saathoff, 7,000 shares which Ms. Saathoff has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,385 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 1,053 shares held indirectly under the 401(k) Plan. Does not include 2,400 shares issuable under unvested RSUs with performance threshold under the LTIP, 3,100 shares issuable under unvested time-based RSUs under the LTIP, and 3,746 shares credited to Ms. Saathoff’s account under the DCP.

(6)

Includes 2,114 shares held directly by Ms. Doolittle, 397 shares held directly by Ms. Doolittle’s spouse, 11,000 shares which Ms. Doolittle has the right to acquire within 60 days through the exercise of options under the Restated SOP, 1,238 shares issuable to Ms. Doolittle under RSUs with performance threshold within 60 days under the LTIP, 71 shares issuable to Ms. Doolittle’s spouse under RSUs with performance threshold within 60 days under the LTIP, 35 shares credited to Ms. Doolittle’s account under the EDCP, 8,709 shares Ms. Doolittle held indirectly under the 401(k) Plan, and 336 shares held indirectly under the 401(k) Plan by her spouse. Does not include 1,719 shares issuable to Ms. Doolittle under unvested RSUs with performance threshold under the LTIP, 115 shares issuable to Ms. Doolittle’s spouse under unvested RSUs with performance threshold under the LTIP, 3,299 shares credited to Ms. Doolittle’s account under the DCP, and 518 shares credited to Ms. Doolittle’s account under the EDCP.

(7)

Includes 243 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 516 shares issuable under time-based RSUs within 60 days under the LTIP. Does not include 729 shares issuable under unvested RSUs with performance threshold under the LTIP, and 2,064 shares issuable under unvested time-based RSUs under the LTIP.

(8)

Includes 1,081 shares held directly by Mr. Boyle as sole trustee and trustor of Mr. Boyle’s revocable living trust, 18,892 shares credited to Mr. Boyle’s account under the DCP, and 446 shares credited to Mr. Boyle’s account under the DDCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP, and 4,018 shares credited to Mr. Boyle’s account under the DDCP.

(9)	Includes 8,424 shares credited to Ms. Byorum’s account under the DCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP.
(10)

Includes 13,238 shares held directly by Mr. Carter, of which 5,000 shares are held under Mr. Carter’s individual retirement account, 34,249 shares credited to Mr. Carter’s account under the DCP, and 7,324 shares credited to Mr. Carter’s account under the DDCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP, and 13,860 shares credited to Mr. Carter’s account under the DCP.

(11)

Includes 523 shares held directly by Mr. Dodson, 10,542 shares held in a trust for Mr. Dodson’s spouse, and 3,980 shares credited to Mr. Dodson’s account under the DCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP.

(12)

Includes 5,103 shares credited to Mr. Gibson’s account under the DCP, and 277 shares credited to Mr. Gibson’s account under the DDCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP, 11,343 shares credited to Mr. Gibson’s account under the DCP, and 2,215 shares credited to Mr. Gibson’s account under the DDCP.

(13)

Includes 6,666 shares held directly by Mr. Hamachek, 208 shares held directly by Mr. Hamachek’s spouse, 477 shares credited to Mr. Hamachek’s account under the DCP, and 2,248 shares credited to Mr. Hamachek’s account under the DDCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP, 4,326 shares credited to Mr. Hamachek’s account under to the DCP, and 20,232 shares credited to Mr. Hamachek’s account under the DDCP.

(14)

Includes 1,523 shares held directly by Ms. Peverett, and 19,437 shares credited to Ms. Peverett’s account under the DCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP.

(15)

Includes 3,500 shares held directly by Mr. Thrasher, 4,000 shares held jointly with Mr. Thrasher’s spouse and that secure a personal line of credit, and 107 shares credited to Mr. Thrasher’s account under the DCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP, and 428 shares credited to Mr. Thrasher’s account under the DCP.

(16)	Includes 3,666 shares credited to Ms. Wasson’s account under the DCP. Does not include 328 shares issuable under unvested time-based RSUs under the LTIP.
(17)

Includes 66,007 shares held by executive officers not named above, of which 4,691 shares are held directly by these executive officers, 14,120 shares are held jointly with spouse, 25,300 are shares that the executive officers not named above have the right to acquire within 60 days through exercise of options under the Restated SOP, 3,711 shares issuable under RSUs with performance threshold within 60 days under the LTIP, and 18,185 shares are held indirectly under the 401(k) Plan. Does not include 5,894 shares issuable under unvested RSUs with performance threshold under the LTIP, 5,982 shares issuable under unvested time-based RSUs under the LTIP, and 4,458 shares credited to accounts of executive officers not named above under the DCP.

TOTAL OWNERSHIP OF COMMON STOCK BY DIRECTORS

AND EXECUTIVE OFFICERS

Set forth below is the total number of shares of NW Natural’s common stock owned, directly or indirectly, as of December 31, 2017 by all directors and nominees, each of the NEOs included in the Summary Compensation Table below, and all directors, NEOs, and executive officers as of December 31, 2017 as a group. This supplemental table is provided to illustrate each specified individual’s total ownership in NW Natural, specifically including all shares subject to unexercised options, subject to unvested RSUs, and credited to deferred compensation plan accounts that are excluded from the above table entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” as referenced in the footnotes to that table. Amounts included in this table are a different representation of the amounts included in the above table and footnotes entitled “Beneficial Ownership of Common Stock by Directors and Executive Officers,” and are not in addition to amounts included in that table.

Name of Owner	Total Number of Shares
Named Executive Officers
David H. Anderson (also a director)	104,844
Frank H. Burkhartsmeyer	7,516
Brody J. Wilson	4,623
MardiLyn Saathoff	21,362
Lea Anne Doolittle	29,551
Justin B. Palfreyman	3,552
Directors
Timothy P. Boyle	24,765
Martha L. “Stormy” Byorum	8,752
John D. Carter	68,999
Mark S. Dodson	15,373
C. Scott Gibson	19,266
Tod R. Hamachek	34,485
Jane L. Peverett	21,288
Kenneth Thrasher	8,363
Malia H. Wasson	3,994
All directors and officers as a group (22 in number)	459,074

EXECUTIVE COMPENSATION

REPORT OF ORGANIZATION AND EXECUTIVE COMPENSATION COMMITTEE

The Organization and Executive Compensation Committee of the Board of Directors (OECC) is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of executives by ensuring that the Chief Executive Officer and other senior executives are compensated appropriately and in a manner consistent with the stated compensation philosophy of NW Natural and the requirements of the appropriate regulatory authorities.

The OECC is responsible for producing this report and for providing input and guidance to management in the preparation of the Compensation Discussion and Analysis following this report. In fulfilling its responsibilities, the OECC has reviewed and discussed the Compensation Discussion and Analysis with management.

In reliance on the review and discussion referred to above, the OECC recommended to the Board of Directors (and it has approved and directed) that the Compensation Discussion and Analysis be included in this Proxy Statement-Prospectus and incorporated by reference into NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2017.

Respectfully submitted on February 22, 2018 by the Organization and Executive Compensation Committee of the Board of Directors:

C. Scott Gibson, Chair	Kenneth Thrasher
Jane L. Peverett	Malia H. Wasson

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes our compensation philosophy and practices, our compensation program design, the process used to evaluate performance in the context of executive pay decisions, and 2017 compensation results for each Named Executive Officer (NEO).

EXECUTIVE SUMMARY

Pay for Performance Alignment

2017 Company Performance

In 2017 NW Natural delivered strong utility results, with the highest customer growth rate in a decade and approximately 10 percent year-over-year increase in meters added. Management accomplished key growth initiatives while maintaining the Company’s focus on safety, reliability and customer service. Among other accomplishments of 2017, Management: implemented a core utility strategic plan focused on creating the platform for NW Natural to thrive in a low carbon environment and positioning natural gas to further reduce emissions in the region; effectively managed cleanup and cost recovery efforts related to the Company’s legacy environmental liabilities, including receipt of a Record of Decision from the Environmental Protection Agency with respect to the Portland Harbor; continued to collect revenues under the Company’s regulatory environmental site remediation and recovery mechanism (SRRM); successfully advanced or concluded other key regulatory dockets; prepared for and filed a general rate case in Oregon; concluded a multi-year Company headquarter evaluation project culminating in execution of a lease agreement for a more seismically resilient headquarters; rolled out important employee safety programs and improvements; advanced initiatives to attract and retain employees across the generational spectrum in anticipation of the continued trend of baby boomer retirements; completed key milestones in readying the Company’s business continuity efforts; deployed important technology and cybersecurity solutions; improved system safety, reliability and delivery capacity through completion of system reinforcement projects; progressed system improvements and upgrades at the Company’s liquefied natural gas facilities to improve performance and reliability; continued improvements in the customer acquisition process to ensure timely and smooth installation of new services; advanced the North Mist expansion project with completion of injection and withdrawal wells, major construction on the pipeline, and other key components of the project with the expectation of placing the facility into service during the fourth quarter of 2018; achieved first in the West and second in the nation for JD Power Residential Customer Satisfaction Study and first in the West for JD Power Business Customer Study; invested approximately $152 million in capital expenditures for customer growth and system improvements; and increased the dividend for the 62nd consecutive year. All of this was accomplished while lowering customer rates by approximately 6.4 percent in Oregon and 3.1 percent in Washington.

This was also a pivotal year for NW Natural with Management’s determination that the Gill Ranch Gas Storage Facility (Facility) is no longer central to the Company’s broader utility strategy, which is focused on stable, utility-type earnings growth for investors. During 2017 the Company completed a comprehensive strategic review process that evaluated various alternatives and potential enhancements for the Facility, including a potential sale. Information learned in that process, along with continued low projected gas storage values, required Management to re-evaluate the carrying value of the Facility under accounting rules. The result of that evaluation was a non-cash impairment of $192.5 million ($141.5 million after tax) (GRS Impairment).

In 2007, Gill Ranch, a wholly owned subsidiary of NW Natural, jointly with Pacific Gas and Electric Company (PG&E) made an investment decision to build the Facility in northern California. At that time, our market analysis projected that natural gas storage would be critical in achieving California’s renewable portfolio standards and supporting the region’s drive to a lower carbon energy landscape. Construction was completed and operations began at the Facility in 2010 under multi-year storage agreements with terms that ended as the full market implications from the shale gas revolution was transforming the natural gas industry. The additional shale gas eliminated the resource constraints that were expected to exist over the long term and resulted in lower gas prices, decreased seasonal price spreads and volatility, and consequently, reduced the value of gas storage to customers. As a result, over the last several years, we have contracted the Facility under short-term agreements to allow us to take advantage of any rebound in storage prices or other strategies that would increase revenues.

Although we have not seen the rebound in storage prices that we originally anticipated, we have worked diligently to operate the Facility efficiently and have been pursuing various strategic alternatives to increase revenues. These efforts included working to identify higher value customers in and/or near the northern California market that the Facility serves as well as exploring the possibility of providing energy storage services. Finally in the fourth quarter of 2017, we completed our strategic evaluation of our 75% share of the Facility. The Company continues to focus on safe operations and an evaluation of all strategic options for the Facility to maximize the value of the asset.

In addition, on December 22, 2017, the federal Tax Cuts and Jobs Act was enacted (Tax Reform). While Tax Reform lowers the federal corporate income tax rate to 21% from the previous maximum rate of 35%, like many companies, accounting rules required that we recognize the impact of the tax law net changes in 2017—the year Tax Reform was enacted. As a result of this recognition, we recorded a $21.4 million net benefit to earnings.

This year also marked NW Natural’s announcement of its entry into the water utility sector—a sector that has a risk profile and business model that is similar to the core gas utility. The announced transactions include agreements to acquire two privately owned water utilities in the Northwest. NW Natural determined to pursue opportunities in the water sector after a comprehensive strategic planning process. Management believes the water utility sector to be a strong strategic fit for NW Natural’s existing capabilities of customer service, safety, environmental stewardship, reliability, and managing critical distribution infrastructure, as well as our ability to work effectively with regulators, customers and policymakers.

As described in Proposal 5 of this Proxy Statement-Prospectus, 2017 also marked the year that we obtained approval from the Public Utility Commission of Oregon (OPUC) and Washington Utilities and Transportation Commission (WUTC) to form a holding company. These approvals were a prerequisite for NW Natural’s desired move to a holding company structure—a more agile and efficient platform from which to pursue, finance and oversee new business growth opportunities, such as those in the water sector.

Combined, these events resulted in 2017 fiscal year consolidated loss per share (EPS) of $1.94, as compared to income of $2.12 per share in 2016. The results in 2017 were primarily affected by the noncash GRS Impairment and the benefit from Tax Reform. Excluding these effects, on a non-GAAP basis, EPS was $2.24 for 20171, compared to $2.19 in 20162, primarily due to strong utility margin benefiting from customer growth and cooler weather, offset by higher operations and maintenance (O&M) expense from payroll and benefits and costs to upgrade safety equipment. The compensation awarded for 2017 aligns pay for performance by recognizing the utility segment’s strong performance and results, Management’s execution of an important strategic growth plan by making inroads into the water sector, and achieving major milestones in the Company’s ability to form a holding company to support this new strategic avenue, while ensuring continued safe, reliable and efficient gas utility operations.

[1]	Adjusted consolidated EPS is a non-GAAP financial measure based on the after-tax effects of the GRS Impairment and Tax Reform, using the new combined federal and state statutory rate of 26.5%. EPS is calculated using diluted shares of 28.7 million for the year ended 2017. See Non-GAAP Reconciliations at Exhibit H.
[2]

Regulatory environmental disallowance totaled $3.3 million in 2016. Adjusted consolidated EPS is a non-GAAP financial measure based on the after-tax disallowance using the combined federal and state statutory tax rate of 39.5%. EPS is calculated using 27.8 million diluted shares for the year ended December 31, 2016. See Non-GAAP Reconciliations at Exhibit H.

Incentives Earned in 2017

The Company’s incentive programs generally consist of cash payments under the Company’s Executive Annual Incentive Plan (EAIP) and performance share awards and restricted stock units (RSUs) with performance threshold under the Company’s Long Term Incentive Plan (LTIP). The Company’s performance on annual performance measures in 2017 were reflected in payouts to the NEOs eligible for EAIP awards averaging 127 percent of target out of a possible 150 percent under the EAIP. This payout was due to 150 percent maximum achievement of the Net Income factor, achievement of 73.94 percent out of a possible 150 percent of the Operations factor, and an average achievement of 122.27 out of a possible 150 on the priority/individual performance factor for NEOs eligible for EAIP awards.

The Company’s three-year performance resulted in a payout of 61.07 percent of target, or 30.54 percent of a possible 200 percent total opportunity, from performance share awards under the LTIP for the 2015-2017 award cycle. The payout under this plan was below the target opportunity because the Total Shareholder Return Component factor, which comprised 40 percent of the performance share award, resulted in a 42.59 percent payout factor, due to a cumulative total shareholder return for the period of 55.71 percent, which was below all but three of the companies in the plan’s assigned peer group of nine companies, and the Three-Year Average ROIC Component, which comprised 20 percent of the performance share award, resulted in a 0 percent payout factor. The EPS Component, which comprised 20 percent of the performance share award, resulted in a 104.17 percent payout factor. The OECC assigned a rating of 116 out of a possible 200 percent for the remaining 20 percent of the performance share awards, based on specific strategic factor achievements during the three-year cycle.

In addition, the performance threshold for outstanding RSUs was met, as the Company’s adjusted return on common equity for 2017 calculated with adjustments required under the RSU agreements was 7.52 percent3, which was greater than the Company’s average cost of long-term debt for the preceding five years, which was 5.81 percent, resulting in vesting of outstanding RSUs scheduled to vest in 2018.

2017 Realized Compensation Relative to Company Performance

The OECC strives to align pay with performance. One way to measure this alignment is to compare the pay targeted and realized by our executives to the Company’s annual and long-term performance as measured by several metrics, including, but not limited to, total shareholder return. The following charts display the target total direct compensation and actual realized compensation for the CEO and as an average for the other NEOs, respectively, for each of the last five years, along with the total shareholder return over the five-year period assuming investment of $100 at the beginning of 2013. This table is not a required disclosure. It is provided only to demonstrate one way in which the OECC reviews executive compensation, and should not be used as a substitute for required disclosures.

[3]	The Company’s adjusted return on common equity (ROE) is a non-GAAP calculation for purposes of the RSUs that excludes from ROE the GRS Impairment and the net effects of Tax Reform.

(1)

Amounts reflected as target total direct compensation in this table include the following amounts paid for the applicable year: (1) salary for the applicable year; (2) EAIP payment target for the applicable year; (3) the target value of the performance share award granted in the applicable year; and (4) the value of RSUs with performance threshold awarded in the particular year. The amounts reflected as target total direct compensation in this table do not include the following amounts for the year indicated: (a) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (b) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (c) employer matching contributions to qualified defined contribution plan (the Retirement K Savings Plan (401(k) Plan)), (d) matching contributions under non-qualified deferred compensation plans, if any; and (e) any additional payments or de minimus amounts.

(2)	Amounts reflected as realized compensation are calculated in the same manner as realized compensation amounts set forth in the Realized Compensation Table. See “Realized Compensation Table” below.
(3)

For 2016, reflects a blended amount for Messrs. Kantor’s and Anderson’s salary, EAIP, performance shares and RSUs for that portion of the year they were CEO. Mr. Gregg S. Kantor served as the Company’s Chief Executive Officer until July 31, 2016.

(4)

For each year, represents the average compensation of persons who were NEOs, other than the CEO, for that year. For 2016, reflects a blended amount for Messrs. Kantor’s and Anderson’s salary, EAIP, performance shares and RSUs for that portion of the year they were not CEO. For 2016, reflects a blended amount for Messrs. Hazelton’s and Wilson’s salary, EAIP and RSUs for that portion of the year they were CFO, and Mr. Wilson’s performance shares as Mr. Hazelton was not yet eligible for a performance share payout. Mr. Gregory C. Hazelton served as Senior Vice President, Chief Financial Officer and Treasurer until September 2, 2016. For 2017, reflects a blended amount for Messrs. Burkhartsmeyer’s and Wilson’s salary, EAIP, RSUs and performance shares for that portion of the year they were CFO.

Results of 2017 Shareholder Advisory Vote on Executive Compensation

At the Annual Meeting of Shareholders held May 25, 2017, approximately 97 percent of the shareholder votes cast on the resolution approving the compensation of the Company’s NEOs, without regard to abstentions as provided under Oregon law, were cast in favor of the resolution. Counting abstentions as a vote against, approximately 96 percent of the shareholder votes were cast in favor of the resolution. The OECC considered the level of support indicated by that vote as reflecting favorably on the Company’s executive compensation system and determined that no changes in response to the vote were needed.

Key 2017 OECC Actions

In 2017, the OECC took the following significant actions:

•	executed executive succession plans by:
•	completing identification and onboarding of a new Chief Financial Officer (CFO) and new Chief Information Officer;
•	effectively retaining the Company’s Senior Vice President of Utility Operations for approximately one year beyond his normal retirement age to allow for a seamless transition to his successor; and
•	adjusting certain executive positions to realign areas of responsibility and further strengthen the depth and breadth of the executive team;
•	continued to engage in robust and comprehensive leadership development and succession plans for officer and key positions throughout the Company;
•

in consultation with Pay Governance undertook a comprehensive review and assessment of the Company’s executive compensation plans and programs and, among other actions, determined to modify the LTIP by:

•	expressly prohibiting payment of dividends on unvested awards;
•	implementing a minimum one-year service period for vesting of grants made under the LTIP;
•	adopting a double-trigger change in control provision;
•	establishing an upper limit on stock awards to directors in any one fiscal year; and
•	eliminating the recycling of shares withheld for tax obligations back into the LTIP;
•

in consultation with Pay Governance, modified the EAIP to simplify plan design, eliminate measures that were redundant with Performance Share awards under the LTIP, expressly tie performance goals to business, strategic and financial plans approved by the Board, broaden performance payouts to reflect competitive practices, and align performance measures with those used by investors in valuing the Company;

•	in consultation with Pay Governance, adjusted the Company’s compensation peer group with a focus on relevant factors including industry, company type, geography, size and relevant qualitative factors;
•	evaluated and adjusted the performance measures for performance share grants made under the LTIP in 2017;
•	reviewed trends regarding the desired frequency of shareholder say-on-pay votes, and determined to recommend continuation of an annual say-on-pay shareholder vote; and
•

in consultation with Pay Governance, undertook a competitive compensation analysis of non-employee director compensation, and made appropriate adjustments while retaining limited use of stock awards and retaining stock ownership requirements.

Highlighted Compensation Policies and Practices

Our executive compensation and corporate governance policies and programs are designed to closely tie executive pay to Company performance and increase long-term shareholder value, without encouraging inappropriate risk-taking. To achieve our objectives, we have adopted the following policies and practices over time:

WHAT WE DO:		WHAT WE DON’T DO:
✓	Use performance-based and stock-based compensation tools with metrics that correlate to shareholder value and emphasize controllable outcomes	×	No change-in-control severance gross-up payments
✓	Set annual and long-term incentive targets based on clearly disclosed and largely objective performance measures	×	No new participation in supplemental executive retirement plans for officers hired after 2006
✓	Maintain a high percentage of total target direct executive compensation that is at risk, particularly for the CEO	×	No routine or excessive perquisites for executives
✓	Utilize tally sheets displaying executives’ total compensation from all sources and the probability of attaining such compensation, annually to make compensation decisions and periodically to consider plan design changes	×	No encouraging of unnecessary or inappropriate risk-taking in incentive plan design or executive pay practices
✓	Incorporate “clawbacks” into annual and long-term cash and equity incentive awards for amounts inappropriately received, and preclude payout in cases of termination for cause	×	No routine use of non-change-in-control severance agreements and when used, use for terms not exceeding five years and with provisions for declining benefits over term
✓	Modified supplemental executive retirement plans to reduce benefits and expenses	×	No backdating or repricing of stock options
✓	Require meaningful share ownership by executives and directors	×	No dividends on unearned performance shares or RSUs
✓	Use double-trigger change-of-control severance provisions with declining benefits as executive approaches age 65	×	No excessive incentive payments—incentive payments are capped to discourage inappropriate or unnecessary risk-taking
✓	Conduct annual say-on-pay advisory votes	×	No employment contracts
✓	Require one-year service for vesting in performance shares and RSUs	×	No single-trigger performance share vesting on change in control

DETAILED DISCUSSION AND ANALYSIS

Executive Compensation Roles and Responsibilities

OECC. The OECC is responsible for, among other matters, reviewing the performance of the CEO and other executive officers, making recommendations to the Board relating to executive compensation programs and benefit plans, and monitoring risk related to such programs and plans. The Board of Directors has delegated to the OECC its full authority to grant equity awards under the terms of the LTIP and to approve all aspects of executive officer compensation other than cash compensation for the CEO.

The OECC strives to utilize best practices in executing its executive compensation responsibilities. Among other practices, the OECC:

•

annually conducts a thorough review of all executive compensation plans to ensure they provide the type and form of incentives that align with the OECC’s Total Compensation Philosophy centered on pay for performance;

•	generally biennially reviews a total remuneration analysis for all executive officers;
•	reviews and provides input on officer priority goals prior to inclusion in executive compensation plans;
•	reviews assessments of accomplishment of officer priority and strategic goals prior to determining incentive compensation;
•	utilizes an annual review of the CEO to further incorporate full Board feedback in the evaluation process;
•	periodically reviews performance of its expert executive compensation consultant and drives compensation consultant selection process approximately every five years; and
•	annually considers whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on NW Natural.

The OECC also reviews, with the CEO and the Senior Vice President and Chief Administrative Officer, the Company’s organizational structure and recommends to the Board NW Natural’s succession planning for executive positions. In addition, the OECC makes recommendations to the Board regarding Board cash compensation, approves equity compensation for the Board, and annually reviews executive and director stock ownership guidelines and levels.

Use of Management by the OECC. Management provides support to the OECC to facilitate executive compensation decisions, including working with the Consultant and counsel on plan design changes, preparing reports and materials, communicating with outside advisors, administering plans on a day-to-day basis with oversight by the OECC, and implementing the Board’s and OECC’s decisions. The Senior Vice President and Chief Administrative Officer is the primary management contact for the OECC. The CEO makes recommendations to the OECC regarding plan design, salary increases, incentive awards and other executive compensation decisions for executives other than himself.

Use of Consultants by the OECC. For 2017 compensation decisions, the OECC engaged Pay Governance, a compensation consulting firm (Consultant), to assist in the evaluation of the competitiveness of our executive compensation programs and to provide overall guidance to the OECC in the design and operation of these programs. The Consultant reports directly to the OECC Chair, and the Chair reviews all invoices submitted by the Consultant. The OECC periodically reviews the performance, and assesses the independence, of the Consultant. At the direction and under the guidance of the OECC Chair, the Consultant provides data and analysis that is used by both management and the OECC to develop recommendations for executive compensation programs to submit to the OECC for its consideration. Among other matters, the Consultant provides advice regarding:

•	the inclusion of compensation program elements;
•	the design and operation of the executive incentive plans;
•	policies for allocating between long-term, short-term and currently paid compensation;
•	policies for allocating between cash and equity compensation, and among the different forms of equity compensation; and
•	the basis for allocating to each of the two primary types of long-term compensation award opportunity.

OECC Compensation Philosophy and Practices

The OECC uses its total Compensation Philosophy centered on pay for performance to guide its executive compensation decisions. Each year, including 2017, the OECC reviews and adjusts, if necessary, its Compensation Philosophy. The guiding principles of this philosophy are to design executive compensation programs that:

•	attract, retain and motivate talented and qualified executives with competitive total remuneration;
•	motivate high performance by linking a significant portion of pay directly to Company performance;
•

align executives’ interests with those of our shareholders by: (i) requiring meaningful stock ownership, and (ii) providing a significant component of compensation based on attainment of key financial and stock performance measures;

•	pay for the right results for the Company by appropriately balancing short- and long-term incentive measures;
•	motivate appropriate risk-taking to achieve Company objectives, but disincent inappropriate risk-taking; and
•

correctly balance compensation that is attractive to executives, affordable to NW Natural, proportional to the executive’s contribution, aligned with shareholder interests and fair to shareholders and employees.

How Compensation Decisions Are Made

Guided by its Compensation Philosophy and Company performance, the OECC generally targets each component of executive compensation near the applicable market median range for an executive’s position. However, the OECC makes compensation decisions by considering a number of other factors, all of which inform, but none of which dictate, the OECC’s decisions. Our executive compensation programs are sufficiently flexible to allow pay to vary by individual position if warranted by other factors, including the following:

•	the executive’s experience, contribution, relative position and level of responsibility within NW Natural;
•	the performance of the executive during the prior period;
•	marketability of the executive’s skills and retention concerns;
•	the retention value of long-term incentives before vesting;
•	the value of long-term incentives needed to ensure that executives are focused on absolute share price appreciation over the long-term;
•	the extent to which the compensation package encourages meaningful stock ownership by each executive to align that executive’s interests with that of the shareholders; and
•	the extent to which a compensation package could encourage inappropriate or unnecessary risk-taking.

Competitive Market Position

One component the OECC uses to achieve its Compensation Philosophy is to target each component of compensation at or near the median range of the applicable competitive market data provided by the Consultant. The Consultant has identified the appropriate range for the median of each component of compensation as follows:

Compensation Type	Compensation Components Included	Range Above or Below 50th Percentile “Median Range”
Base Salary	Base Salary	+/-10%
Total Cash Compensation	Base Salary and Annual Incentive	+/-15%
Total Direct Compensation	Base Salary, Annual Incentive and Long-Term Incentives	+/-20%
Total Remuneration[1]	Total Direct Compensation and Health and Welfare Benefits, and Deferred Compensation and Supplemental Retirement	+/-20%
(1)	This component is reviewed approximately every two years.

Though targeted at the median range of the applicable competitive market, the program contains several variable components that allow compensation to exceed median competitive pay levels when the performance expectations of the OECC are exceeded, and pay less than median competitive compensation when performance results do not meet those expectations.

We are likely to attract candidates for most of our executive positions from the energy service market, specifically, from gas and electric companies with similar revenue size in the United States. At times general industry market information may also be considered for certain executive positions that can be found in any industry. In preparing their competitive market assessment each year the Consultant evaluates the appropriate survey data comparisons for the Company. For 2017, the Consultant recommended, and the OECC approved, a new peer group of 20 gas, electric and water utilities with median annual revenues of $1.1 billion (identified in Exhibit B), and the Consultant provided compensation data from the most recent proxy statements of these peer companies. For 2017, the Consultant also presented a blend of two sets of survey data, for companies with less than $1 billion in revenues (identified in Exhibit C) and companies with between $1 billion and $3 billion in revenues (identified in Exhibit D), from the Willis Towers Watson (WTW), Energy Services Executive Compensation Database, 2016; and the WTW, General Industry Executive Compensation Database, 2016 for companies with less than $1 billion in revenue (identified in Exhibit E). Survey data is formulated based on functional responsibilities of each NEO’s position. The Consultant also used the American Gas Association Compensation Survey, 2016 as a reference (identified in Exhibit F). The Consultant selects the most appropriate market comparisons for each executive position and synthesizes that data to provide to the OECC for its review. At that time, the Consultant provides recommendations as to use of proxy data or relevant survey data, including circumstances when other data may be a more appropriate guide.

Elements and Objectives of our Executive Compensation Program for 2017. The core of our total Compensation Philosophy is pay for performance using both annual and long-term incentives. The elements and objectives of the executive compensation program for the NEOs are described below:

	Compensation Element	Objective(s)	Key Features
FIXED	Base Salaries	• Competitive compensation foundation • Recognize executives’ leadership responsibilities and value of executives’ position to the Company

•  Generally targeted at median range of applicable market data

•  Adjustments are made based upon executive’s experience, relative position, skill marketability and retention concerns, and performance in prior period

AT-RISK	Executive Annual Incentive Plan

•  Encourage and reward executive officers’ contributions in achieving our annual financial, operating and individual performance goals, with a recognition that annual goals are an essential building block of long-term performance

• Formula weighted: • 70% Company Performance Factor (71.43% Net Income and 28.57% Operations) • 30% Priority/Individual Goals
Long-Term Incentive Awards

•  Focus the executives on key long-term objectives and long-term business results that align with the creation of shareholder value

•  Align executives’ interests with shareholders’ interests

•  Provide executives with an incentive to work toward increasing the price of our common stock and growing dividends

•  Reward executives for driving long-term performance

•  Encourage executive stock ownership

•  Target of 35% RSUs with performance threshold and 65% in performance share awards

•  Performance share awards have 3-year performance period

•  For 2017, formula for performance share awards is:

•  50% 3-Year Cumulative EPS

•  50% 3-Year Average ROIC

•  +/- 25% modifier based on Relative Total Shareholder Return (TSR)

•  + 10% potential modifier based on EBITDA from identified growth strategies

•  Generally, RSUs vest ratably over 4 years, if performance threshold is met

•  Double-trigger change-in-control vesting

BENEFITS	Executive Health, Welfare and Retirement Benefits

•  Provide executives reasonable and competitive benefits

•  Encourage savings for retirement

•  Allow for attraction and retention of experienced mid-career hires

•  Mitigate the impact of limits on qualified plan benefits imposed by the Internal Revenue Code

•  Health and welfare benefits consistent with standard benefits provided to non-union employees

•  401(k) Plan and non-qualified deferred compensation plans allow for certain Company matching contributions on deferrals

•  For executive officers employed prior to 2007, qualified and supplemental non-qualified pension benefits

•  Executive officers hired after 2006 are eligible for supplemental contributions to 401(k) Plan and nonqualified deferred compensation plan accounts

SEVERANCE	Change-In-Control Arrangements

•  Ensure attention and dedication to performance without distraction in the circumstance of a potential change in control of NW Natural

•  Enables executives to maintain objectivity with respect to merger or acquisition offers

• Double trigger change-in-control severance agreements without any tax gross up • Declining levels of benefits as executive approaches age 65

Named Executive Officers

Our NEOs for fiscal year 2017 were:

Name	Title During 2017
David H. Anderson	President and Chief Executive Officer
Frank H. Burkhartsmeyer	Senior Vice President and Chief Financial Officer[1]
Brody J. Wilson	Interim Chief Financial Officer, Vice President, Treasurer, Chief Accounting Officer and Controller[1]
MardiLyn Saathoff	Senior Vice President, Regulation and General Counsel
Lea Anne Doolittle	Senior Vice President and Chief Administrative Officer
Justin B. Palfreyman	Vice President, Strategy and Business Development[2]
(1)

Mr. Wilson served in interim capacity as Chief Financial Officer (CFO) from September 2016 until Mr. Burkhartsmeyer’s appointment to the position of Senior Vice President and CFO on May 17, 2017. At that time, Mr. Wilson was appointed to the positions of Vice President, Controller, Treasurer and Chief Accounting Officer.

(2)	Mr. Palfreyman served as Vice President, Business Development until the Board appointed him Vice President, Strategy and Business Development on February 23, 2017.

Key Executive Officer Transitions in 2017

One critical responsibility of the OECC is to develop a plan and process for CEO succession and selection, and to monitor all executive officer succession planning and development and provide reports and recommendations to the Board at least semi-annually. Over the past several years, in anticipation of retirements in key executive positions, the OECC has devoted substantial time and discussion to executive succession planning and has actively engaged with management to find, engage and retain the executive talent necessary to drive the future success of our business. The additions of a new CFO and Chief Information Officer in 2017 were part of these efforts, as was the addition of strategic responsibilities to Mr. Palfreyman in February 2017. The OECC continues to provide oversight of the effective execution of recent executive officer transitions and other key executive leadership transitions as they occur.

2017 Compensation Programs

Allocation of Current vs. At-Risk Compensation

An executive’s base salary is intended to reflect the value of the executive’s position to NW Natural and provide a competitive compensation foundation. The remainder of total direct compensation is at risk and must be earned by achieving short-term and long-term performance goals, which are designed to drive increased shareholder value. The portion of total direct compensation designed to be paid in base salary versus pay at risk depends upon the executive’s position and the ability of that position to influence outcomes, as well as market factors. The CEO has the largest portion of pay at risk. The following charts show the percentage represented by each of the four components of total direct compensation in 2017 for the CEO and for the other NEOs, as targeted by the OECC, and show that pay at risk as a percentage of total target direct compensation was 66 percent for the CEO and an average of 50 percent for the other NEOs.

Target Total Direct Compensation by Type 1,2,3

(1)	Total value of RSUs based on a grant value of $58.00, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $49.17 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)

Amounts in All Other NEO chart for CFO include a blend of each of annualized salary, performance share awards, RSUs, and EAIP for Messrs. Burkhartsmeyer and Wilson to reflect the mid-year change in CFO responsibilities. Amounts do not include one-time attraction and retention payments to Mr. Burkhartsmeyer or Mr. Palfreyman.

The following charts show the percentage represented by each of the four components of total direct compensation in 2017 for the CEO and for the other NEOs that could have been achieved if the Executive Annual Incentive Plan had paid out at the maximum of 150 percent of target and the performance shares had paid out at the maximum of 200 percent. Based on maximum potential payouts, pay at risk as a percentage of total direct compensation would be 75 percent for the CEO and an average of 62 percent for the other NEOs.

Maximum Total Direct Compensation by Type 1,2,3

(1)	Total value of RSUs based on a grant value of $58.00, which was the price per share assumed by the OECC when making the RSU grant.
(2)	Total value of Performance Shares based on a grant value of $49.17 per share, which was the price per share assumed by the OECC when making the performance share grant.
(3)

Amounts in All Other NEO chart for CFO include a blend of each of annualized salary, performance share awards, RSUs, and EAIP for Messrs. Burkhartsmeyer and Wilson to reflect the mid-year change in CFO responsibilities. Amounts do not include one-time attraction and retention payments to Mr. Burkhartsmeyer or Mr. Palfreyman.

Base Salaries

The following table shows the salaries of the NEOs before and after salary adjustments went into effect on March 1, 2017, and with subsequent extraordinary salary adjustments, as applicable, as well as the percentage increase of such adjustments compared to salary prior to March 1, 2017 and information regarding the median salary shown by market data provided by the Consultant.

					Market Data
Name	Salary Effective Prior to March 1, 2017	Salary Effective March 1, 2017	Salary Effective After March 1, 2017	Percentage Increase	Median Salary of Market Data	Percent Above (Below) Median of Market Data
David H. Anderson	$600,000	$650,000	N/A	8%	$650,000	0%
Frank H. Burkhartsmeyer[1]	N/A	N/A	$400,000	N/A	372,000	7.5%
Brody J. Wilson[2]	301,000	308,000	252,000	2%/ (16%)	372,000/ 252,000	(17%)/0%
MardiLyn Saathoff	346,000	357,000	N/A	3%	380,000	(6)%
Lea Anne Doolittle	292,000	301,000	N/A	3%	322,000	(7)%
Justin B. Palfreyman	250,000	275,000	N/A	10%	310,000	(11)%
(1)	Mr. Burkhartsmeyer was appointed Senior Vice President and Chief Financial Officer effective May 17, 2017.
(2)

Mr. Wilson received a monthly salary addition of $5,500 per month or any portion thereof he served as the interim Chief Financial Officer and interim Treasurer in addition to his roles as Chief Accounting Officer and Controller. Percentage increase and median data for the position of Controller is displayed during and after this increase. The salary displayed after March 1, 2017 reflects the cessation of his interim duties as CFO.

The OECC set salaries for the NEOs using peer proxy data, energy service company survey data, and general industry survey data as guides. The OECC considered each NEO’s functional position and areas of responsibility and, other than Messrs. Wilson (for the position of interim CFO) and Palfreyman, determined to set their salaries within the median range of proxy data for each NEO’s position. The OECC determined to set Mr. Wilson’s salary slightly below the median range of proxy data during the time Mr. Wilson was interim CFO in recognition of the interim nature of those duties and Mr. Wilson’s experience in that position. The OECC set Mr. Wilson’s salary upon completion of those interim duties within the median range of energy survey data for his position as Controller. The OECC considered Mr. Palfreyman’s functional duties and determined to set his salary slightly below the median range to reflect his recent appointment to additional strategy responsibilities.

The following discussion and analysis contains statements regarding individual and corporate performance measures, targets and goals. These measures, targets and goals are used for purposes of executive incentive compensation programs, and in some cases incentive compensation programs that are available to all NW Natural employees. These measures, targets and goals are disclosed in the limited context of NW Natural’s compensation programs and should not be understood to be statements of management’s representations of Company financial performance for the periods covered. The results reported with respect to these incentive compensation programs are used specifically for executive incentive compensation programs, and NW Natural cautions investors not to apply these statements to other contexts. Furthermore, these prior results are not intended to be and are not indicative of the Company’s future financial performance.

Executive Annual Incentive Plan

The Executive Annual Incentive Plan (EAIP) ties executive pay to achievement of annual financial, operating and individual performance goals. Participation in the EAIP, as of December 31, 2017, was limited to 12 participants, including the NEOs. Awards approved by the OECC are paid by March 15 of the following year, and are subject to “clawback” in the event of misconduct.

Target and actual awards in dollars and as a percent of base salary in effect on December 31, 2017, for 2017 incentive awards paid in 2018 are set forth in the table below and illustrated in the bar chart immediately following the table. The below table also displays median target total cash compensation from market data and the percentage above or below that median of each NEO’s total cash compensation (EAIP award plus base salary).

					Market Data
Named Executive Officer	Target Award % of Base Salary	Target Award Amount[1]	Actual Award % of Base Salary	Actual Award Amount	Median Target Total Cash[2] From Market Data	% Target is Above or (Below) Total Cash[2] Median from Market Data	% Actual Payout is Above or (Below) Total Cash[2] Median from Market Data
David H. Anderson	75%	$487,500	94%	$611,000	$1,106,000	3%	14%
Frank H. Burkhartsmeyer[3]	45%	180,000	36%	142,000	539,000	8%	1%
Brody J. Wilson[4]	35%	88,200	44%	112,000	539,000/ 346,000	(23)%/(2)%	(22)%/5%
MardiLyn Saathoff	45%	160,650	57%	205,000	576,000	(10)%	(2)%
Lea Anne Doolittle	40%	120,400	51%	153,000	461,000	(9)%	(2)%
Justin B. Palfreyman	40%	110,000	51%	141,000	415,000	(7)%	0%
(1)	Maximum award amount is 150% of target award amount.
(2)	Total cash compensation is determined by adding annual incentive amounts to annual base salary amounts in effect on December 31, 2017.
(3)

Mr. Burkhartsmeyer’s award was pro-rated to reflect his hire date of May 17, 2017. Had Mr. Burkhartsmeyer been employed for the full year, his actual EAIP award would have been $227,000 and his actual payout would have been 16% above the cash median of proxy data for his position.

(4)	Mr. Wilson’s market data is presented for both the positions of Chief Financial Officer, and for the positions of Vice President, Treasurer, Controller and Chief Accounting Officer.

(1)	Maximum, target, and actual average 2017 awards were calculated using an averaged amount for Messrs. Burkhartsmeyer and Wilson for that portion of the year they were CFO.

The OECC set the target amount payable under the EAIP to Mr. Anderson at the level that, when combined with base salary, placed his total target cash compensation near the 50th percentile of peer proxy data. With respect to Mr. Burkhartsmeyer, Ms. Saathoff, Ms. Doolittle and Mr. Palfreyman, the OECC set target amounts payable under the EAIP at levels that placed total target cash compensation within the median range of peer proxy or energy survey data for their respective positions. The OECC set Mr. Wilson’s total target cash compensation for the period he served as interim CFO below the median range, reflecting the interim nature of the role and Mr. Wilson’s experience in it. The OECC set Mr. Wilson’s total target cash compensation for his role as Vice President, Controller, Treasurer and Chief Accounting Officer within the median range for that role.

The OECC gives considerable attention to what performance measures are appropriate for the EAIP. The OECC has discretion to authorize adjustments to performance measure calculations to eliminate extraordinary, non-recurring or unplanned impacts as the OECC determines is appropriate. The OECC retains this authority as a compensation plan risk mitigation strategy to avoid circumstances where EAIP goals could incent executive actions that would not be aligned with the best interests of the Company or shareholders long-term. For example, if it were in the best interests of Company and investors to divest of certain Company assets or lines of business, and such divestiture would result in a charge in the short-term, but would strengthen the Company and its earnings long-term, the OECC desires to maintain the flexibility to adjust measure calculations to avoid penalizing executives for acting in accordance with the Company’s and shareholders’ best interests. In the OECC’s view, to retain the talent needed on the current executive team, and keep that team focused, engaged and driving to the right results for the Company, certain extraordinary, non-recurring or unplanned impacts should be excluded when calculating EAIP performance measure results. As an additional safeguard to this ability to make adjustments to performance measure calculations, the OECC has discretion to recommend an award increase up to a maximum of 150 percent of the target when goals are exceeded or to reduce an executive’s performance-based award when goals are not achieved. The OECC exercised its authority when setting the targets for the 2017 EAIP. Specifically, the OECC determined to disregard any non-recurring earnings charges due to regulatory disallowances, gains or losses due to dispositions of businesses, impairment of businesses, and dilution caused by certain corporate actions if approved by the Board, in 2017 for purposes of Net Income calculations. Therefore, in 2017 the GRS Impairment and the benefits from Tax Reform (EAIP Adjustments) were disregarded for purposes of calculating the EAIP Net Income payout factor.

The formula for the EAIP total incentive award is as follows:

[	[	[	Net Income Factor		71.43%		Operations Factor		28.57%	]		70%	]		Priority/Individual Performance Factor		30%	]		Target Award		Total Annual Incentive Award
				X		+		X			X			+		X			X		=

The OECC sets the Net Income and Operations Factors goals, ranges and targets each year taking into account the current economic and regulatory environment, management’s annual objectives, and the way in which those annual objectives fit within the larger strategic and growth goals for the Company. Given the factors considered by the OECC, the ranges and targets may be higher or lower than in prior years.

    Net Income Factor. The Net Income Factor is used to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. Actual Net Income results are interpolated to determine the corresponding performance factor, up to a maximum of 150 percent. For 2017, Net Income levels were:

Minimum (0%)	Target (100%)	Maximum (150%)
$57,931,998	$61,373,503	$63,094,256

Net Income for 2017 was a loss of $55,622,976 and as adjusted to exclude the EAIP Adjustments, on a non-GAAP basis as described above, was income of $64,482,765 resulting in a Net Income Factor equal to 150 percent.

    Operations Factor. Operating goals of significant importance to the enhancement of our overall profitability and productivity were selected by the OECC to comprise the Operations Factor. These operating goals are chosen because they are substantially aligned with the incentive programs for all employees. While each goal can contribute a goal rating between 0 and 200 percent multiplied by the assigned goal weight based on actual results, the aggregate of the Operations Factor is limited to a maximum of 150 percent. Actual results are interpolated to determine the performance factor for each goal. The Operations Factor was determined using the following formula:

Sum of [Goal Performance X Goal Weight] for each of Six Key Goals = Operations Factor

    A summary of the operating goals for 2017, the weighting of each goal to the overall factor, and the 2017 goal performance rating achieved is set forth in the following table:

Key Goals	Goal Description	Goal Performance Range (0%-200%)	Target (100%) Performance	Goal Weight in Operations Factor	2017 Goal Rating Achieved
Customer Satisfaction— Overall Company	On a survey scale of 1-10 (10 as highest), percent of customers rating overall satisfaction at a 9 or 10	66.35% – 74.35%	70.35%	16.667%	106.50%
Customer Satisfaction— Employee/Customer Interaction	Customers contact ratings of 9-10 for service technicians or construction crews interactions	83.35% – 91.35%	87.35%	16.667%	100.75%
Market Share and Growth	Total new meter sets	11,605 – 14,605	13,105	16.667%	125.53%
Productivity— Expense Per Customer	Operations and maintenance expense divided by year-end number of customers	$202.60 – $198.35	$200.47	16.667%	26.36%
Health and Safety—Damages	Percentage of damage calls with response times of less than 60 minutes	97.27% – 99.27%	98.27%	16.667%	33.00%
Health and Safety—Odor Response	Percent of odor calls with response times of less than 60 minutes	92.27% – 96.27%	94.27%	16.667%	51.50%

Our operating performance in 2017, resulted in an Operations Factor of 73.94 percent.

Priority/Individual Performance Factor. Thirty percent of each NEO’s annual incentive target award is based on the Priority/Individual Performance Factor determined by individual performance goals, which include some “stretch” goals. In the case of the CEO, individual goals are determined by the OECC in consultation with the CEO. Whether the CEO has attained his goals is determined largely based on the OECC’s assessment, with input from the full Board, of the CEO’s performance. The other NEOs’ individual performance goals align with the CEO’s goals and support the Company’s strategic plan. NW Natural’s 2017 priority goals from which executive Individual Performance Factors included, among other goals:

•	successful execution of the core utility strategic plan;
•	support of a constructive role for natural gas in a low-carbon future;
•	develop plans and policies to be the employer of choice and attract and retain employees across the generational spectrum;
•	achievement of constructive regulatory objectives, and assess appropriate timing for the Company’s next general rate case;
•	maximize revenues of and conduct strategic review of the Company’s storage assets;
•	successfully execute key business development and growth objectives;
•	continued improvement of customer service, facilities, and system capacity and reliability;
•	effective management and optimization of real property assets;
•	effective management, remediation of, and recover of costs related to certain environmental sites;
•	advancement of the North Mist expansion project;
•	continued advancement of strong employee and system safety, emergency response, and business continuity programs;
•	advancement of key information technology initiatives and maintenance of a strong cybersecurity posture;
•	sustain strong employee engagement and bench strength throughout the Company;
•	achievement of overall customer satisfaction, profitability, growth and productivity targets; and
•	achievement of EPS, ROIC, EBITDA and operations and maintenance and capital budget goals.

In addition to the above shared executive officer goals, Mr. Anderson identified 2017 CEO performance goals including, achieving additional financial performance goals, advancing certain utility and non-utility business opportunities and initiatives, achieving certain milestones related to our storage business, implementing key initiatives in our five-year strategic plan, and continued strengthening of alignment, development, and succession planning activities of the executive management team.

The CEO evaluated the 2017 individual performance of each NEO on a scale from 0 to 150 percent, based on priority/strategic goals specifically identified for each NEO. A rating of 100 percent indicates goals, including a particular “stretch” goal, were met, while ratings between 100 and 150 percent indicate extraordinary performance or achievement of multiple “stretch” goals. The OECC, with input from the full Board, uses this same method of assessment to establish the year-end performance rating for the CEO. The OECC determined that executives had met or exceeded their goals and assigned a rating of 118 percent for Mr. Anderson’s individual performance. Performance of the other NEOs ranged from 120 percent to 127.81 percent.

Together with the Net Income Factor of 150 percent and Operations Factor of 73.94 percent, the priority/ individual performance of the NEOs resulted in an overall average payout under the EAIP of 127 percent of target.

Long-Term Incentives

In 2017, the long-term incentive portion of our executive compensation program consisted of two components: RSUs with performance threshold and performance shares. For purposes of valuing awards, we define the expected value of each RSU as the estimated market price of the Company’s common stock near the grant date. We define the expected value of each share of performance share awards to be an estimate of the grant-date fair value of the awards as of the grant date. The OECC targeted an allocation of the expected value of long-term incentives for 2017 at approximately 35 percent RSUs with performance threshold and 65 percent performance share awards. The OECC believes the allocation between RSUs with performance threshold and performance shares provides a balanced performance focus for executives.

The OECC determined that, given the variability in long-term incentive plan design and weighting across industries, and across companies of various size within industries, the most appropriate guide for targeted long-term incentive opportunities was the market data provided by the Consultant. The expected value of long-term incentives granted to the NEOs in 2017 are displayed in the below table.

		RSUs with Performance Threshold		Performance Shares		Market Data Long-Term Incentives
Name	Expected Value of Long-Term Incentives (LTI)	Percent of Total Expected LTI Value	Number of RSUs with Performance Threshold Granted	Percent of Total Expected LTI Value	Target Number of Performance Shares	Median Value of Long-Term Incentives of Market Data	Percent Expected Value Above or (Below) Median of Market Data
David H. Anderson	$748,275	35%	4,500	65%	9,910	$882,000	(15)%
Frank H. Burkhartsmeyer	249,261	35%	1,500	65%	3,300	284,000	(12)%
Brody J. Wilson[1]	99,704	35%	600	65%	1,320	86,000	16%
MardiLyn Saathoff	249,261	35%	1,500	65%	3,300	286,000	(13)%
Lea Anne Doolittle	169,997	35%	1,032	65%	2,240	232,000	(27)%
Justin B. Palfreyman	160,125	35%	972	65%	2,110	237,000	(32)%
(1)

Survey data displayed for Mr. Wilson is for the position of Vice President, Treasurer, Controller and Chief Accounting Officer. Median value of proxy data comparable to CFO was $284,000, and Mr. Wilson’s target long-term incentive compensation was 65 percent below that level.

Restricted Stock Units with Performance Threshold. At its meeting each February, the OECC grants performance contingent RSUs under the LTIP. This practice gives the OECC the benefit of considering the relative value of all components of each executive’s total compensation. Off-cycle grants may occur when the Company grants RSUs to attract new employees, to reward extraordinary performance, for retention purposes, or in recognition of promotions. Depending on the circumstances, these off-cycle grants may not include a performance threshold, and may include a vesting schedule that differs from the standard RSU with performance threshold vesting schedule. Mr. Burkhartsmeyer, as part of his initial attraction and retention package, received a grant of 6,016 RSUs without a performance threshold scheduled to vest ratably on March 1 of each of 2018, 2019, 2020 and 2021, subject to continued employment. Mr. Palfreyman, as part of his initial attraction and retention package in September 2016, received a grant of 2,580 RSUs without a performance threshold scheduled to vest one-fifth on each of March 1, 2018, 2019 and 2020, and two-fifths on March 1, 2021. Similarly, Ms. Saathoff, in recognition of her promotion to Senior Vice President, Regulation and General Counsel, in July 2016, received a grant of 3,100 RSUs without a performance threshold which will vest one-fourth on each of March 1, 2019 and 2020, and the remaining one-half on March 1, 2021. All RSU agreements “clawback” payments that were achieved due to misconduct. No other NEO has an RSU agreement without a performance threshold.

An RSU obligates the Company upon vesting to issue to the RSU holder one share of common stock plus a cash payment equal to the total amount of dividends paid per share between grant and vesting of the RSU. The performance threshold for the RSUs will be met on each vesting date if the Company’s return on common equity for the preceding year is greater than the Company’s average cost of long-term debt for the preceding five years. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. In general, if the Company performance threshold is met, RSUs vest for 25 percent of the awarded shares on March 1 of each of the first four years after the grant date. For purposes of calculating return on common equity, earnings are adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairment, and earnings impacts of new taxes or tax rate changes. The performance threshold was satisfied in 2017, after adjustments associated with the GRS Impairment and Tax Reform.

Performance Shares. The second component of our executives’ long-term compensation program is provided through performance shares under our LTIP. All of the NEOs participate in the performance share program. The Company’s agreement for performance shares “claws back” inflated payouts due to misconduct.

Performance share awards are determined by multiplying the targeted performance share award by a Performance Share Factor. For the 2017-2019 performance cycle, the OECC modified the formula for determining the Performance Share Factor by eliminating the discretionary strategic component, changing the award weighting to 50 percent EPS and 50 percent ROIC, converting the TSR component to a +/- 25% modifier, and adding a potential +10% modifier for achieving certain growth objectives. The OECC made these changes to simplify plan design, sharpen focus of incentives on key value drivers, tie performance goals to the business and financial plans approved by the Board, adjust the way TSR is used to enhance its fairness as a measure of Company performance, and use performance measures that are aligned with those used by investors to value our business. The 2017-2019 Performance Share Factor is determined by the following formula:

3-Year Cumulative EPS Factor x 50%	+	3-Year Average ROIC Factor x 50%	x	Relative 3-Year TSR Modifier +/-25%	x	Growth Modifier +10%	=	Performance Share Factor

3-Year Cumulative EPS Component. Three-Year Cumulative EPS is chosen to align executives’ interests with shareholder interests and to drive a focus on earnings over the three-year period. For this purpose, EPS is defined as the Company’s diluted earnings per share as adjusted to eliminate certain unusual items consisting of changes as a result of new accounting principles, any gain or loss on sale of a business, asset impairment charges that exceed $500,000 other than utility plant impairments, dilutive impacts of acquisitions, and earnings impacts of tax rate changes.

3-Year Average ROIC Component. Three-year Average ROIC is chosen to focus executives on long-term return on invested capital, given the amount of capital that is deployed in utility operations. ROIC for each year in the performance period is defined as (i) the Company’s net income for the year before interest income and expense, as adjusted to eliminate the same unusual items eliminated in the EPS calculation, divided by (ii) the Company’s average long-term capital consisting of the average of the Company’s opening and closing shareholders’ equity plus long-term debt for the year. The average ROIC is then the average of the ROICs achieved in each of the three years of the performance cycle.

3-Year Relative Total Shareholder Return (TSR) Modifier. Relative TSR is chosen because it aligns executives’ interests with shareholders, as this is the amount a shareholder might receive from ownership in NW Natural. Relative TSR measures the change in share price, assuming dividends are reinvested over the three-year period, using the three-month average daily closing price immediately prior to the start of the performance period and prior to the end of the performance period. The Relative TSR peer group consists of all companies included in the Russell 2500 Utilities Index for the duration of the performance cycle, excluding any peer company that is party to a signed acquisition agreement pursuant to which the stock or substantially all of the assets of the peer company will be acquired by a third party. Relative TSR modifier levels are based on the percentile rank of our TSR as compared to the TSR peer group as follows:

Relative TSR Percentile Rank[1]	Relative TSR Modifier
less than 25%	75%
25% to 75%	100%
more than 75%	125%

(1)	If the Company’s TSR is less than 0%, the Relative TSR modifier will be 75% of the percentage in the above table.

Growth Modifier. This modifier provides a reward to executives for completing profitable business acquisitions during the performance cycle. It is intended to focus the executive on the strategic goal of growing earnings of the business, while remaining modest enough to avoid distraction from core utility efforts. It is based on the earnings before interest, taxes, depreciation and amortization (EBITDA) generated by the Company from businesses acquired during the performance cycle. If the three-year cumulative EBITDA from acquired businesses is above a pre-determined level, the Growth Modifier will be 110 percent; if not, the Growth Modifier will be 100 percent.

2015-2017 Performance Share Results. The Performance Share Factor for this period resulted in 61.07 percent of target, or 30.54 percent of a possible 200 percent total opportunity. The formula for calculating the Performance Share Factor for this period is described in greater detail below. Minimum, target, maximum and actual share awards for the 2015-2017 performance share awards are set forth in the table below, and the value of the share award levels is illustrated in the following bar chart:

Named Executive Officer	Minimum Share Award	Target Share Award	Maximum Share Award	Actual Share Award[1]
David H. Anderson[2]	0	4,800	9,600	2,931
Frank H. Burkhartsmeyer	N/A	N/A	N/A	N/A
Brody J. Wilson	0	1,450	2,900	886
MardiLyn Saathoff	0	2,900	5,800	1,771
Lea Anne Doolittle	0	2,500	5,000	1,527
Justin B. Palfreyman	N/A	N/A	N/A	N/A
(1)

Share award amounts do not include cash dividend amounts paid. For actual 2015-2017 award cash value, including cash dividend amounts, see the “Option Exercises and Stock Vested During 2017” table, below.

(2)	Mr. Anderson held the position of Executive Vice President at the time of this grant.

(*)	Using a stock price of $59.65, which was the closing price of NW Natural common stock on December 29, 2017 (the last trading day of 2017).
(1)	Excludes Messrs. Burkhartsmeyer and Palfreyman who were not eligible for a performance share award.

For the 2015-2017 and 2016-2018 performance cycles, the Performance Share Factor is determined by the following formula:

3-Year TSR Factor x 40%	+	3-Year Cumulative EPS Factor x 20%	+	3-Year Average ROIC Factor x 20%	+	Strategic Component Factor x 20%	=	Performance Share Factor

3-Year Total Shareholder Return Component (TSR). For purposes of determining Relative TSR, as of December 31, 2017, the peer group companies were: Atmos Energy Corporation, South Jersey Industries, Inc., National Fuel Gas Company, New Jersey Resources Corporation, NiSource Inc., Southwest Gas Corporation, UGI Corporation, One Gas Inc. and WGL Holdings, Inc. TSR payout levels are based on the percentile rank of our TSR as compared to the TSR peer group, as follows:

TSR Percentile Rank[1]	TSR Payout Factor
less than 30%	0%
30%	25%
50%	100%
90% or more	200%

(1)	TSR Percentile Ranks between any two data points are interpolated

However, the calculated payout percentage is reduced by 25 percent if the Company’s total shareholder return is less than 0 percent. For the 2015-2017 performance cycle, NW Natural’s total shareholder return was a cumulative 55.71 percent, which was at the 35.02 percentile of the peer group, and resulted in a 42.59 percent TSR payout factor.

3-Year Cumulative EPS Component. For the same reasons the OECC retained discretion under the EAIP to adjust for certain extraordinary, non-recurring or unplanned impacts as the OECC determines is appropriate, the OECC designed the EPS and ROIC components of the performance share awards to automatically adjust to eliminate the impact of changes in accounting principles, gain or loss on the sale of a business, impairments, tax impacts or tax rate changes. For the 2015-2017 performance share cycle, pursuant to the performance share award agreement, the EPS and ROIC components were automatically adjusted to exclude impairments associated with the regulatory SRRM Charges in 2016 and 20154, and the GRS Impairment and benefits of Tax Reform in 2017. In addition, the OECC reviewed Management’s decision to delay filing the Company’s general rate case in Oregon until the end of 2017, and the impact of that timing decision on the Company’s ability to meet the EPS and ROIC targets set in the 2015-2017 performance share awards. The OECC noted that the Board previously concurred with Management’s decision regarding rate case timing, and exercised discretion to increase Cumulative EPS results by $0.25, and ROIC results for 2017 by 0.43 percent, to reflect estimated additional earnings that were expected to result from earlier filing of the rate case and included in setting the targets. The adjustments described in this paragraph are referred to below as the “Performance Share Adjustments”.

[4]	As part of our 2012 Oregon general rate case, the OPUC adopted the SRRM through which the Company tracks and recovers past deferred and future environmental remediation costs related to gas manufacturing sites owned by the Company and its predecessors since the early 1900s, and opened a separate docket to determine how the SRRM would be applied. In February 2015, the OPUC issued an order finding that the Company’s approximately $114 million of environmental remediation expenses incurred at that time and approximately $150 million in environmental insurance settlements were prudent, and that future prudently incurred environmental costs allocable to Oregon would be recoverable through the SRRM, subject to an earnings test. However, through application of its earnings test with certain adjustments the OPUC deemed appropriate, the OPUC ordered the Company to forego collection under the SRRM of $15 million of the approximately $95 million of environmental expenses and associated carrying costs it had deferred through 2012. This resulted in a net after-tax charge in the first quarter of 2015 of approximately $9.1 million. The OPUC issued a related order in January 2016 disallowing recovery of $2.8 million in interest earned on the earlier disallowed amount, resulting in a $3.3 million pre-tax, non-cash, or a $2.0 million after-tax, charge in 2016.

For the 2015-2017 performance cycle, the cumulative EPS Payout Factor was determined based on the following:

Minimum (25%)	Target (100%)	Maximum (200%)
$6.66	$6.96	$7.20
EPS results between any two data points are interpolated. Amounts less than $6.66 result in a 0% payout factor.

3-Year Cumulative EPS for the 2015-2017 performance cycle was $2.14, and as adjusted by the Performance Share Adjustments, on a non-GAAP basis, was $6.97, resulting in a Cumulative EPS factor equal to 104.17 percent.

3-Year Average ROIC Component. For the 2015-2017 performance cycle, the average ROIC target levels were:

Minimum (25%)	Target (100%)	Maximum (200%)
6.67%	6.82%	6.92%
ROIC results between any two data points are interpolated. Amounts less than 6.67% result in a 0% payout factor.

3-Year Average ROIC for the 2015-2017 performance cycle was 3.82 percent, and as adjusted by the Performance Share Adjustments, on a non-GAAP basis, was 6.65 percent, resulting in a 3-Year Average ROIC factor equal to 0 percent.

Strategic Component. The Strategic Component Factors for the 2015-2017 performance share awards also included financial measures related to the Company’s gas storage assets and revenue growth, as well as other strategic growth initiatives, regulatory outcomes, safety and customer growth metrics and effective succession planning for key leadership positions. The OECC considered the challenges associated with the California gas storage markets, which have experienced historically low pricing and volatility. The OECC also weighed in its assessment, among other things, NW Natural’s financial performance for each year of the three-year cycle; the Company’s progress in enhancing and maximizing its gas storage assets, including the North Mist gas storage expansion project; effective execution of regulatory matters; strong measures of service that is safe, reliable and customer-oriented; customer growth; implementation of effective succession planning through key position retirements; and progress made in certain business development and growth initiatives; and assigned a strategic component factor of 116 percent from a possible 200 percent.

Perquisites

The OECC eliminated routine perquisites for executives effective January 1, 2008. The OECC acknowledges that certain benefits incidental to other business-related activities may continue, but the aggregate annual value of such benefits is not expected to regularly exceed $10,000 for any NEO. Examples of when perquisites may exceed $10,000 are when an individual is promoted to a senior position within the Company, or as part of an initial hire package for a senior level executive.

Qualified and Non-Qualified Retirement (Defined Benefit) Plans

Mr. Anderson and Ms. Doolittle participate in the Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan), our qualified defined benefit pension plan, on the same terms as other salaried employees. Messrs. Burkhartsmeyer, Palfreyman and Wilson and Ms. Saathoff joined the Company after 2006, when the Retirement Plan was closed to new employees. We also maintain the following non-qualified supplemental retirement plans for certain executives participating in the Retirement Plan: the Executive Supplemental Retirement Income Plan and the Supplemental Executive Retirement Plan. These plans are more fully described below under the “Pension Benefits as of December 31, 2017” table and the related narrative discussion. As discussed there, in 2009 the OECC recommended and the Board approved amendments to these plans that moderate the growth in benefits payable under these plans.

Qualified and Non-Qualified Deferred Compensation (Defined Contribution) Plans

We also maintain both tax-qualified and non-tax-qualified defined contribution plans in which the NEOs are eligible to participate. Our 401(k) Plan is a tax-qualified defined contribution plan and our Deferred Compensation Plan for Directors and Executives is a non-tax-qualified deferred compensation plan. For further discussion of Named Executive Officer participation in non-qualified deferred compensation plans in 2017, see the “Non-Qualified Deferred Compensation in 2017” table below.

Attraction and Retention Package for Mr. Burkhartsmeyer

In an effort to attract and retain Mr. Burkhartsmeyer to the position of Senior Vice President and CFO, the OECC and Board, as applicable, approved in 2017 certain one-time payments and benefits to Mr. Burkhartsmeyer beyond routine executive compensation, including: a hiring bonus of $200,000 payable 50% on December 1, 2017, 25% on June 1, 2018 and 25% on December 1, 2018, subject to continued employment; and a grant of RSUs that were previously described. The Board also approved a Severance Agreement with Mr. Burkhartsmeyer providing for the payment of a percentage of Mr. Burkhartsmeyer’s salary if he is terminated without cause on or prior to May 17, 2022, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Burkhartsmeyer’s salary if his employment is terminated without cause on or prior to May 17, 2018 to 0% of his salary if his employment is terminated without cause after May 17, 2022.

Attraction and Retention Package for Mr. Palfreyman

In an effort to attract and retain Mr. Palfreyman to the position of Vice President, Business Development with the later additional responsibilities of strategy, the OECC and Board, as applicable, approved in 2016 certain one-time payments and benefits to Mr. Palfreyman beyond routine executive compensation, including: a hiring bonus of $120,000, with two ratable payments in October 2016 and October 2017, subject to continued employment. Mr. Palfreyman also received a grant of RSUs that were previously described.

Change in Control/ Severance Agreements

The Board of Directors considers an effective, highly-skilled and vital management team to be essential to protect and enhance the best interests of our Company. As such, it recognizes that the uncertainty and questions a potential change in control could result in the departure or distraction of management personnel to the Company’s detriment. Accordingly, the Board has approved double trigger severance agreements with all of the NEOs. The agreements contain a provision that reduces the level of benefits as the NEOs approach age 65 given the value of the benefit should diminish commensurate with an officer’s potential remaining years of employment. The Board believes the current form of severance agreement reflects a conservative approach relative to energy industry standards. None of the agreements with officers of NW Natural include provisions for tax gross-up upon a triggering event. See “Potential Payments Upon Termination or Change in Control,” below.

In general, the OECC prefers not to enter into severance agreements other than for change in control purposes. Accordingly, the OECC has established a guideline that severance benefits may only be provided following a termination without cause in the first five years of employment in a particular position or after a change in control. The benefit for termination without cause, absent a change in control, is reduced over the term of the agreement, which cannot exceed five years. The only such agreements outstanding are with Mr. Burkhartsmeyer, as described above, and Mr. Anderson, which was entered into upon his appointment to the position of CEO. Mr. Anderson’s agreement provides for the payment of a percentage of his salary if he is terminated without cause on or prior to August 1, 2021, with such percentage of salary declining in 20 percent increments annually from 100% of Mr. Anderson’s salary if his employment was terminated without cause on or prior to August 1, 2017 to 20% of his salary if his employment is terminated without cause on or prior to August 1, 2021.

Stock Ownership Guidelines

Our Corporate Governance Standards provide the following ownership guidelines for executive officers, expressed as a multiple of each executive officer’s base salary:

Position	Dollar Value of Stock Owned as Multiple of Base Salary
Chief Executive Officer and President	4x
Executive Vice President or Chief Operating Officer	3x
Senior Vice Presidents or NEOs	2x
Vice Presidents and all other Executive Officers	1x

The OECC annually reviews these guidelines and the progress made by executives against these objectives. Stock ownership is measured using: shares owned directly by the executive or immediate family members; shares credited to an executive’s 401(k) Plan and non-qualified deferred compensation plan accounts; and unvested restricted stock units, restricted stock, and in the money stock options. The value of stock owned is determined using the closing price for the common stock as of last day of the year. Generally, stock ownership objectives should be attained within five years of appointment as an officer or from promotion to a higher level ownership requirement. However, the OECC retains discretion to extend the time period within which ownership goals are reached. In February 2018, the OECC concluded all of the NEOs have achieved, or are making appropriate progress toward, stock ownership goals. The Company does not have a policy that requires retention of stock acquired from equity compensation plans after vesting of shares, because the OECC and Board have concluded that the Company’s stock ownership requirements provide executives with a meaningful stake in the ownership of NW Natural, and fully align executive officers’ ownership interests with our shareholders for the duration of the executive officers’ service at the Company.

Regulatory, Tax and Accounting Considerations

Regulatory Treatment

The Company fully assesses the accounting and tax treatment of each form of compensation paid to the NEOs for both NW Natural and the individual executive. This is particularly important in a regulated business where the Company is allowed to recover costs of service in rates (salaries, qualified pensions and health and welfare benefit costs), while the majority of other elements of executive compensation, such as annual incentive awards, long-term equity awards and non-qualified retirement benefits, are typically shareholder expenses because the public utility commissions that regulate the Company view these expenses as more closely tied to shareholder objectives. However, our incentive compensation programs benefit customers by including performance incentives that:

•	encourage efficient, safe and reliable service;
•	encourage management of capital, operating, and maintenance costs, which help to abate the need for future rate increases; and
•	focus on customer satisfaction.

See “Executive Annual Incentive Plan—Operations Factor” above.

Actual amounts currently recovered in rates are based on amounts determined in our general rate cases approved by the OPUC in 2012 and by the Washington Utilities and Transportation Commission in 2008. The following table shows the current rate recovery treatment for categories of compensation expenses for various elements of our executive compensation program:

Executive Expenses Generally Recovered in Rates	Executive Expenses Generally Not Recovered in Rates
Salaries	Stock Options
Qualified pension plan benefits	Executive Annual Incentive Plan
Contributions related to Qualified Retirement K Savings Plan (401(k) Plan)	Interest accruals and make-up contributions related to Deferred Compensation Plan for Directors and Executives
Health and welfare benefits	Interest accruals on Executive Deferred Compensation Plan
Executive Supplemental Retirement Income Plan
Supplemental Executive Retirement Plan
Change-in-control severance benefits
Non-change-in-control severance benefits
Long Term Incentive Plan
Restricted Stock Units Performance Shares

Tax Deductibility of Compensation

In developing executive compensation programs, the OECC takes into consideration the tax deductibility of the various components of compensation under the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally limits the amount that may be deducted for compensation paid in any year to our NEOs (other than the CFO) to $1 million per person. Certain exceptions to this limitation apply to “performance-based compensation.” We previously obtained shareholder approval of our former Restated SOP and our LTIP. It has been the intention of the OECC that options granted under the former Restated SOP and RSUs with a performance threshold granted under the LTIP, meet the “performance-based compensation” requirements of the Internal Revenue Code and related regulations, and that the compensation paid under those awards will be fully deductible. Because the OECC’s determination as to the achievement of the strategic component of performance share awards is discretionary and because the OECC made discretionary adjustments to the performance share awards paid in 2017, amounts paid under those awards may not be tax deductible under Section 162(m) of the Internal Revenue Code. Because the OECC approved amendments to the calculation of the performance threshold for RSUs granted prior to 2016, amounts paid under these RSUs also may not be tax deductible. For 2017, $100,787 paid to Mr. Anderson was non-deductible. No other amounts paid to our NEOs for 2017 are expected to be considered non-deductible under Section 162(m).

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will no longer be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the OECC’s intention to structure certain executive compensation programs to meet the deductibility requirements of Section 162(m), because of uncertainties as to the scope of the transition relief, no assurance can be given that compensation intended to satisfy the requirements for exemption from the deduction limit of Section 162(m) in fact will be eligible for the transition relief.

REALIZED COMPENSATION TABLE

The SEC’s calculation of total compensation, as shown in the Summary Compensation Table set forth on page 58, includes several items that are driven by accounting and actuarial assumptions, which are not necessarily reflective of compensation actually realized by the NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below, which shows compensation actually realized by each NEO for each of the years shown.

Realized Compensation Table1

Name and Principal Position	Year	Realized Compensation[2]
David H. Anderson	2017	$1,823,389	[3]
President and Chief Executive Officer	2016	1,731,512	[4,5]
	2015	945,146
Frank H. Burkhartsmeyer[9,10]	2017	490,611	[6]
Senior Vice President and Chief Financial Officer
Brody J. Wilson[9,10]	2017	490,764
Vice President, Treasurer, Chief Accounting Officer, and Controller	2016	522,922	[7]
MardiLyn Saathoff[10]	2017	751,554
Senior Vice President, Regulation and General Counsel	2016	714,036	[4]
Lea Anne Doolittle[10]	2017	711,698	[3]
Senior Vice President and Chief Administrative Officer	2016	701,467	[4]
	2015	521,324
Justin B. Palfreyman[10]	2017	471,833	[8]
Vice President, Strategy and Business Development
(1)

Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table. Realized compensation is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, refer to the narrative and notes accompanying the Summary Compensation Table set forth on page 58.

(2)

Amounts reflected as realized compensation in this table include the following amounts paid for the applicable year: (1) salary earned in the applicable year; (2) EAIP payments earned in the applicable year; (3) the value of the performance share award actually paid for the performance period ending in the applicable year; (4) the value of RSUs vested and paid during the applicable year; and (5) the value realized on exercise of stock options during the applicable year, if any. The amounts reflected as realized compensation in this table do not include the following amounts for the year indicated: (a) the value of performance share awards, RSUs or stock options granted but not yet vested and paid or exercised; (b) the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans; (c) above-market interest credited to the non-qualified deferred compensation plan accounts of the NEOs, if any; (d) employer matching contributions to qualified defined contribution plan; (e) matching contributions under non-qualified deferred compensation plans, if any; and (f) any additional payments or de minimus amounts.

(3)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $189,438 for Mr. Anderson and $74,985 for Ms. Doolittle.
(4)	Amount includes compensation realized on the exercise of stock options that were granted in prior years of $143,397 for Mr. Anderson, $40,653 for Ms. Saathoff, and $39,445 for Ms. Doolittle.
(5)	Amount includes a promotion bonus of $93,000 to reflect Mr. Anderson’s 2016 mid-year transition to Chief Executive Officer.
(6)

Amount includes an initial hire-on bonus of $100,000 that was paid in December 2017 and was part of Mr. Burkhartsmeyer’s attraction retention package. See “Compensation Discussion and Analysis,” above.

(7)	Amount includes a one-time lump sum bonus in the amount of $40,000 in recognition of Mr. Wilson’s interim service as Chief Financial Officer.
(8)	Amount includes the second installment of a hire-on bonus in the amount of $60,000 that was paid in October 2017.
(9)

Effective May 17, 2017, Mr. Burkhartsmeyer was appointed Senior Vice President and Chief Financial Officer and Mr. Wilson’s interim duties concluded. Mr. Wilson’s 2017 realized compensation includes a supplemental salary addition of $5,500 per month or any portion thereof in which he served as the interim Chief Financial Officer. See “Compensation Discussion and Analysis,” above.

(10)	Messrs. Burkhartsmeyer and Palfreyman were not NEOs in 2016 or 2015 and Mr. Wilson, Ms. Saathoff, and Ms. Doolittle were not NEOs in 2015.

SUMMARY COMPENSATION TABLE

The following is a summary of our NEOs’ compensation in 2015, 2016 and 2017. Only a portion of the executive compensation shown in this Summary Compensation Table is included for purposes of establishing regulatory rates charged to customers. Although most of our compensation programs are designed to promote shareholder objectives, our customers also directly benefit because many of the programs include performance incentives designed to improve service to our customers. For discussion regarding amounts excluded from rate recovery, see “Compensation Discussion and Analysis—Regulatory, Tax and Accounting Considerations—Regulatory Treatment,” above.

NAME AND PRINCIPAL POSITION (a)	YEAR	SALARY ($)	BONUS[1] ($)	STOCK AWARDS[2] ($)	NON- EQUITY INCENTIVE PLAN COMPEN- SATION[1] ($)	CHANGE IN PENSION VALUE AND NON- QUALIFIED DEFERRED COMPENSATION EARNINGS[3] ($)	ALL OTHER COMPEN- SATION[4] ($)	TOTAL ($)
	(b)	(c)	(d)	(e)	(g)	(h)	(i)	(j)
David H. Anderson	2017	$641,667	$173,279	$834,910	$437,721	$1,040,648	$58,308	$3,186,533
President and Chief Executive Officer	2016	506,250	225,753	642,885	441,248	821,947	42,108	2,680,191
	2015	418,083	77,606	364,013	282,394	333,020	29,177	1,504,293
Frank H. Burkhartsmeyer	2017	248,611	140,664	631,331	101,336	—	12,990	1,134,932
Senior Vice President and Chief Financial Officer	2016	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—
Brody J. Wilson	2017	272,028	32,806	111,245	79,194	47	33,712	529,032
Vice President, Treasurer,	2016	253,583	64,350	110,050	80,650	3	30,270	538,906
Chief Accounting Officer,	2015	—	—	—	—	—	—	—
and Controller
MardiLyn Saathoff	2017	355,167	60,754	278,113	144,246	2,577	43,507	884,364
Senior Vice President, Regulation and General	2016	339,000	47,328	475,569	152,672	2,830	47,865	1,065,264
	2015	—	—	—	—	—	—	—
Counsel
Lea Anne Doolittle	2017	299,500	44,894	189,607	108,106	323,612	23,601	989,320
Senior Vice President and Chief Administrative Officer	2016	290,667	35,472	187,370	114,528	348,886	21,947	998,870
	2015	282,667	34,659	191,972	124,341	394,358	17,564	1,045,561
Justin B. Palfreyman	2017	270,833	102,232	178,597	98,768	—	25,801	676,231
Vice President, Strategy and Business Development	2016	—	—	—	—	—	—	—
	2015	—	—	—	—	—	—	—

Column (f) was deleted as it is not applicable.

(1)

The total bonus paid to each NEO under our EAIP for performance in 2017 is split between columns (d) and (g). Amounts constituting the discretionary portion of bonuses under the plan are the amounts listed as bonuses in column (d). Amounts constituting the performance-based, non-discretionary portion of bonuses under the plan are the amounts listed as non-equity incentive plan compensation in column (g). Amounts in column (d) include $100,000 paid as a hiring bonus for Mr. Burkhartsmeyer, and $60,000 paid as a hiring bonus for Mr. Palfreyman.

(2)

Amounts shown in column (e) represent the grant date fair value of performance share awards and RSUs granted in each year disregarding estimated forfeitures, determined under share-based compensation accounting guidance. The amount shown for RSUs is equal to the number of RSUs awarded multiplied by the closing market price of the common stock on the date of grant. The issuance of the shares under these awards is contingent upon meeting certain performance criteria, so the shares may or may not be earned. Mr. Burkhartsmeyer was awarded 6,016 RSUs during 2017 without a performance threshold and Ms. Saathoff was awarded 3,100 RSUs during 2016 without a performance threshold. In 2015 and 2016, a portion of each performance share award was based on relative total shareholder return (40 percent of each target award) and, therefore, was subject to a market condition, so the amount shown for that portion of each of those performance share awards represents the grant date fair value of the award calculated using a Monte Carlo model. For the remaining portion of each performance share award subject to strategic performance milestones (20 percent of each target award for the 2015 and 2016 awards), earnings per share (EPS) targets (20 percent of each target award for the 2015 and 2016 awards) and return on invested capital (ROIC) targets (20 percent of each target award for the 2015 and 2016 awards), the amount shown is based on the estimated number of shares to be issued multiplied by the sum of the closing market price of the common stock on the date of grant plus the estimated dividends per share to be paid over the three-year performance period. Performance share awards granted in 2017 are subject to EPS and ROIC targets, with the total payout subject to modification based on a growth modifier, with the total payout also subject to modification based on total shareholder return (TSR) performance which is a market modifier under share-based compensation accounting guidance. Accordingly, the grant date fair value per share of the awards was calculated using a Monte Carlo method to take into account the TSR market modifier.

Amounts included for the 2017 performance share awards represent that grant date fair value per share multiplied by the target number of shares, which is the number of shares assumed to be issued based on the EPS and ROIC performance conditions. If the maximum number of shares issuable under the EPS and ROIC conditions had been used as the estimated number of shares, the total amounts in column (e) for 2017 would have been $1,400,269 for Mr. Anderson, $819,594 for Mr. Burkhartsmeyer, $186,550 for Mr. Wilson, $466,376 for Ms. Saathoff, $317,398 for Ms. Doolittle and $298,971 for Mr. Palfreyman.
(3)

The amounts included in column (h) as the aggregate change in the actuarial present value of the NEOs’ accumulated benefits under all defined benefit pension plans during 2017 were: $1,040,135 for Mr. Anderson, $0 for Messrs. Burkhartsmeyer, Wilson and Palfreyman and Ms. Saathoff, and $314,323 for Ms. Doolittle. The 2017 amounts were calculated using a discount rate of 3.31 percent, which is 37 basis points lower than the discount rate used for 2016. The 2016 amounts were calculated using a discount rate of 3.68 percent, which is 12 basis points lower than the discount rate used for 2015. Amounts of above-market interest included in column (h) that were credited to the non-qualified deferred compensation plan accounts of the NEOs during 2017 were: $513 for Mr. Anderson, $0 for Mr. Burkhartsmeyer, $47 for Mr. Wilson, $2,577 for Ms. Saathoff, $9,289 for Ms. Doolittle, and $0 for Mr. Palfreyman. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

(4)

The amounts included in column (i) as matching contributions under the 401(k) Plan during 2017 were: $10,530 for each of Mr. Anderson and Mses. Doolittle and Saathoff, $1,000 for Mr. Burkhartsmeyer, $10,476 for Mr. Wilson, and $10,519 for Mr. Palfreyman. The amounts recorded as matching contributions under non-qualified deferred compensation plans during 2017 were: $35,109 for Mr. Anderson, $0 for Mr. Burkhartsmeyer, $324 for Mr. Wilson, $270 for Ms. Saathoff, $6,542 for Ms. Doolittle, and $0 for Mr. Palfreyman. The amounts recorded for dividend equivalents for restricted stock units with performance threshold that vested during 2017 were: $12,669 for Mr. Anderson, $0 for Mr. Burkhartsmeyer, $3,566 for Mr. Wilson, $4,579 for Ms. Saathoff, $6,137 for Ms. Doolittle, and $0 for Mr. Palfreyman. The amounts recorded for enhanced 401(k) contributions during 2017 were: $13,500 for Mr. Wilson, Ms. Saathoff and Mr. Palfreyman, and $11,597 for Mr. Burkhartsmeyer. The amounts recorded as enhanced contributions under non-qualified deferred compensation plans during 2017 were: $5,453 for Mr. Wilson, $14,235 for Ms. Saathoff and $1,390 for Mr. Palfreyman. Amounts in column (i) also include a $250 gift card plus $143 gross up expense for each of Mr. Burkhartsmeyer, Mr. Wilson, Ms. Saathoff, Ms. Doolittle and Mr. Palfreyman.

CEO COMPENSATION AND EMPLOYEE COMPENSATION

As a result of rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, beginning with our 2018 proxy statement, the SEC requires disclosure of the ratio of CEO compensation, as calculated in the Summary Compensation Table, to the median compensation of all of the Company’s employees other than the CEO. Mr. Anderson’s 2017 compensation calculated for purposes of the Summary Compensation Table was $3,186,533. We estimate that the median annual compensation for all other NW Natural employees, excluding Mr. Anderson, was $114,869 for 2017, calculated as though it were to be presented in the Summary Compensation Table. As a result, we estimate that Mr. Anderson’s compensation was approximately 28 times that of the median annual compensation for all employees in 2017.

Our CEO to median employee pay ratio is a reasonable estimate calculated in a manner consistent with SEC requirements. We identified the median employee by examining the 2017 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017. We included all employees, whether employed on a full-time, part-time, or seasonal basis. Pay elements that were included in 2017 compensation for each employee for purposes of identifying the median employee included salary or wages received in 2017; cash incentive bonuses received during 2017; the value of the performance share awards actually paid in 2017; and the value of RSUs vested and paid during 2017. Wages and salaries were annualized for employees who were not employed for the full year. For simplicity, the Company’s contribution to the 401(k) plan and medical benefits were excluded as all employees, including the CEO, are offered the exact same benefits.

GRANTS OF PLAN-BASED AWARDS DURING 2017

The following table includes grants of annual incentive awards, performance share awards, and RSUs granted to our NEOs during 2017:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares		Grant Date Fair Value of Equity Awards [4] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)		(g)		(h)				(l)
David H. Anderson		$—	$341,250	$511,875	—		—		—		—		$—
	2/22/2017	—	—	—	2,478	[2]	9,910	[2]	19,820	[2]	—		565,360
	2/22/2017	—	—	—	—		4,500	[3]	—		—		269,550
Frank Burkhartsmeyer		—	126,000	189,000	—		—		—		—		—
	5/17/2017	—	—	—	825	[2]	3,300	[2]	6,600	[2]	—		188,263
	5/17/2017	—	—	—	—		1,500	[3]	—		—		88,425
	5/17/2017	—	—	—	—		—		—		6,016	[5]	354,643
Brody J. Wilson		—	61,740	92,610	—		—		—		—		—
	2/22/2017	—	—	—	330	[2]	1,320	[2]	2,640	[2]	—		75,305
	2/22/2017	—	—	—	—		600	[3]	—		—		35,940
MardiLyn Saathoff		—	112,455	168,683	—		—		—		—		—
	2/22/2017	—	—	—	825	[2]	3,300	[2]	6,600	[2]	—		188,263
	2/22/2017	—	—	—	—		1,500	[3]	—		—		89,850
Lea Anne Doolittle		—	84,280	126,420	—		—		—		—		—
	2/22/2017	—	—	—	560	[2]	2,240	[2]	4,480	[2]	—		127,791
	2/22/2017	—	—	—	—		1,032	[3]	—		—		61,817
Justin B. Palfreyman		—	77,000	115,500	—		—		—		—		—
	2/22/2017	—	—	—	528	[2]	2,110	[2]	4,220	[2]	—		120,374
	2/22/2017	—	—	—	—		972	[3]	—		—		58,223

Column (i), (j) and (k) were deleted as they are not applicable.

(1)

Threshold level estimated payouts cannot be determined because the minimum performance level for payout under each component of the formula in the EAIP is interpolated down to a zero payout. See “Compensation Discussion and Analysis—2017 Compensation Programs—Executive Annual Incentive Plan,” above, for a complete discussion of the terms of the awards. Amounts above include only the portion of the award subject to performance metrics, constituting 70 percent of the annual incentive opportunity. The remaining 30 percent of the annual incentive opportunity is awarded based on discretionary criteria and is reflected as a bonus in column (d) of the Summary Compensation Table. The actual non-equity incentive plan portion of the awards earned in 2017 and paid in 2018 are reflected in column (g) of the Summary Compensation Table.

(2)

Share amounts represent potential performance share awards granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Performance Shares,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional $5.678 per share dividend equivalent also payable pursuant to the terms of the awards. Threshold level estimated future payouts assume the minimum award payable other than no payout.

(3)

Share amounts represent RSU awards with a performance threshold granted pursuant to the terms of the LTIP. See “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the awards. Share amounts do not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards. RSU awards do not have threshold or maximum payout levels as there is only one payout level if the performance threshold is satisfied.

(4)

Amounts shown in column (l) for RSU awards represent the grant date fair value of the RSUs which was based on a value of $59.90 per share for RSUs granted on February 22, 2017, and $58.95 for RSUs granted on May 17, 2017, each of which was the closing market price of the common stock on the grant date. Performance share awards granted in 2017 are subject to EPS and ROIC targets, with the total payout subject to modification based on a growth modifier, with the total payout also subject to modification based on total shareholder return (TSR) performance which is a market modifier under share-based compensation accounting guidance. Accordingly, the grant date fair value per share of the awards of $57.0494 was calculated using a Monte Carlo method to take into account the TSR market modifier.

Amounts shown in column (l) for the performance share awards represent that grant date fair value per share multiplied by the target number of shares, which is the number of shares assumed to be issued based on the EPS and ROIC targets. The values used for RSUs and performance share awards are the same as those used under share-based compensation accounting guidance.
(5)

Share amount represents a time-based RSU with no performance threshold, granted to Mr. Burkhartsmeyer on May 17, 2017. See “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above, for a complete discussion of the terms of the award. Share amount does not include an estimate of an additional dividend equivalent, which is based on a tiered calculation and also payable pursuant to the terms of the awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2017

The following table includes all of the outstanding equity awards held by our NEOs at December 31, 2017:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)[1]
(a)	(b)	(c)	(e)	(f)	(g)		(h)	(i)		(j)
David H. Anderson	8,000	—	$44.25	3/2/2020	—		$—	—		$—
	11,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	650	[3]	38,773	27,420	[2]	1,635,603
	—	—	—	—	600	[3]	35,790	600	[4]	35,790
	—	—	—	—	1,050	[3]	62,633	2,100	[5]	125,265
	—	—	—	—	1,125	[3]	67,106	3,375	[6]	201,319
Frank H. Burkhartsmeyer	—	—	—	—	6,016	[7]	358,854	6,600	[2]	393,690
	—	—	—	—	375	[3]	22,369	1,125	[6]	67,106
Brody J. Wilson	—	—	—	—	185	[3]	11,035	3,940	[2]	235,021
	—	—	—	—	190	[3]	11,334	190	[4]	11,334
	—	—	—	—	180	[3]	10,737	360	[5]	21,474
	—	—	—	—	150	[3]	8,948	450	[6]	26,843
MardiLyn Saathoff	2,000	—	41.15	3/4/2019	—		—	—		—
	2,000	—	44.25	3/2/2020	—		—	—		—
	3,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	185	[3]	11,035	9,860	[2]	588,149
	—	—	—	—	375	[3]	22,369	375	[4]	22,369
	—	—	—	—	450	[3]	26,843	900	[5]	53,685
	—	—	—	—	3,100	[8]	184,915	—		—
	—	—	—	—	375	[3]	22,369	1,125	[6]	67,106
Lea Anne Doolittle	3,000	—	41.15	3/4/2019	—		—	—		—
	3,000	—	44.25	3/2/2020	—		—	—		—
	5,000	—	45.74	3/2/2021	—		—	—		—
	—	—	—	—	345	[3]	20,579	6,680	[2]	398,462
	—	—	—	—	325	[3]	19,386	325	[4]	19,386
	—	—	—	—	310	[3]	18,492	620	[5]	36,983
	—	—	—	—	258	[3]	15,390	774	[6]	46,169
Justin B. Palfreyman	—	—	—	—	2,580	[9]	153,897	4,220	[2]	251,723
	—	—	—	—	243	[3]	14,495	729	[6]	43,485

Column (d) was omitted as it is not applicable.

(1)	Amounts are calculated based on the price of $59.65, the closing market price for the Company’s common stock on December 29, 2017 (the last trading day of 2017).
(2)

For 2016-2018 performance share awards, the share amounts include the target level of the awards and for 2017-2019 performance share awards, the share amounts include the maximum level of the awards. The actual number of performance shares issuable will be determined by the OECC at the end of the three-year performance cycles ending December 31, 2018 and 2019, respectively. Does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance objectives, see “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Performance Shares,” above.

(3)

Share amounts represent RSU awards with performance thresholds that were met as of December 31, 2017, and that are scheduled to vest based on continued service through March 1, 2018. The achievement of the performance threshold is reviewed and approved by the OECC after the end of each year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards. For a complete description of the performance threshold, see “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Restricted Stock Units with Performance Threshold,” above.

(4)

Share amounts represent the remaining balance of RSUs with performance threshold awards. The remaining shares covered by each of these RSUs with performance threshold will vest on March 1, 2019 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(5)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-half of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2019 and 2020 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(6)

Share amounts represent the remaining balance of RSUs with performance threshold awards. One-third of the remaining shares covered by each of these RSUs with performance threshold will vest on each of March 1, 2019, 2020 and 2021 subject in each case to achievement of the performance threshold for the immediately preceding year. This amount does not include an estimate for the accumulated cash dividends also payable pursuant to the terms of the awards.

(7)	Share amount represents a time-based RSU. One fourth of the shares will vest on each of March 1, 2018, 2019, 2020 and 2021.
(8)	Share amount represents a time-based RSU. One-fourth of the shares will vest on each of March 1, 2019 and 2020 and the remaining one-half will vest on March 1, 2021.
(9)	Share amounts represent a time-based RSU. One-fifth of the shares will vest on each of March 1, 2018, 2019 and 2020 and the remaining two-fifths will vest on March 1, 2021.

OPTION EXERCISES AND STOCK VESTED DURING 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting[1] (#)	Value Realized on Vesting[1] ($)
(a)	(b)	(c)	(d)	(e)
David H. Anderson	8,000	$189,438	5,881	$381,285
Frank H. Burkhartsmeyer	—	—	—	—
Brody J. Wilson	—	—	1,641	106,736
MardiLyn Saathoff	—	—	2,956	191,387
Lea Anne Doolittle	4,000	74,985	2,832	184,213
Justin B. Palfreyman	—	—	—	—
(1)

Amounts represent performance share awards and RSUs with performance threshold that vested during 2017. The performance shares are related to the three-year award cycle 2015-2017 and were earned but unpaid as of the fiscal year-end; the value realized is based on a price of $59.65, the closing market price for the Company’s common stock on December 29, 2017 (the last trading day of 2017), plus dividend equivalents. The performance share award paid at 61.07 percent of the target level incentive based upon Company performance and strategic results. See “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Performance Shares,” above. The number of shares actually paid was determined by the OECC on February 21, 2018. The value realized includes cash for dividend equivalents of $5.6175 per share based on dividends per share paid by the Company during the performance period as follows: Mr. Anderson, $16,467; Mr. Burkhartsmeyer, $0; Mr. Wilson, $4,974; Ms. Saathoff, $9,949; Ms. Doolittle, $8,576; and Mr. Palfreyman, $0. RSUs with performance threshold are related to the units that vested on March 1, 2017 and the value realized is based on the closing stock price on February 28, 2017 or $60.10 per share, plus cash dividend equivalents which were as follows: Mr. Anderson, $12,669; Mr. Burkhartsmeyer, $0; Mr. Wilson, $3,566; Ms. Saathoff, $4,579; Ms. Doolittle, $6,137; and Mr. Palfreyman, $0. Receipt of the following amounts under performance share awards and RSUs were deferred pursuant to elections under our Deferred Compensation Plan for Directors and Executives: Mr. Anderson, 0 shares; Mr. Burkhartsmeyer, 0 shares; Mr. Wilson, 180 shares valued at $10,818 and $338 of dividend equivalents; Ms. Saathoff, 2,212 shares valued at $118,862 and $0 of dividend equivalents; Ms. Doolittle, 786 shares valued at $43,590 and $482 of dividend equivalents; and Mr. Palfreyman, 0 shares. See “Non-Qualified Deferred Compensation in 2017” for a discussion of the terms of this plan.

PENSION BENEFITS AS OF DECEMBER 31, 2017

Name	Age	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]
David H. Anderson	56	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	13.25	$664,970

		Supplemental Executive Retirement Plan—Tier 1	13.25	2,860,493

		Deferred Compensation Plan Supplemental Annuity	13.25	—
Frank H. Burkhartsmeyer	53	N/A	—	N/A
Brody J. Wilson	38	N/A	—	N/A
MardiLyn Saathoff	61	N/A	—	N/A
Lea Anne Doolittle[2]	62	Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees	17.17	908,998

		Executive Supplemental Retirement Income Plan	17.17	3,038,472

		Deferred Compensation Plan Supplemental Annuity	17.17	—
Justin B. Palfreyman	39	N/A	—	N/A
(1)

The Present Value of Accumulated Benefit in the above table represents the actuarial present value as of December 31, 2017 of the pension benefits of the NEOs under the respective pension plans calculated based on years of service and final average compensation as of that date but assuming retirement at the earliest age at which benefits were unreduced under the respective plans. The actuarial present value was calculated using the RP-2014 Mortality Table adjusted backward to 2006 and projected generationally using Scale MP-2017 and a discount rate of 3.31 percent, the same assumptions used in the pension benefit calculations reflected in our audited balance sheet as of December 31, 2017.

(2)	Ms. Doolittle is eligible for normal retirement benefits under the pension plans in which she is a participant.

Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees

The Retirement Plan for Bargaining Unit and Non-Bargaining Unit Employees (Retirement Plan) is our qualified pension plan covering certain employees covered by a labor agreement and hired prior to January 1, 2010 as well as all regular, full-time employees not covered under a labor agreement whose employment commenced prior to January 1, 2007 (when the non-bargaining unit portion of the Retirement Plan was closed to new participants). Eligible non-bargaining unit employees commenced participation in the Retirement Plan after one year of service and became 100 percent vested after five years of service. Final average earnings for purposes of calculating benefits consist of the participant’s highest average total annual compensation for any five consecutive years in the last 10 years of employment, with total annual compensation for this purpose generally consisting of salary and annual incentive, excluding long-term incentives, amounts deferred under our non-qualified deferred compensation plans and, commencing in 2010 as provided in a Retirement Plan amendment approved in 2009, annual incentive payments in excess of target. In addition, as of December 31, 2017, the Internal Revenue Code limited the amount of annual compensation considered for purposes of calculating benefits under the Retirement Plan to $270,000.

A normal retirement benefit is payable upon retirement at or after age 62 and consists of (a) an annuity benefit equal to 1.8 percent of final average earnings for each of the participant’s first 10 years of service, and (b) a lump sum benefit equal to 7.5 percent of final average earnings for each year of service in excess of 10 years. In addition, for participants hired before January 1, 2000 and under age 60 on that date, a supplemental annuity is provided under the Retirement Plan equal to the participant’s total years of service multiplied by the sum of (x) a varying percentage (based on the participant’s hire age and age on January 1, 2000) of total final average earnings, and (y) 0.425 percent of the excess of final average earnings over an amount referred to as Covered Compensation, which generally consists of the average of the Social Security maximum taxable wage bases over the 35 years preceding the participant’s retirement.

Employees who have attained age 55, if age plus accredited years of service totals 70 or more, are eligible for early retirement benefits. Annuity benefits are reduced by 1/3 percent per month (four percent per year) for each month that the benefit commencement date precedes age 62, with such benefit reduction increased to 1/2 percent per month (six percent per year) for each month the benefit commencement date precedes age 60. The lump sum benefit is not subject to reduction on early retirement. At December 31, 2017, Ms. Doolittle was eligible for normal retirement benefits under the Retirement Plan, and no NEOs were eligible for early retirement benefits under the Retirement Plan.

The basic benefit form for annuity benefits is a monthly single life annuity. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Deferred Compensation Plan Supplemental Annuity

As discussed above, final average earnings for purposes of calculating benefits under the Retirement Plan exclude amounts deferred under our non-qualified Deferred Compensation Plan for Directors and Executives (DCP), which is described below under “Non-Qualified Deferred Compensation Plans.” Accordingly, deferral of compensation under the DCP during a participant’s last 10 years of employment may result in a reduction in benefits payable under the Retirement Plan unless the participant’s total annual compensation in each of those years is over the limit ($270,000 in 2017) imposed by the Internal Revenue Code. In recognition of this possible loss of Retirement Plan benefits, the DCP provides for payment of a supplemental annuity generally payable in the same form and for the same period of time as the annuity payable under the Retirement Plan, subject to certain requirements for the timing of commencement of benefits. The supplemental annuity is equal to the difference between the actual benefit under the Retirement Plan assuming the participant had elected to receive the lump sum benefit in the form of an annuity and the corresponding benefit that otherwise would have been payable under the Retirement Plan if the participant had not deferred compensation under the DCP.

Executive Supplemental Retirement Income Plan

The Executive Supplemental Retirement Income Plan (ESRIP) is a non-qualified pension plan providing supplemental retirement benefits to persons who were executive officers prior to September 1, 2004, including Ms. Doolittle. Under the ESRIP, a target annual retirement benefit is determined for each participant, which is then reduced by the participant’s (a) Retirement Plan benefit (with the lump sum portion converted to a single life annuity), (b) annual Social Security benefits, and (c) any supplemental annuity under the DCP, in each case assuming commencement of benefits at age 65. Final average compensation for purposes of calculating ESRIP benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. Long-term incentive compensation is excluded from the definition of final average compensation. To help control the cost of future benefits under the ESRIP, the Board authorized ESRIP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is also excluded from the calculation of final average compensation.

The target annual retirement benefit is equal to 4.33 percent of final average compensation for each of the participant’s first 15 years of service. This formula results in a target benefit of 65 percent of final average compensation after 15 years of service. A normal retirement benefit equal to the target benefit reduced by Retirement Plan, Social Security and DCP supplemental annuity benefits as discussed above is payable upon retirement at the later of age 62 or after 10 years of service. Participants become vested for 50 percent of this benefit after five years of service and then become vested for an additional 10 percent for each additional year of service until fully vested after 10 years of service. At December 31, 2017, Ms. Doolittle was eligible for early retirement benefits under the ESRIP.

The basic benefit form for ESRIP benefits is a monthly single life annuity with 10 years of guaranteed payments. The participant may choose among different annuity forms that are the actuarial equivalent of the basic benefit.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) is a non-qualified pension plan providing supplemental retirement benefits to persons who become eligible executive officers after September 1, 2004, including Mr. Anderson. The SERP is divided into two tiers, with persons who became eligible executive officers between September 1, 2004 and December 1, 2006 (Mr. Anderson) being participants in SERP Tier 1, and persons who are eligible for the Retirement Plan and who become eligible executive officers after December 1, 2006 being participants in SERP Tier 2. No NEO was a participant in SERP Tier 2. Participants must complete five years of service before becoming 100 percent vested in SERP benefits.

SERP Tier 1

Under SERP Tier 1, a target lump sum retirement benefit is determined for each participant, which is then reduced by the lump sum actuarial equivalent of the participant’s Retirement Plan benefit, Social Security benefit and any supplemental annuity under the DCP, in each case valued as of and assuming commencement at age 65. Final average pay for purposes of calculating SERP Tier 1 benefits generally consists of the participant’s highest average salary and annual incentive for any five consecutive compensation years in the last 10 years of employment. To help control the cost of future benefits under the SERP, the Board authorized SERP amendments in 2009 to provide that, commencing with annual incentives paid for 2010 performance, annual incentive compensation in excess of 125 percent of target is excluded from the calculation of final average pay.

The target lump sum retirement benefit is equal to 40 percent of final average pay for each of the participant’s first 15 years of service, resulting in a maximum target benefit of six times final average pay after 15 years of service. A normal retirement benefit equal to the target benefit reduced by the lump sum actuarial equivalents of Retirement Plan, Social Security, and DCP supplemental annuity benefits as discussed above is payable as a lump sum upon retirement at or after age 60. Upon termination of employment at any time after becoming vested, a participant will receive a termination benefit equal to the SERP Tier 1 normal retirement benefit reduced by 0.4166 percent per month (five percent per year) for each month that termination of employment precedes age 60, up to a maximum reduction of 60 percent for termination at age 48 or below. Participants may choose among different annuity forms that are the actuarial equivalent of the basic lump sum benefit.

NON-QUALIFIED DEFERRED COMPENSATION IN 2017

Name	Plan Name	Executive Contributions in 2017[1]	NW Natural Contributions in 2017[1]	Aggregate Earnings in 2017[1]	Aggregate Withdrawals/ Distributions in 2017	Aggregate Balance at 12/31/2017[1]
David H. Anderson	EDCP	—	—	—	—	—
	DCP	$345,212	$35,109	$3,343	$198,863	$756,094
Frank H. Burkhartsmeyer	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—
Brody J. Wilson	EDCP	—	—	—	—	—
	DCP	11,282	5,777	213	—	21,291
MardiLyn Saathoff	EDCP	—	—	—	—	—
	DCP	104,576	14,505	13,335	—	482,775
Lea Anne Doolittle	EDCP	—	—	7,121	—	188,456
	DCP	107,870	6,542	33,119	—	945,794
Justin B. Palfreyman	EDCP	—	—	—	—	—
	DCP	—	—	—	—	—
(1)

All amounts reported in the Executive Contributions and NW Natural Contributions columns are also included in amounts reported in the Summary Compensation Table above for either 2016 or 2017. The portion of the amounts reported in the Aggregate Earnings column that represents above-market earnings is included in column (h) of the Summary Compensation Table, and the amount of above-market earnings for each NEO is set forth in footnote 3 to that table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this Proxy Statement-Prospectus or in prior year proxy statements: Mr. Anderson, $756,094; Mr. Burkhartsmeyer, $0; Mr. Wilson, $20,911; Ms. Saathoff, $214,591; Ms. Doolittle, $752,521; and Mr. Palfreyman, $0. Amounts not previously reported consist of market-rate earnings on amounts deferred and amounts deferred before designation as a NEO. Amounts previously reported as described in this footnote have been reduced by amounts distributed such that no amount in this footnote will exceed the amount in the Aggregate Balance column.

Non-Qualified Deferred Compensation Plans In 2017

We currently maintain two non-qualified deferred compensation plans for executive officers: the DCP and the Executive Deferred Compensation Plan (EDCP). Prior to 2005, the EDCP was the plan pursuant to which our executives deferred compensation. On January 1, 2005, deferrals under the EDCP were discontinued and the DCP became effective for future deferrals of compensation by our executives. Accordingly, all deferred contributions in 2017 were made under the DCP, while earnings continued to accrue on EDCP account balances.

Participants in the DCP may elect in advance to defer up to 50 percent of their salaries, up to 100 percent of their annual incentives, and up to 100 percent of performance share and restricted stock unit awards under our LTIP. We make matching contributions each year equal to (a) 60 percent of the lesser of the participant’s salary and annual incentive deferred during the year under both the DCP and our 401(k) Plan or 6 percent of the participant’s total salary and annual incentive for the year, reduced by (b) the maximum matching contribution we would have made under our 401(k) Plan if the participant had fully participated in that plan. For participants hired after December 31, 2006, we make enhanced contributions each year equal to 5% of the greater of: (a) the participant’s salary and annual incentive deferred during the year under the DCP, or (b) the excess of the participant’s total salary and annual incentive received during the year over the limit ($270,000 in 2017) imposed by the Internal Revenue Code on compensation that may be considered in calculating the corresponding enhanced contributions under our 401(k) Plan.

All amounts deferred under the EDCP or the DCP have been or will be credited to either a “stock account” or a “cash account.” Under the DCP, deferrals of compensation payable in cash are made to cash accounts and deferrals of compensation payable in our common stock are made to stock accounts. No transfers between a participant’s cash account and stock account are permitted under the EDCP. Under the DCP, transfers from a cash account to a stock account are permitted, but not vice-versa. Stock accounts represent a right to receive shares of our common stock on a deferred basis, and are credited with additional shares based on the deemed reinvestment of dividends. The average annual rate of earnings on stock accounts over the five years ending December 31, 2017 was approximately 10.20 percent and in 2017 was approximately 2.82 percent, in each case representing the total shareholder return of our common stock annualized, assuming dividend reinvestment. Cash accounts under the DCP and the EDCP are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. The average quarterly interest rate paid on cash accounts in 2017 was 4.11 percent.

Participants make elections regarding distributions of their accounts at the time they elect to defer compensation, and have limited rights to change these payment elections. Distributions may commence on a predetermined date while still employed or upon termination of employment, and may be made in a lump sum or in annual installments over five, 10 or 15 years. Hardship withdrawals are permitted under both the EDCP and the DCP, and participants in the EDCP may withdraw their full account balance at any time subject to forfeiture of 10 percent of the balance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Change in Control Compensation

We have agreed to provide certain benefits to the NEOs upon a “change in control” of NW Natural, although certain of the benefits are only payable if the NEO’s employment is terminated without “cause” or by the officer for “good reason” within 24 months after the change in control. In our plans and agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of our outstanding common stock;
•	the nomination (and subsequent election) of a majority of our directors by persons other than the incumbent directors; and
•	the consummation of a sale of all or substantially all of our assets, or an acquisition of NW Natural through a merger or share exchange.

In our plans and agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to NW Natural, and “good reason” generally includes a change in position or responsibilities (that does not represent a promotion), a decrease in compensation, or a home office relocation of over 30 miles.

The following table shows the estimated change in control benefits that would have been payable to the NEOs if (i) a change in control had occurred on December 31, 2017, and (ii) each officer’s employment was terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit[1]	Insurance Continuation[2]	Restricted Stock Unit Acceleration[3]	Performance Share Acceleration[4]	Present Value of SERP Enhancements[5]	Total[6]
David H. Anderson	$2,578,333	$53,722	$594,122	$362,355	$494,760	$4,083,292
Frank H. Burkhartsmeyer	800,000	49,836	456,118	67,686	—	1,373,640
Brody J. Wilson	581,734	—	107,579	54,287	—	743,600
MardiLyn Saathoff	664,107	—	431,149	135,928	—	1,231,184
Lea Anne Doolittle	796,800	52,181	199,366	91,177	—	1,139,524
Justin B. Palfreyman	654,943	—	219,319	43,278	—	917,540
(1)

Cash Severance Benefit. Each NEO has entered into a severance agreement providing for, among other things, cash severance benefits payable if the NEO’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a change in control. The cash severance benefit for each NEO is equal to two times (two and a half times for Mr. Anderson) the sum of final annual salary plus average annual incentive for the last three years (annualized for annual incentives paid for partial years). These amounts are payable in a lump sum within five days after termination. The agreements provide for the following reductions in the cash severance benefit based on age at the time of termination: 10 percent reduction at age 62, 40 percent reduction at age 63, 70 percent reduction at age 64, and 100 percent reduction at age 65. Ms. Doolittle was age 62 at December 31, 2017 and, therefore, her cash severance benefits have been reduced under this provision. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Cash Severance Benefit for Ms. Saathoff and Messrs. Palfreyman and Wilson have been reduced in accordance with this provision.
(2)

Insurance Continuation. If cash severance benefits are triggered, the severance agreements also provide for the continuation of life and health insurance benefits for two years following termination of employment, but not to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent the present value of two years’ of monthly life and health insurance benefit payments at the rates paid by us for each NEO as of December 31, 2017. Under the severance agreements, if any payments to a NEO in connection with a change in control would be subject to the 20 percent excise tax on “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then, if it would result in a greater net after-tax benefit for the officer to have the payments that would otherwise be made reduced by the amount necessary to prevent them from being “parachute payments,” then the officer will be paid such reduced benefits. The amounts in the above table under Insurance Continuation for Ms. Saathoff and Messrs. Wilson and Palfreyman have been reduced in accordance with this provision.

(3)

Restricted Stock Unit Acceleration. As of December 31, 2017, each NEO held outstanding unvested RSUs as listed in the “Outstanding Equity Awards” table above. The RSU award agreements state that if cash severance benefits are triggered under the severance agreements, all outstanding unvested RSUs will immediately vest. The amounts in the table above represent the number of unvested RSUs as of December 31, 2017 multiplied by a stock price of $59.65 per share, which was the closing price of our common stock on the last trading day of 2017, plus an amount for each RSU equal to the dividends paid per share during the period the RSU was outstanding.

(4)

Performance Share Acceleration. As described above under the “Grants of Plan-Based Awards During 2017” table and “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in 2017 under which shares of our common stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2017 to 2019. Performance share awards on somewhat different terms were granted in February 2016 to the NEOs under which common stock (and dividends) will be issued based on our performance over the years 2016 to 2018. The agreements for the performance share awards granted in 2017 state that if cash severance benefits are triggered under the severance agreements, we must immediately issue a pro-rata portion of the target award amount based on the portion of the award period completed prior to termination of employment. The agreements for the performance share awards granted in 2016 require us to issue a calculated number of shares within five days after a change in control and provide that (i) the number of shares to be issued will be pro-rated based on the portion of the award period completed prior to the change in control, (ii) for the portion of the award payable based on total shareholder return relative to a peer group of companies (TSR), actual stock performance through the date of the change in control will be applied to determine a gross payout amount before applying the above pro-ration, (iii) for the portions of the award payable based on cumulative earnings per share (EPS) and average return on invested capital (ROIC), if the change in control occurs during the first year of the award period, the payout will be based on 100 percent of the pro-rated target, and if the change in control occurs during the second or third year of the award period, the payout will be calculated by assuming that the levels of EPS and ROIC achieved in the last completed year continued for the remaining year or years of the award period, and (iv) for the portion of the award payable based on achievement of strategic milestones, the payout will be based on 100 percent of the pro-rated target. These payments under the 2016 awards are required whether or not the officer’s employment is terminated in connection with the change in control. The amounts in the table above represent the number of shares that would have been issued under the awards based on TSR, EPS and ROIC performance through December 31, 2017, multiplied by a stock price of $59.65 per share, which was the closing price of our common stock on the last trading day of 2017, plus an amount equal to the dividends paid per share during the applicable award periods through December 31, 2017.

(5)

Present Value of SERP Enhancements. As discussed above in the text accompanying the “Pension Benefits” table, Mr. Anderson is a participant in the SERP Tier 1, which generally provides for a lump sum benefit payable six months after termination of employment. If a SERP Tier 1 participant’s employment is terminated by us without “cause” or by the participant for “good reason” within 24 months after a change in control, the SERP Tier 1 participant will receive three additional years of service for purposes of calculating their SERP Tier 1 benefit. The amounts in the table represent the excess of the SERP benefit Mr. Anderson would receive on termination following a change in control over the SERP benefit he would have received if employment had terminated absent a change in control on December 31, 2017.

(6) Total. Amounts in this column equal the sum of the amounts in the five columns to its left.

Other Benefits Triggered on Certain Employment Terminations

When Mr. Anderson was promoted to President and CEO effective August 1, 2016, the Company entered into a severance agreement with him that provides the following severance benefits if his employment is terminated without cause: 100 percent of his base salary for a termination without cause during the year ending August 1, 2017, decreasing to 80 percent of base salary for a termination in the year ending August 1, 2018, 60 percent for a termination in the year ending August 1, 2019, 40 percent for a termination in the year ending August 1, 2020, 20 percent for a termination in the year ending August 1, 2021, and 0 percent thereafter. If Mr. Anderson’s employment had been terminated without cause on December 31, 2017, he would have been entitled to a payment of $520,000 under this agreement. When Mr. Burkhartsmeyer was hired, effective May 17 2017, the Company entered into a similar severance agreement providing severance for termination without cause equal to 100% of his base salary and declining in 20 percent increments over the five years from May 17, 2017. If he had been terminated without cause on December 31, 2017, he would have been entitled to a payment of $400,000 under this agreement.

As of December 31, 2017, Mr. Burkhartsmeyer, Ms. Saathoff and Mr. Palfreyman held time-based RSUs as described above under “Outstanding Equity Awards.” The RSU award agreements generally require Mr. Burkhartsmeyer, Ms. Saathoff and Mr. Palfreyman to be employed by the Company on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if their employment terminates earlier as a result of death or disability, the RSUs will immediately vest. The value of the RSU payout, based on a stock price of $59.65 per share (which was the closing price of our common stock on the last trading day of 2017), that Mr. Burkhartsmeyer, Ms. Saathoff and Mr. Palfreyman would have been entitled to receive on death or disability as of December 31, 2017 was $364,524, $193,657 and $159,966, respectively.

As of December 31, 2017, each NEO held outstanding unvested RSUs with performance threshold as listed in the “Outstanding Equity Awards at December 31, 2017” table above. The RSU award agreements generally require the officer to be employed by us on the applicable vesting dates to receive RSU payouts, but the agreements also provide that if employment terminates earlier as a result of death or disability, or when the officer is eligible for normal or early retirement under our Retirement Plan and at least one year has elapsed since the grant date of the RSU, the officer will nevertheless receive 100 percent of each scheduled RSU payout if the performance threshold is satisfied for the applicable year. Assuming achievement of the performance threshold for all years, the estimated value of the RSU payouts, based on a stock price of $59.65 per share (which was the closing price of our common stock on the last trading day of 2017) and continuation of quarterly dividends on our common stock at the current rate, each NEO would be entitled to receive on death or disability, as of December 31, 2017 would be: Mr. Anderson, $618,455; Mr. Burkhartsmeyer, $96,555; Mr. Wilson, $111,466; Ms. Saathoff, $246,793; Ms. Doolittle, $206,749; and Mr. Palfreyman, $62,568. As of December 31, 2017, Ms. Doolittle was, and Ms. Saathoff would have been if she were a participant in the Retirement Plan, eligible for normal or early retirement under the Retirement Plan. Based on the same assumptions, the estimated value of the RSU payouts that Ms. Doolittle and Ms. Saathoff would be entitled to receive on retirement as of December 31, 2017 would be: Ms. Doolittle $126,930 and Ms. Saathoff $150,238.

As described above under “Grants of Plan-Based Awards During 2017” table and “Compensation Discussion and Analysis—2017 Compensation Programs—Long-Term Incentives—Performance Shares,” we granted performance share awards to the NEOs in February 2017 under which shares of our common stock (plus accumulated cash dividends) will be issued to them based on our performance over the years 2017-2019. Performance share awards on somewhat different terms were granted in February 2016 under which common stock (and dividend equivalents) will be issued based on our performance over the years 2016-2018. The award agreements generally require the officer to be employed by us on the last day of the performance period to receive an award payout, but the award agreements for these awards provide that if employment terminates earlier as a result of death, disability, or retirement after reaching age 60 the officer will be entitled to a pro-rated award payout. For awards granted in 2017, the pro-rated payout on retirement only applies if at least one year has elapsed since the grant date of the award. Accordingly, if any NEO had terminated employment on December 31, 2017 as a result of death or disability, his or her target award for the 2017-2019 performance period would have been reduced to one-third of the original target award reflecting employment for one year of the three-year performance period, and his or her target award for the 2016-2018 performance period would have been similarly reduced to two-thirds of the original target award, and then he or she would receive payouts under these adjusted awards at the end of the applicable performance periods based on our actual performance against the performance goals. Assuming achievement of target performance levels, the estimated value of the pro-rated award payouts, based on a stock price of $59.65 per share (which was the closing price of our common stock on the last trading day of 2017) and continuation of quarterly dividends for the remainder of the performance period on our common stock at the current rate, for each NEO would be: Mr. Anderson, $546,728; Mr. Burkhartsmeyer, $71,844; Mr. Wilson, $85,352; Ms. Saathoff, $213,816;

Ms. Doolittle, $143,706; and Mr. Palfreyman, $45,936. As of December 31, 2017, Ms. Doolittle and Ms. Saathoff were over age 60 and eligible for retirement. Based on the same assumptions, the estimated value of the award payouts for the 2016-2018 performance period that Ms. Doolittle and Ms. Saathoff would be entitled to receive if they had retired as of December 31, 2017 would be: Ms. Doolittle $95,810 and Ms. Saathoff $141,973.

As of December 31, 2017, three NEO’s held options to purchase common stock as listed in the “Outstanding Equity Awards” table above. Under the terms of their stock option agreements, upon the death or disability of the officer, the standard three-month period for exercising options following termination of employment is extended to one year, but not beyond each option’s original 10-year plus 7-day term. If death or disability of a NEO had occurred on December 31, 2017, there would have been no increase in the value of outstanding options resulting from the extension of the post-termination exercise period from three months to one year based on option values as of December 31, 2017 for three-month and one-year remaining terms calculated using the Black-Scholes option pricing model with the same assumptions used for valuing our options under ASC 718. If an officer terminates employment when eligible for normal or early retirement under our Retirement Plan, the stock option agreements provide that all unexercisable options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to three years, but not beyond each option’s original 10-year plus 7-day term. As of December 31, 2017, Ms. Doolittle was, and Ms. Saathoff would have been if she were a participant in the Retirement Plan, the only NEOs with stock options eligible for normal or early retirement under the Retirement Plan. If they had retired on December 31, 2017, there similarly would have been no incremental benefit from extending the term.

NON-EMPLOYEE DIRECTOR COMPENSATION IN 2017

Name	Fees Earned or Paid in Cash ($)[1]	Stock awards ($)[2]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[3]	Total ($)
(a)	(b)	(c)	(f)	(h)
Timothy P. Boyle	$127,000	$20,057	$—	$147,057
Martha L. Byorum	159,500	20,057	1,525	181,082
John D. Carter	161,500	20,057	186	181,743
Mark S. Dodson	133,000	20,057	7,216	160,273
C. Scott Gibson	153,500	20,057	2,547	176,104
Tod R. Hamachek	224,500	20,057	39,744	284,301
Jane L. Peverett	134,500	20,057	41	154,598
Kenneth Thrasher	148,500	20,057	—	168,557
Malia H. Wasson	140,500	20,057	52	160,609

Columns (d), (e) and (g) were deleted as they are not applicable in 2017. See “Director Fees and Arrangements,” below.

(1)

All cash amounts were deferred pursuant to the terms of the Deferred Compensation Plan for Directors and Executives (DCP) for Mr. Carter. A portion of cash amounts paid to Mr. Hamachek and Ms. Peverett were deferred pursuant to the terms of the DCP.

(2)

Represents restricted stock units (RSUs) granted in accordance with the Northwest Natural Gas Company Compensation Policy for Non-employee Directors. During 2017, 328 RSUs valued at $20,057 were granted to each director, or 2,952 shares valued at $180,515 in the aggregate, on May 25, 2017 and will vest on May 23, 2018, the day before the 2018 annual shareholder’s meeting. Upon vesting, shares issued pursuant to RSUs granted on May 25, 2017 will be deferred pursuant to the DCP for Ms. Byorum, Mr. Hamachek, Ms. Peverett, Mr. Thrasher, and Ms. Wasson.

(3)

Amounts in column (f) represent above-market interest credited to the directors’ accounts under the Directors Deferred Compensation Plan and the DCP during 2017. For Mr. Dodson, the amount also includes above-market interest credited to his cash account balance under the Executive Deferred Compensation Plan, which he participated in while he was an executive officer of the Company. For this purpose, interest credited is considered above-market to the extent such interest exceeds 120 percent of the average of the applicable long-term federal rates for the twelve months corresponding to the period for which market yield information is obtained to calculate interest crediting rates under the non-qualified deferred compensation plans.

Non-Employee Director Compensation Philosophy

The OECC’s compensation philosophy for non-employee members of the Board is designed to attract and retain high performing directors who will perform in the best interest of shareholders. The OECC targets the compensation of Board members to be aligned near the middle of the market (50th percentile) for about 20 peer companies. The OECC reviews Board compensation annually and recommends adjustments to compensation as necessary. The Consultant who assists the OECC with executive compensation also provides competitive market data for Board compensation.

While the components of compensation have evolved over the years, the pay components for 2017 consisted of a cash retainer, a stock retainer in the form of RSUs, cash meeting fees, and extra cash retainers for serving as chair of the Board or of committees of the Board.

The Board has adopted stock ownership guidelines that require directors to own NW Natural shares valued at least $300,000 within five years of joining the Board, including amounts deferred pursuant to the plans described below. The OECC last reviewed the progress of the directors in achieving these stock ownership objectives in February 2018 and concluded that all of the directors have achieved, or are making adequate progress toward achieving, the stock ownership goals.

Director Fees and Arrangements

Fees Paid in 2017

The compensation terms for non-employee members of the Board of Directors are described below:

Annual Cash Retainer	$115,000	[1]
Annual Stock Retainer (RSUs valued at common stock price on grant date with a value equivalent to)	20,000	[2]
Extra Annual Cash Retainer for Committee Chairs (other than Audit, Finance, Governance, or Organization and Executive Compensation Committee Chairs)	5,000
Extra Annual Cash Retainer for Audit Committee Chair	15,000
Extra Annual Cash Retainer for Organization and Executive Compensation Committee Chair	10,000
Extra Annual Cash Retainer for Finance Committee Chair	10,000
Extra Annual Cash Retainer for Governance Committee Chair	7,500
Extra Annual Cash Retainer for Chairman of the Board	75,000	[3]
Board Meeting Fees	1,500
Committee Meeting Fees	1,500
Per diem (conduct of Company business, other than on Board or Committee meeting day)	1,500
(1)	Effective January 1, 2018, the Annual Cash Retainer payable to the non-employee members of the Board of Directors will increase to $125,000.
(2)

Directors will receive the number of RSUs equal to the targeted cash value divided by the closing market price of common stock on the RSU grant date, rounded up for any fractional RSUs. No fractional RSUs will be issued and RSUs will not be entitled to dividend equivalent payments. During 2017, RSUs valued at $20,057 were granted on May 25, 2017 and will vest on May 23, 2018, the day before the 2018 Annual Meeting. During 2018, RSUs will be granted on May 24, 2018 and will vest on the first anniversary of the grant date.

(3) Effective January 1, 2018, the Extra Annual Cash Retainer for Chairman of the Board will increase to $80,000.

Directors are subject to the stock ownership guidelines included in our Corporate Governance Standards. See “Non-Employee Director Compensation Philosophy,” above.

Deferred Compensation Plans

Directors Deferred Compensation Plan

Prior to January 1, 2005, directors could elect to defer the receipt of all or a part of their directors’ compensation (cash or stock retainers and meeting fees) under our non-qualified Directors Deferred Compensation Plan (DDCP). At the director’s election, deferred amounts were credited to either a “cash account” or a “stock account.” If deferred amounts were credited to stock accounts, such accounts were credited with a number of shares based on the purchase price of our common stock on the next purchase date under our Dividend Reinvestment and Direct Stock Purchase Plan, and such accounts were credited with additional shares based on the deemed reinvestment of dividends. Cash accounts are credited quarterly with interest at a rate equal to Moody’s Average Corporate Bond Yield. The rate is adjusted quarterly. At the election of the participant, deferred balances in the stock and/or cash accounts are payable after termination of Board service in a lump sum, in installments over a period not to exceed 10 years, or in a combination of lump sum and installments.

In November 2004, the Board approved an amendment to the DDCP partially terminating the plan so that no deferrals would be made to the plan after December 31, 2004. All amounts deferred into the plan prior to December 31, 2004 remained in the plan and all other provisions of the DDCP remain in effect.

Deferred Compensation Plan for Directors and Executives

In January 2005, the Deferred Compensation Plan for Directors and Executives (DCP) replaced the existing DDCP as the vehicle for non-qualified deferral of compensation by directors. See “Non-Qualified Deferred Compensation Plans In 2017,” above. Our obligation to pay deferred compensation in accordance with the terms of the DCP will generally become due on retirement, death, or other termination of service, and will be paid in a lump sum or in installments of five, 10 or 15 years as elected by the participant in accordance with the terms of the DCP. The right of each participant in the DCP is that of one of our general, unsecured creditors.

Director Perquisites and Other Compensation

We do not provide perquisites to our directors other than nominal value and no director received perquisites at or exceeding a total value of $10,000 in 2017.

2017 AND 2016 AUDIT FIRM FEES

The following table shows the fees and expenses NW Natural paid or accrued for the integrated audits of its consolidated financial statements and other services provided by our independent registered public accounting firm, PricewaterhouseCoopers LLP, for fiscal years 2017 and 2016:

	2017	2016
Audit Fees	$1,262,238	$1,097,724
Audit-Related Fees	115,540	121,960
Tax Fees	35,000	35,026
All Other Fees	2,700	1,800

Total	$1,415,478	$1,256,510

Audit Fees

This category includes fees and expenses for services rendered for the integrated audit of the consolidated financial statements included in the Annual Report on Form 10-K and the review of the quarterly financial statements included in the Quarterly Reports on Form 10-Q. The integrated audit includes the review of our internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley Act). In addition, amounts include fees for services routinely provided by the auditor in connection with regulatory filings, including issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC. Audit fees increased from 2016 due to normal year-over-year fee increases and additional audit work related to accounting for the Gill Ranch Impairment and Tax Reform.

Audit-Related Fees

This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including fees and expenses related to consultations for financial accounting and reporting, in addition to fees for EPA assurance letters. Audit-related fees have decreased slightly from 2016 primarily relating to the due diligence procedures associated with the equity offering in 2016 offset by additional audit work related to the Company’s proposed holding company structure and pre-implementation work around the new revenue recognition accounting standard.

Tax Fees

This category includes fees for tax compliance, and review services rendered for the Company’s income tax returns.

All Other Fees

This category relates to services other than those described above. The amount reflects payments for accounting research tools in each of 2017 and 2016.

Pre-Approval Policy for Audit and Non-Audit Services

The Audit Committee approved or ratified 100 percent of 2017 and 2016 services for audit, audit-related, tax services and all other fees, including audit services relating to compliance with Section 404 of the Sarbanes-Oxley Act. The Chair of the Audit Committee is authorized to pre-approve non-audit services between meetings of the Audit Committee and must report such approvals at the next Audit Committee meeting. See “Report of the Audit Committee,” below.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (Committee) is responsible for providing independent, objective oversight of NW Natural’s accounting and auditing functions, financial reporting and internal control over financial reporting. The Committee is solely responsible for the engagement of the independent registered public accounting firm on behalf of NW Natural, and the independent registered public accounting firm reports to the Committee. The Committee acts under a written charter, amended as of July 22, 2010 to ensure compliance with applicable laws and regulations. The charter is reviewed annually by the Committee and is available on NW Natural’s website at www.nwnatural.com. Each of the members of the Committee is independent as defined by current New York Stock Exchange listing standards and NW Natural’s Director Independence Standards. The Board of Directors has designated each of Messrs. Carter and Thrasher and Ms. Byorum and Ms. Wasson as an “audit committee financial expert.”

The Committee, in accordance with its written charter, oversees the quality and integrity of NW Natural’s accounting, auditing and financial reporting practices. During fiscal 2017, the Committee discussed the interim financial information in each of NW Natural’s quarterly reports to the Securities and Exchange Commission (SEC) in special meetings with the President and Chief Executive Officer, the Senior Vice President and Chief Financial Officer, the Vice President, Controller, Treasurer and Chief Accounting Officer, and PricewaterhouseCoopers LLP, NW Natural’s independent registered public accounting firm, prior to filing them with the SEC. In addition, the Chair of the Committee and available Committee members review NW Natural’s quarterly earnings press release before its dissemination.

During 2017, the Committee reviewed disclosure controls and procedures designed to ensure the continuing integrity of NW Natural’s financial reports and executive compensation disclosure. The Committee provided regular oversight of NW Natural’s assessment of its internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2017 with NW Natural’s management and the independent registered public accounting firm. As part of its review, the Committee discussed NW Natural’s critical accounting policies and matters of judgment and estimates used in the preparation of the financial statements included in NW Natural’s 2017 Annual Report on Form 10-K. In addition, the Committee discussed with the independent registered public accounting firm those matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent registered public accounting firm written disclosures and the letter required by the PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. In this regard, the Committee considered whether or not the provision of non-audit services by the independent registered public accounting firm for the year ended December 31, 2017 is compatible with maintaining the independence of the firm and determined that none of the services provided to NW Natural impacted a finding of independence. In addition, for the year ended December 31, 2017, the Committee reviewed the relationship with its registered public accounting firm, PricewaterhouseCoopers LLP. Based upon the Committee’s assessment and satisfaction with the services provided, the Committee determined it was in NW Natural’s best interest to continue its engagement of PricewaterhouseCoopers LLP.

In February 2017, the Committee pre-approved certain non-audit services performed by NW Natural’s independent registered public accounting firm and affirmed its procedure for the pre-approval of any future non-audit services performed by its independent auditor. On February 22, 2018, the Committee pre-approved specific services to be performed by the independent auditor in 2018, including audit, audit-related and tax services, and established its procedure for pre-approval of all other services to be performed by the independent auditor in 2018. The Committee determined that:

•

for proposed non-audit services, management will submit to the Committee a list of non-audit services that it recommends the Committee engage the independent registered public accounting firm to provide;

•	the Committee will review and consider for approval the list of permissible non-audit services and the budget for such services;
•	management will routinely inform the Committee regarding the non-audit services actually provided by the independent auditor pursuant to this pre-approval process; and
•

the Director of Internal Auditing will be responsible for reporting at least annually to the Committee all independent registered public accounting firm fees and the pre-approved budget for such services.

The Chair of the Committee is authorized to pre-approve non-audit services between meetings of the Committee and must report such approvals at the next Committee meeting.

The Committee also discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence and satisfied itself as to the auditor’s independence. The Committee also completed its annual assessment of the independent registered public accounting firm’s and internal auditors’ performance. The Committee discussed with management and the internal auditors the quality, adequacy and effectiveness of NW Natural’s internal control over financial reporting, and the organization, responsibilities, budget and staffing of the internal audit function. The Committee reviewed with the independent registered public accounting firm any significant matters regarding NW Natural’s internal control over financial reporting that had come to their attention during the conduct of their audit. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their respective audit plans, audit scopes and identification of audit risks.

The Committee, in reliance on the reviews and discussions referred to above, recommended to the Board of Directors (and the Board has approved and directed) that the audited consolidated financial statements be included in Northwest Natural Gas Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Respectfully submitted to the Board of Directors on February 22, 2018 by the Audit Committee:

John D. Carter, Chair	Tod R. Hamachek
Martha L. “Stormy” Byorum	Kenneth Thrasher
Malia H. Wasson

PROPOSAL 2—PROPOSED INCREASE IN SHARES RESERVED UNDER

EMPLOYEE STOCK PURCHASE PLAN

In 1967, the Board of Directors adopted and the shareholders approved the Company’s Employee Stock Purchase Plan (the ESPP). The ESPP was amended in 1968, 1976, 1980, 1996, 2000, 2006 and 2008. A total of 1,000,000 shares of the Company’s common stock have been reserved for issuance under the ESPP. At December 31, 2017 only 37,857 shares were available for future issuance under the ESPP.

On December 21, 2017, the Board of Directors adopted, subject to shareholder approval, amendments to the ESPP that would increase the number of shares authorized to be issued under the ESPP from 1,000,000 to 1,200,000 shares

The purposes of the ESPP are to encourage employees to become shareholders in the Company, to stimulate increased interest on their part in the affairs of the Company, to afford them the opportunity to share in the earnings and growth of the Company and to promote systematic savings by them. The Board believes that additional shares are needed to ensure that sufficient shares are authorized to further these purposes. The material terms of the ESPP, are described below, and a complete copy of the ESPP, marked to show the proposed increase, is attached to this Proxy Statement-Prospectus as Exhibit G. The following description is qualified in its entirety by reference to Exhibit G.

Summary of the ESPP

The ESPP provides for offerings of the Company’s common stock to eligible employees at the times and in the amounts as determined by the Board of Directors. The Company typically makes an offering on an annual basis with a new offering period commencing on a date in October or November of each year, as specified by the Company’s Board of Directors, and ending in December of the following year. The Board of Directors intends to continue its practice of making annual offerings under the ESPP. The price of each offering will equal 85 percent of the fair market value of the common stock on the date of that offering, rounded up to a full penny.

All active employees employed by the Company for at least 6 months prior to the offering date and whose customary employment is at least 20 hours per week and 5 months per year (including officers and directors who are employees and active employees employed by a designated parent or subsidiary of NW Natural) are eligible to participate in the ESPP. However, no employee may participate if he or she owns, or through any subscription will acquire, sufficient common stock to give him or her 5 percent or more of the total combined voting power or value of all classes of stock of the Company. There were 1,061 employees eligible to participate in the 2018 ESPP offering.

An eligible employee may participate by subscribing for shares within a prescribed period after each offering. In each offering, a participant may subscribe for up to the lesser of 900 shares or an amount of shares with a maximum purchase price of $21,250 (85% of $25,000 fair market value). If any offering is oversubscribed, the shares offered will be allocated among the participants.

Payment for shares purchased under the ESPP is made through payroll deductions. The Board of Directors typically limits the offering periods consistent with its practice of allowing employees to make payroll deductions over a 12-month period, though the period can differ. A participant may terminate participation in an offering at any time before the twentieth day preceding the end of the offering period. Upon termination of participation, all amounts are refunded to the participant, without interest.

Shares subscribed for in any offering will be purchased at the end of the offering period. Prior to that time, contributions are held by the Company for the participant.

None of the participants’ rights under the ESPP are assignable or transferable. The right to participate in, and any subscription under, the ESPP, terminates upon the termination of employment.

The Board of Directors, without shareholder approval, may amend, modify, suspend or terminate the ESPP at any time without notice, but it may not, without the affected employee’s written consent, adversely affect any existing subscription or offering, and it may not amend the ESPP, without shareholder approval, to change the number of shares authorized to be offered (otherwise than to reflect a change in capitalization, such as a stock dividend or stock split), decrease the offering price below 85 percent of fair market value or change the eligibility requirements.

Tax Consequences

The ESPP is an “employee stock purchase plan” under Section 423 of the Code. In the event of a disposition within one year after acquisition by the participant of the shares or within two years after they were offered under the ESPP, the participant would recognize ordinary income at the time of disposition in an amount equal to the difference between the fair market value of the shares at the time of their purchase by the participant and the price at which such shares were offered under the ESPP. This ordinary income would be added to the participant’s cost basis in determining gain or loss on a sale, which would generally be capital gain or loss. If held for a period in excess of these limitations, gain or loss upon a sale of shares purchased under the ESPP is treated as capital gain or loss, except that any gain is treated as ordinary income to the extent of the difference between the fair market value of the shares at the time of offering and the offering price.

Purchases under the ESPP

The following table indicates shares purchased under the ESPP during the last fiscal year by the Named Executive Officers, by all executive officers as a group and by all employees (excluding executive officers) as a group. These shares were issued on December 29, 2017 at a purchase price of $50.47 per share pursuant to an offering dated October 19, 2016.

Name	Number of Shares Purchased in 2017	Dollar Value[1]
David H. Anderson	421	$3,747
Frank H. Burkhartsmeyer[2]	—	—
Brody J. Wilson	95	846
Lea Anne Doolittle	142	1,264
MardiLyn Saathoff	11	98
Justin B. Palfreyman[3]	—	—
All Executive Officers (10 persons)[4]	716	6,373
All employees, excluding Executive Officers	16,887	150,606
(1)	“Dollar Value” equals the difference between the price paid for shares purchased under the ESPP and the fair market value of the shares on the offering date.
(2)	Mr. Burkhartsmeyer was not an executive officer during the subscription period for the 2017 offering.
(3)	Mr. Palfreyman was not yet eligible to participate during the subscription period for the 2017 offering.
(4)	Includes only executive officers that served as executive officers during the entire offering period for the 2017 offering.

Vote Required

Approval of the ESPP amendments by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote on this proposal.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

This Proxy Statement-Prospectus includes extensive disclosure regarding the compensation of our Named Executive Officers under the heading “Executive Compensation” on pages 31 to 72 above. Pursuant to Section 14A of the Securities Exchange Act of 1934, we submit to our shareholders a nonbinding advisory resolution to approve the compensation of the Named Executive Officers disclosed in this Proxy Statement-Prospectus. The Board of Directors has approved the submission of the following resolution to the shareholders for approval at the Annual Meeting:

“RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K under the heading “Executive Compensation” in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders, is approved.”

This proposal gives you the opportunity to endorse or not endorse our executive compensation program for our Named Executive Officers by voting for or against the above resolution. As discussed under “Executive Compensation—Compensation Discussion and Analysis” above, our executive compensation programs have been carefully designed and implemented to attract, retain and motivate talented and qualified executives, to emphasize pay for performance, to link compensation to achievement of annual and long-term performance goals, to align executives’ interests with shareholders’ interests, and to achieve a correct balance between compensation that is attractive to executives, affordable to the Company and fair to shareholders and employees.

Substantial components of executive compensation are tied to the Company’s annual and long-term performance. For example, the Executive Annual Incentive Plan, which is designed to encourage and reward executive officer’s contributions in achieving NW Natural’s annual goals, provides for cash payments that are based on a formula that includes meeting proposed annual targets such as net income, Company performance relative to other operational goals and individual performance. Similarly, NW Natural’s 2015-2017 performance share award under the Long Term Incentive Plan (LTIP) was designed to align executives’ interests with shareholder interests, by rewarding total shareholder return performance relative to the Company’s peer group over a three-year period and focusing executives on achievement of predefined levels of three-year earnings per share (EPS), average return on invested capital (ROIC), and key long-term performance objectives and business results that align with the Company’s strategic plan. NW Natural’s 2017-2019 performance share award under the LTIP is also designed to align executives’ interests with shareholder interests by focusing executives on achievement of pre-defined levels of EPS and ROIC, with positive or negative award modification for total shareholder return performance relative to the Company’s peer group over a three-year period, and an additional award possibility for achievement of certain, pre-defined growth objectives. Restricted stock units with performance threshold are also tied to the Company’s performance, by vesting only if a pre-defined performance threshold is met for the relevant performance period. No RSUs with performance threshold will vest in a given year if the Company’s performance threshold is not met, and shares subject to vesting in that year will be forfeited. Additionally, NW Natural’s pay practices work to align executives’ interests with shareholders’ interests by emphasizing stock ownership through stock ownership guidelines and performance-based compensation under the Long Term Incentive Plan.

Over the last few years, NW Natural has also adopted a number of pay practices that emphasize fairness to shareholders and good governance. Among other practices, executive change in control severance agreements are double-trigger and contain no gross-up provisions, with declining levels of benefits as executives approach age 65. The OECC has also eliminated routine or excessive perquisites for executives, limited the use and duration of severance agreements (other than in the context of change-in-control), reduced the interest crediting rate on compensation deferred after 2004 to a variable market rate, modified the Executive Supplemental Retirement Income Plan (ESRIP) and Supplemental Retirement Plan (SERP) to reduce benefits and expenses, including limiting the amount of an executive’s annual bonus that is included in final average compensation for purposes of those plans, eliminated the annual payment of ESRIP-related FICA tax on behalf of ESRIP participants, closed new participation in the ESRIP and Tier I of the SERP, and maintained a high percentage of total targeted direct compensation that is at risk, particularly for the Chief Executive Officer. Moreover, NW Natural’s annual and long-term incentive awards contain provisions that “clawback” from executives certain benefits under those awards in the event of misconduct.

Overall, NW Natural’s compensation practices are driven by our total compensation philosophy which is designed to provide total remuneration in a manner that motivates high levels of performance, creates shareholder value, and emphasizes our commitment to tie a significant portion of executive compensation to the Company’s performance.

Vote Required

Approval of this proposal by the shareholders will require that the votes cast in favor of the proposal at the Annual Meeting exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote on this proposal.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 4—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At a meeting held February 22, 2018, the Audit Committee of the Board of Directors appointed PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the books, records and accounts of NW Natural for fiscal year 2018. The Audit Committee and the Board of Directors recommend that the shareholders ratify this appointment.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

See “2017 and 2016 Audit Firm Fees,” above.

Vote Required

The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2018 will require the affirmative vote of the holders of a majority of the shares of common stock of NW Natural present, or represented by proxy, and entitled to vote on the matter at the Annual Meeting. Broker non-votes are counted for purposes of determining whether a quorum exists at the Annual Meeting but are not counted and have no effect on the results of the vote.

The Audit Committee and the Board of Directors recommend a vote FOR this proposal.

PROPOSAL 5—HOLDING COMPANY PROPOSAL

The Board of Directors and management of NW Natural consider it to be in the best interests of NW Natural and its shareholders, as well as its customers, to change the corporate organization of NW Natural into a holding company structure. NW Holding has been formed for the purpose of becoming the holding company of NW Natural and its subsidiaries. This reorganization would be accomplished by means of the Merger under the Oregon Business Corporation Act (OBCA). In the Merger, the outstanding shares of NW Natural common stock would convert, on a share-for-share basis, into shares of NW Holding common stock. The Merger would result in NW Natural becoming a subsidiary of NW Holding, which would hold all of the outstanding shares of NW Natural common stock, and the current holders of NW Natural common stock becoming the holders of NW Holding common stock.

Following approval by the Board of Directors of each of NW Natural and NW Holding, the two companies entered into the Plan of Merger, which is also subject to shareholder approval. See “Required Shareholder Approval”. A copy of the Plan of Merger is attached to this Proxy Statement-Prospectus as Exhibit A and is incorporated herein by reference.

The Merger will not result in the recognition of gain or loss by NW Natural shareholders for federal income tax purposes. See “Material U.S. Income Tax Consequences.”

Outstanding first mortgage bonds and cash deferred compensation obligations of NW Natural will not be affected by the Merger and will continue to be outstanding securities of NW Natural. Stock options, restricted stock units and similar securities issued under executive compensation and other employee benefit plans will be satisfied with an equal number of shares of NW Holding common stock and the plans will be modified to relate to NW Holding common stock. See “Executive Compensation and Employee Benefit Plans.”

The Board of Directors unanimously recommends a vote “FOR” the approval of the Holding Company Proposal. See “Reasons for the Holding Company Proposal.”

Background

NW Natural has determined that a corporate reorganization into a holding company structure will best position the company to respond to opportunities and risks in a manner that best serves the interests of NW Natural’s shareholders and customers. By structurally separating the regulated gas utility from other business lines, the company can maintain its commitment to the safe, reliable and efficient delivery of natural gas to the customers served by NW Natural, while utilizing a more agile and efficient platform from which to pursue, finance and oversee new regulated business growth opportunities, such as in the water sector.

Corporate Reorganization

Northwest Natural Gas Company

Northwest Natural Gas Company was incorporated under the laws of Oregon in 1910. The Company and its predecessors have supplied gas service to the public since 1859 and, since September 1997, has been doing business as NW Natural. NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington.

NW Natural’s business is divided into the following segments:

•

“local gas distribution,” also referred to as the “utility” segment, which involves the distribution and sale of natural gas to customers in Oregon and Southwest Washington, and includes the utility portion of NW Natural’s underground natural gas storage facility in Mist, Oregon, the north Mist gas storage expansion in Oregon, and the operations of NWN Gas Reserves LLC, an indirect wholly owned subsidiary of NW Natural;

•

“gas storage,” which represents natural gas storage services provided to intrastate and interstate customers from the non-utility portion of the Mist underground storage facility, the Gill Ranch storage facility, and asset management services under a contract with an independent energy marketing company; and

•

“other,” which primarily consists primarily of an investment in a natural gas pipeline project, a minority interest in Kelso-Beaver Pipeline, our natural gas retail appliance store, and other non-utility business development and other activities. NW Natural has also signed agreements to purchase two privately-owned water utilities in the Pacific Northwest. If completed, the Company expects to include financial results from these businesses in “other.”

The OPUC has allocated to NW Natural as its exclusive service area a major portion of western Oregon, including the Portland metropolitan area, most of the Willamette Valley and the coastal area from Astoria to Coos Bay. NW Natural also holds certificates from the WUTC granting it exclusive rights to serve portions of three southern Washington counties bordering the Columbia River. NW Natural provides gas service in over 100 cities and neighboring communities, in 15 Oregon counties and three Washington counties.

NW Natural also provides services to large intrastate and interstate customers using NW Natural’s storage and related transportation capacity that is in excess of the utility’s core (residential, commercial and industrial firm) customer requirements. The interstate storage services and maximum rates are authorized by the Federal Energy Regulatory Commission (FERC). Additionally, NW Natural has a contract with an independent energy marketing company to optimize the value of NW Natural’s assets, primarily through the use of commodity transactions and capacity release transactions.

NW Holding

NW Natural has formed NW Holding, a subsidiary incorporated under the laws of the State of Oregon, for the purpose of effecting the reorganization into a holding company structure. NW Holding has no assets (other than a nominal amount of capital), no liabilities, no operations and no revenues or expenses.

NW Natural and NW Holding have entered into the Plan of Merger, dated as of March 7, 2018 under which, subject to shareholder approval as required by the OBCA and other conditions as set forth therein, the Merger will be effected, and NW Natural will become a subsidiary of NW Holding.

Similarities between NW Holding and NW Natural

Despite the fundamental differences between NW Holding (as a holding company) and NW Natural (as an operating company), there will be many similarities between the two companies:

•	NW Holding, like NW Natural, is an Oregon corporation;
•	NW Holding’s authorized capital will be the same as that of NW Natural;
•	NW Holding’s articles of incorporation and bylaws will be nearly identical, except for the entity name, to those of NW Natural;
•	NW Holding’s Board of Directors, as of the effective time of the Merger, will be the same as NW Natural’s Board of Directors immediately prior to the effective time; and
•

Certain executive officers of NW Natural, as of the effective time of the Merger, will be appointed officers of NW Holding, including its principal executive officer, principal financial officer, general counsel, principal accounting officer, and corporate secretary.

See also “Description of NW Holding Common Stock; Comparative Shareholder Rights.”

Effect of Holding Company Restructuring

The holding company restructuring will result in the following:

•	former holders of outstanding shares of NW Natural common stock will hold shares of NW Holding common stock;

•

NW Holding will own all of the outstanding shares of NW Natural common stock, and NW Natural will continue to own Northwest Energy Corporation and its wholly owned subsidiary, which comprise part of NW Natural’s regulated gas utility business (Utility Subsidiaries);

•	all of the subsidiaries formerly owned by NW Natural, except the Utility Subsidiaries, will be owned by NW Holding (Subsidiary Transfer); and
•

the outstanding first mortgage bonds and the cash deferred compensation obligations of NW Natural will continue to be obligations of NW Natural and will not be direct obligations of, or guaranteed by, NW Holding.

As discussed under “Reasons for the Holding Company Proposal,” the NW Natural Board of Directors has determined that the optimal organizational structure for the company would be achieved by implementing this holding company structure.

Reasons for the Holding Company Proposal

General

Holding company structures are well-established corporate structures, and exist across all industries. The vast majority of public utilities are owned as subsidiaries of holding companies. NW Natural is one of the last local gas distribution companies in the U.S. that is operating without a holding company structure. The principal reason for the formation of a holding company is to best position the company to respond to opportunities and risks in a manner that best serves the interests of its shareholders and customers. The holding company structure would allow NW Natural to continue to operate its regulated gas utility business efficiently while structurally separating other businesses of NW Natural from the regulated gas utility business. NW Natural management continuously looks for growth opportunities that would build on core competencies and that match the risk profile that NW Natural and its shareholders seek. By structurally separating the regulated gas utility from other businesses, NW Holding can maintain its commitment to the safe, reliable and efficient delivery of natural gas to the customers served by NW Natural, and utilize a more agile and efficient platform from which to pursue, finance and oversee new business growth opportunities, such as in the water sector. Business growth, diversification and access to capital markets are key to any businesses’ financial health and strength. In addition to providing a more nimble and efficient platform for growth, the holding company structure would permit greater financing flexibility for each segment of the business, supporting further financial strength of the overall consolidated entity.

Following the formation of the holding company, NW Natural would continue to operate as a gas utility subject to the jurisdiction of the OPUC and the WUTC.

Benefits

NW Natural believes that the holding company structure would further strengthen the company by facilitating the continued growth and development of utility or utility-like businesses that fit the risk profile and business model that is similar to our gas utility while protecting NW Natural’s gas utility business and customers. In addition to providing a more nimble platform for growth, the holding company structure would provide the opportunity for greater flexibility in the financing of the other businesses. Under the existing structure, NW Natural is limited in its ability to raise capital in the debt and equity markets, and contribute capital to its subsidiaries, some of which may not be able to obtain their own financing on favorable terms. While NW Natural may raise capital in the debt and equity markets, and make capital contributions to its subsidiaries from retained earnings, NW Natural may not issue securities without the prior approval of the OPUC and the WUTC and is limited in the use of proceeds from the sale of those securities. For example, the OPUC and WUTC specify that proceeds from the sale of utility company securities may generally be used only for utility purposes, such as for property acquisition, facilities improvements, or improvement of service, which precludes capital contributions to subsidiaries for other business lines or the pursuit of growth opportunities in other business lines. NW Holding, however, would be able to sell securities without any prior regulatory approvals and its use of proceeds would not generally be limited. NW Holding, in contrast to NW Natural, could also guarantee the indebtedness of non-gas utility subsidiaries. Thus, NW Holding would be free to inject into each subsidiary the amount of equity capital, or to otherwise provide support to the subsidiary, in a manner appropriate to the requirements, characteristics and risks of the subsidiary.

Other benefits of a holding company structure may be generally summarized as follows:

•

NW Natural’s gas utility operations would be further separated from the non-gas utility businesses, ensuring that cross subsidization is avoided and that business risk is not transferred from other segments of the business to the traditional gas utility operations;

•	The new structure would provide better legal protection for NW Natural’s gas utility segment from liabilities arising from other segments of the business;
•

New business opportunities requiring swift execution could be pursued without implicating the regulated gas utility business. Without a holding company structure, NW Natural is likely to lose growth opportunities to competitors who are not required to comply with lengthy regulatory processes;

•

A consolidated organization with growth avenues and diversified investments is better positioned to withstand industry, regulatory and market contingencies as they arise, making the overall organization more resilient;

•

A holding company structure affords opportunities to benefit from economies of scale in multiple venues, including more efficient and effective access to capital markets, efficiencies in the procurement of services and supplies, and the ability to retain specialized personnel in key areas that a smaller stand-alone company would not be able to retain; and

•

The new structure would permit investors, analysts, and rating agencies to more easily analyze and value NW Holding’s individual lines of business. Capital structures may be used that are better suited to the particular requirements, characteristics and risks of the other businesses without affecting the capital structure or credit-worthiness of NW Natural’s gas utility business and may increase the financial flexibility of the other businesses.

NW Natural’s current corporate structure cannot accommodate the same degree of financial and legal separation, and flexibility and nimbleness as can a holding company structure. In addition, in a holding company structure, NW Natural’s utility business would be more effectively insulated from the financial results of other businesses because their activities would not be reflected in the NW Natural’s financial statements, and any unfavorable financial results or liabilities of these businesses would not have any direct adverse effect on NW Natural’s utility business’s financial condition or results of operations.

Potential Negative Consequences

The implementation of the Holding Company Proposal would involve the risks discussed above under “Risk Factors.” In summary, NW Holding could issue its own debt securities and preferred stock in order to make capital contributions to its subsidiaries, as well as guarantee indebtedness of non-utility subsidiaries, and could do so without the approval of state regulatory authorities. The consolidated enterprise could thus be more leveraged than NW Natural and its current subsidiaries. The receipt of dividends by the holders of NW Holding common stock would be subject not only to the ability of NW Natural and the other subsidiaries to pay dividends on their common stock, but also to the prior rights of the holders of NW Holding’s debt securities (including guarantees) and preferred stock. The operation of new, unregulated businesses may involve greater risk or be more volatile than an investment in NW Natural, and expenses and losses associated with unregulated businesses will not be recoverable through utility rates.

Plan of Merger

The Plan of Merger, a copy of which is attached hereto as Exhibit A, has been entered into by NW Natural and NW Holding following approval by their respective Boards of Directors. In the Merger, each share of NW Natural common stock would convert into one share of NW Holding common stock. As a result of the Merger, NW Natural would become a subsidiary of NW Holding, and all of the NW Holding common stock outstanding immediately after the effective time of the Merger would be owned by the holders of the NW Natural common stock outstanding immediately before the effective time of the Merger. NW Natural’s outstanding first mortgage bonds, and all other contracts and agreements to which NW Natural is a party, will not be affected by the Merger, except as contemplated under “Executive Compensation and Employee Benefit Plans.” The articles of incorporation and the bylaws of NW Holding will be changed so that they are nearly identical, except for the entity name, to those of NW Natural. The articles of incorporation of NW Natural will be amended and restated to include the bankruptcy protection provisions required by the OPUC and the WUTC (see “Holding Company Proposal-Regulatory Conditions and Restrictions-Bankruptcy Protections”) and to eliminate the provisions in the articles that are inconsistent with NW Natural being a wholly owned subsidiary of another company rather than being publicly owned. Copies of the Amended and Restated Articles of Incorporation of NW Holding (the NW Holding Articles) and the Amended and Restated Articles of Incorporation of NW Natural (the NW Natural Articles), in each case as proposed to be amended, are attached as exhibits to the Plan of Merger which is attached to this Proxy Statement-Prospectus as Exhibit A.

Required Shareholder Approval

Under the OBCA, the Merger must be approved by holders of a majority of all shares of NW Natural common stock outstanding. The Board of Directors of NW Natural decided to seek such approval at an Annual Meeting of NW Natural Shareholders and to consummate the Merger thereafter. See “Effective Time of the Merger; Conditions.” No shareholder approval is required for the Subsidiary Transfer.

Regulatory Conditions and Restrictions

NW Natural provides local distribution gas utility service in Oregon and Washington and, accordingly, is subject to state regulation with respect to, among other matters, rates, systems of accounts and issuance of securities by the OPUC and the WUTC. In addition, NW Natural, through its wholly owned subsidiary, Gill Ranch Storage, LLC, operates and owns a majority interest in a natural gas storage facility in California and is subject to regulation by the CPUC. NW Natural’s gas distribution activities are exempt from FERC jurisdiction under Sections 1(b) and 1(c) of the Natural Gas Act (the Hinshaw exemption). NW Natural’s interstate transactions, such as the transportation of gas on interstate pipelines, the provision of interstate storage service at the Mist underground natural gas storage facility, and the purchase and sale of gas in interstate markets, are subject to FERC jurisdiction under the Natural Gas Act.

Each of the OPUC and the WUTC approved the holding company structure subject to conditions and restrictions that were negotiated between those entities and NW Natural. The restrictions generally are intended to ensure that the regulated gas utility business operates conservatively and to insulate the gas utility business from risks associated with other NW Holding businesses. NW Holding and NW Natural must enter into an agreement, and file the agreement with the OPUC and the WUTC, that includes these “ring-fencing” conditions. The CPUC is expected to approve the change in control of Gill Ranch Storage, LLC in 2018.

Credit Ratings

NW Holding and NW Natural are required to maintain separate credit ratings, long-term debt ratings, and preferred stock ratings, if any, and make the ratings available to the OPUC and the WUTC upon request. NW Natural is required to maintain adequate interest coverage and a pool of qualified assets to maintain its ability to issue first mortgage bonds, which the OPUC and WUTC believe is important to preserve cost effective financing for NW Natural’s gas utility customers. If NW Natural’s rating falls below BBB+ (S&P) or Baa1 (Moody’s), NW Natural must file a plan with the OPUC and the WUTC to regain this credit rating.

Capital Structure and Equity Investments

If NW Natural’s common equity (excluding goodwill and equity associated with non-regulated assets), on a preceding or projected 13-month average basis, is less than 46% of NW Natural’s capital structure (common equity and long-term debt excluding imputed debt or debt-like lease obligations), NW Natural is required to notify the OPUC, and if the common equity ratio falls below 44%, file a plan with the OPUC to restore its equity ratio to 44%. This condition is designed to ensure NW Natural continues to be adequately capitalized under the holding company structure. Under the WUTC order, the average common equity ratio must not exceed 56%. NW

Natural and its subsidiaries will not hold NW Holding investments, except under NW Natural-sponsored employee benefit plans or employee compensation plans.

Corporate Separation

As is the case currently, NW Natural may not enter into financial transactions, including loans, transfers of utility assets, or pledge or guarantee arrangements, with any of its affiliates, including NW Holding, without OPUC and WUTC approval.

Dividends

NW Natural may not pay dividends or make distributions to NW Holding if NW Natural’s credit ratings and common equity ratio fall below specified levels. If NW Natural’s long-term secured credit ratings are below A- for S&P and A3 for Moody’s, dividends may be issued so long as NW Natural’s common equity ratio is 45% or more. If NW Natural’s long-term secured credit ratings are below BBB for S&P and Baa2 for Moody’s, dividends may be issued so long as NW Natural’s common equity ratio is 46% or more. Dividends may not be issued if NW Natural’s long-term secured credit ratings are BB+ or below for S&P or Ba1 or below for Moody’s, or if NW Natural’s common equity ratio is below 44%. In each case, common equity ratios are determined based on a preceding or projected 13-month average. In addition, there are certain OPUC notice requirements for dividends in excess of 5% of NW Natural’s retained earnings.

Bankruptcy Protections

NW Natural must deliver a legal opinion to the OPUC and to the WUTC that concludes that the ring-fencing conditions insulate the assets of NW Natural from those of NW Holding if NW Holding or any of its unregulated subsidiaries declares bankruptcy. In addition, NW Natural must issue one share of preferred stock to an independent party and NW Natural may only file a voluntary petition for bankruptcy if approved unanimously by the Board of Directors of NW Natural, including an independent director who does not also serve on the NW Holding Board of Directors, and by the holder of the preferred share.

Accounting and Cost Allocations

As is the case currently, NW Natural must not co-mingle its assets, cash flows and financial accounts with non-gas-utility affiliates, and must maintain its own books and records. As is the case currently, NW Natural will be prohibited from cross-subsidizing any business, including NW Holding and its unregulated subsidiaries. NW Holding and NW Natural must maintain systems to track allocations and adhere to prescribed cost allocation principles approved by the OPUC and WUTC to ensure costs are not inappropriately allocated to NW Natural. NW Natural will be required to continue to file separate financial statements with the SEC or, if SEC filings cease to be required, with the OPUC and the WUTC.

Access to Records and Information

NW Holding and NW Natural and their affiliates must provide the OPUC and the WUTC certain access to books and records, information provided to ratings agencies, minutes and other corporate records, and information provided to or by rating analysts, as well as providing an annual officer attestation to the OPUC and WUTC with respect to compliance with the ring-fencing conditions. NW Natural must also report to the OPUC information about beneficial ownership changes, divestiture and acquisition activity, and annual budgets.

Continuity of Operations, Safety

NW Natural must maintain safety standards and policies comparable to, or better than, its existing standards and, as a condition to the expected CPUC approval of the change in control of Gill Ranch Storage, LLC, Gill Ranch Storage must designate a chief safety officer and to assess and enhance its safety policies and procedures.

Other Conditions

NW Natural must not move its corporate headquarters from Oregon without OPUC approval, and NW Natural must maintain its current approach to funding pensions and its current approach to charitable contributions, including contributions to NW Natural’s bill payment assistance program.

Customer Protections

The costs of the holding company reorganization must be separately tracked and not charged or allocated to NW Natural, and those costs and all other costs related to future business endeavors of NW Holding must be excluded from NW Natural rate cases. NW Holding and NW Natural are required to guarantee that NW Natural customers will not be harmed by any increases in NW Natural costs that result from the holding company reorganization, including any higher costs of debt or equity, higher revenue requirements, tax costs, or rates of return, due to the reorganization.

For three years after the date of reorganization, NW Natural will provide an annual $500,000 credit to Oregon customers and a $55,000 credit to Washington customers. Cost-savings over $50,000 that are allocable to NW Natural as a result of NW Holding acquisition activity will be deferred and credited to Oregon and Washington customers until after NW Natural’s next general rate case following the Company’s 2017 general rate case.

Future Acquisitions

NW Holding or NW Natural must report to the OPUC and the WUTC any acquisition approved by NW Holding’s Board of Directors that represents five percent or more or NW Holding’s capitalization, or any material change in ownership of NW Holding or NW Natural.

Regulation of NW Holding

NW Holding will not be regulated by the OPUC or the WUTC, except as a result of the ring-fencing conditions described above.

Following the effective time of the Merger, NW Natural will continue to operate its utility business subject to regulation by the OPUC and the WUTC and exempt from general FERC jurisdiction under Sections 1(b) and 1(c) of the Natural Gas Act. (NW Natural’s interstate transactions, such as the transportation of gas on interstate pipelines, the provision of interstate storage service at the Mist underground natural gas storage facility, and the purchase and sale of gas in interstate markets, are subject to FERC jurisdiction under the Natural Gas Act.)

Business of NW Holding

After the Subsidiary Transfer and the Merger, NW Holding will be a holding company that owns the common stock of NW Natural and the common stock of each current subsidiary of NW Natural other than the Utility Subsidiaries. NW Holding will not have any significant assets other than these securities.

NW Natural will continue to conduct business as a local gas distribution company. The other subsidiaries of NW Holding will also continue to conduct the various businesses currently conducted by them. After the Merger, NW Holding may make investments in the businesses conducted by its subsidiaries from time to time, including pursuing business acquisitions in the water sector. It is also possible that the NW Holding Board of Directors could at some time determine to dispose of any of its subsidiaries or to enter into a new line of business. See also “Reasons for the Holding Company Proposal.”

Amendment or Termination of Plan of Merger

The Plan of Merger may be amended, modified or supplemented, or compliance with any provision of the Plan of Merger may be waived, at any time prior to the effective time of the Merger (including, without limitation, after approval by holders of NW Natural common stock), by the Board of Directors of NW Natural, so long as such amendment, modification, supplement or waiver would not, in the sole judgment of the Board of Directors of NW Natural, materially and adversely affect the shareholders of NW Natural.

The Plan of Merger may be terminated and the Merger abandoned at any time prior to the effective time (including, without limitation, after approval by holders of NW Natural common stock), if the NW Natural Board of Directors determines, in its sole judgment, that consummation of the Merger would for any reason be inadvisable or not in the best interests of NW Natural or its shareholders. Circumstances that might warrant such termination or abandonment could include any unfavorable tax consequences of the Merger or any changes in applicable law or regulation applicable to public utilities or holding companies.

Effective Time of Merger; Conditions

The Merger will become effective as of a date to be selected by NW Natural and NW Holding as provided in the Plan of Merger, after satisfaction of the conditions set forth in the Plan of Merger, including:

•	approval of the Merger by the holders of NW Natural common stock;
•	listing of NW Holding common stock on the NYSE, upon official notice of issuance;
•	all filings required to be made under the OBCA have been made; and
•	receipt by NW Natural of a favorable opinion of Stoel Rives LLP covering certain U.S. federal income tax matters.

It is expected that the effective time of the Merger will occur between July 1, 2018 and January 1, 2019, or at a subsequent date selected by the Board of Directors of NW Natural.

See also “Required Shareholder Approval” and “Amendment or Termination of Plan of Merger.”

Notice of Effectiveness of Merger

Promptly after the effective time of the Merger, all NW Natural shareholders of record as of the date of the Merger will be provided with notice that the Merger has taken place.

Exchange of Stock Certificates Not Required

If the Merger is consummated, the holders of NW Natural common stock will automatically become the owners of shares of NW Holding common stock on a share-for-share basis, and the present certificated and non-certificated shares of NW Natural will automatically represent shares of NW Holding common stock. It will not be necessary for holders of NW Natural common stock to physically exchange their stock certificates and shareholders with book entry shares would not take any action to convert their shares. After the effective time of the Merger, as and when outstanding certificates of NW Natural common stock are presented for transfer, new certificates or book entry shares reflecting NW Holding’s name will be issued. Shareholders may surrender their old NW Natural certificates in exchange for new NW Holding certificates or book entry shares at any time.

Material U.S. Income Tax Consequences

The following is a summary of material U.S. federal income tax consequences of the Merger that are generally applicable to holders of NW Natural common stock assuming the Merger is consummated as contemplated herein. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, Internal Revenue Service (IRS) rulings and pronouncements and administrative and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. Any such change or differing interpretations could significantly alter or render inapplicable or incorrect any portion of the discussion below.

This discussion addresses only material U.S. income tax consequences of the Merger to beneficial owners of shares of NW Natural common stock that hold those shares as capital assets within the meaning of the Code. This discussion does not describe all of the tax consequences that may be relevant to a particular holder of NW Natural common stock in light of the holder’s particular tax circumstances, or the consequences that may be applicable to certain types of holders of NW Natural common stock that are subject to special treatment under U.S. federal income tax laws, including, without limitation, banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, partnerships or other pass-through entities, persons subject to the U.S. federal alternative minimum tax, non-U.S. persons (including foreign corporations, foreign partnerships, foreign estates, foreign trusts and non-resident alien individuals), holders who mark to market their investment in shares of NW Natural common stock, broker-dealers and traders in securities, persons holding NW Natural common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, holders whose functional currency is not the U.S. dollar and holders who acquired NW Natural common stock pursuant to the exercise of options or warrants or otherwise as compensation. In addition, this discussion does not address any U.S. federal estate or gift tax consequences, or state or local or non-U.S. tax consequences of the Merger.

The discussion does not address the tax consequences of transactions effectuated before or after the Merger, including the Subsidiary Transfer (whether or not such transactions are in connection with the Merger). However, the discussion does take into account the Subsidiary Transfer.

This discussion is not intended as, and should not be interpreted as, individual tax advice to any NW Natural shareholder. Accordingly, each NW Natural shareholder is urged to consult such shareholder’s own tax advisors as to the specific federal, state, local and foreign tax consequences of the Merger, including tax reporting requirements with respect thereto, based on the shareholder’s particular circumstances.

No ruling concerning the U.S. federal income tax consequences of the Merger will be requested from the IRS. The consummation of the Merger is conditioned upon the receipt of a favorable opinion of Stoel Rives LLP to the effect that the Merger will constitute a tax-free reorganization described in Section 368 of the Code. Stoel Rives LLP’s opinion that the Merger, if consummated as described herein, will constitute a tax-free reorganization as described in Section 368 of the Code is based upon certain assumptions and subject to certain qualifications and is based on the accuracy, as of the effective time of the Merger, of certain representations by the management of NW Natural and NW Holding. If any such representations are inaccurate, or become inaccurate by the effective time of the Merger, then the opinion may not be valid and may not be relied upon. The opinion will not bind or preclude the IRS from adopting a contrary position, and no assurance can be given that contrary positions will not be successfully asserted by the IRS or adopted by a court if the issues are litigated.

The Merger

The Merger will qualify as a tax-free reorganization pursuant to Section 368 of the Code. As a result of such treatment, no gain or loss will be recognized by the holders of NW Natural common stock whose NW Natural common stock converts into NW Holding common stock pursuant to the Plan of Merger. A shareholder’s aggregate tax basis in NW Holding common stock received by such shareholder in the Merger will be the same as the shareholder’s aggregate tax basis in the shares of NW Natural common stock surrendered in the Merger. In addition, a shareholder’s holding period of NW Holding common stock received in the Merger will include the holding period of NW Natural common stock surrendered in the Merger.

Neither NW Natural nor NW Holding will recognize gain or loss solely as a result of the Merger.

Description of NW Holding Common Stock; Comparative Shareholder Rights

General

The following is a summary of certain rights and privileges of NW Holding’s common stock. For a complete description, reference is made to NW Holding’s Amended and Restated Articles of Incorporation (the NW Holding Articles) and its Amended and Restated Bylaws (the NW Holding Bylaws) and to the laws of the State of Oregon. Copies of the NW Holding Articles and the NW Holding Bylaws, each substantially in the form to be in effect immediately prior to the effective time of the Merger, are attached as annexes to the Plan of Merger, which is attached as Exhibit A to the Proxy Statement-Prospectus. The following summary, which does not purport to be complete, is qualified in its entirety by such reference.

Under the NW Holding Articles, NW Holding is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock. NW Natural currently has the same number of authorized shares of capital stock, of the same classes.

The Board of Directors is authorized under the NW Holding Articles to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series.

Dividends and Liquidation Rights

Except as hereinafter stated, holders of NW Holding’s common stock will be entitled to receive dividends declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. If the Board of Directors of NW Holding fixes the rights of preferred stock and issues preferred stock, none of which will be outstanding at the Effective Time of the Merger, such preferred stock will be entitled, in preference to the common stock, (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

If dividends on the preferred stock are in arrears, no dividends on the common stock may be paid or declared. Future series of the preferred stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Holding may issue long-term debt.

The entitlement of the NW Holding common stock to dividends and to assets upon dissolution will be the same as that of the NW Natural common stock.

Voting Rights

Except as provided by law or as described below, only NW Holding’s common stock has voting rights. Cumulative voting is permitted by the NW Holding Articles to holders of common stock at elections of directors.

Classification of the Board of Directors

The Board of Directors of NW Holding will consist of not less than nine nor more than 13 persons, as determined by the Board, divided into three classes as nearly equal in number as possible. At the Effective Time of the Merger, the number will be 10. Under the NW Holding Articles, one class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a request from a shareholder entitled to vote in the election of directors that such person be nominated and such person’s consent thereto shall be delivered to the Corporate Secretary of NW Holding within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors.

Transactions with Related Persons

Under the NW Holding Articles, like the existing NW Natural articles of incorporation, NW Holding shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Holding) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Holding not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Holding in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Holding that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a “business transaction” includes a merger, consolidation, reorganization or recapitalization, a purchase, sale, lease, exchange, transfer, mortgage or other disposition of all or a substantial part (10% or more)

of the property and assets of NW Holding or a related person, an issuance, sale, exchange or other disposition of securities of NW Holding and a liquidation, spin-off or dissolution; a “related person” includes a person, organization or group thereof owning 10% or more of the capital stock of NW Holding; “continuing directors” are those whose nominations for directorship shall have been approved by a majority of the directors in office on the effective time of the Merger or by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Holding (other than shares held by related persons).

Preemptive Rights

The holders of NW Natural common stock do not have, and the holders of NW Holding common stock will not have, preemptive rights.

Rights of Dissent

Under the OBCA, a shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of (only to the extent the shareholder is entitled to vote thereon), a merger, stock exchange, sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business (with certain exceptions), or certain specified charter amendments. Under the OBCA, unless the articles of incorporation provide otherwise (which neither the NW Natural Articles or the NW Holding Articles do), dissenters’ rights do not apply to the holders of any class or series that were registered on a national securities exchange on the record date for the meeting of shareholders at which the corporate action giving rise to dissenters’ rights is to be approved. Because NW Natural’s shares are registered on the NYSE, dissenters’ rights do not apply to the Merger.

Other Provisions

The issued and outstanding shares of NW Natural’s common stock are, and the NW Holding common stock offered hereby will be, fully paid and non-assessable.

Certain Anti-Takeover Matters

Like the existing NW Natural articles of incorporation and bylaws, NW Holding Articles and NW Holding Bylaws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of its stock or delaying or preventing a change in its control. The material provisions that may have such an effect include:

•	establishment of a classified Board of Directors, whereby one-third of the Board stands for election each year;
•

limitations on certain business transactions (including mergers, consolidations, plans of exchange) with any person or entity and any persons or entities related thereto who beneficially own 10% or more of the capital stock of NW Holding;

•	authorization for NW Holding’s Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series;
•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by NW Holding’s Board of Directors;
•	requirement that holders of not less than two-thirds of the shares entitled to vote are required to remove directors or to amend certain provisions of the NW Holding Articles; and
•	requirement that NW Holding Bylaws may only be amended or repealed by resolution of a majority of the Board of Directors, subject to repeal or change by action of the shareholders.

NW Holding is subject to the provisions of sections 60.825 to 60.845 of the OBCA, which generally provide that if a person or entity acquires 15% or more of NW Holding’s voting stock (“interested shareholder”), NW Holding and such interested shareholder and any affiliate may not engage in the following business combinations for a period of three years following the date that person became an interested shareholder:

•	a merger or Plan of Merger;
•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of NW Holding’s assets or outstanding capital stock; and

•	transactions that result in the issuance of capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

•

the Board of Directors approved the share acquisition or business combination that resulted in the person becoming an interested shareholder before the time such person became an interested shareholder;

•

as a result of the share acquisition, the person became an interested shareholder and 85% owner of the voting stock, excluding shares owned by persons who are directors and also officers and shares owned by certain employee benefit plans; or

•

the business combination transaction is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

NW Holding is also subject to the provisions of 60.801 to 60.816 of the Oregon Control Share Act (OCSA), which generally provide that a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33-1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by officers and inside directors, and by the holders of a majority of the outstanding voting shares, including shares held by officers and inside directors. This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33-1/3% and 50%, respectively. The acquiring person may, but is not required to, submit an “acquiring person statement” setting forth certain information about the acquiring person and its plans with respect to NW Natural. The acquiring person statement may also request that NW Natural call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the OBCA and the issuing corporation is a party to the merger or exchange agreement.

The OCSA and the OBCA have anti-takeover effects because they will encourage any potential acquirer to negotiate with NW Natural’s Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. NW Natural has not adopted such a provision and neither the NW Holding Articles nor the NW Holding Bylaws contain such a provision.

NW Natural is also subject to Oregon Revised Statutes Chapter 757.511 which generally provides that no person, directly or indirectly, may acquire the power to exercise any substantial influence over the policies and actions of a public utility without first securing from the OPUC an order authorizing such acquisition if such person is, or by such acquisition would become, an “affiliated interest” with such public utility as defined by Oregon law. Any applicant requesting such an order bears the burden of showing that granting the application is in the public interest. This provision of Oregon law may have anti-takeover effects by subjecting potential acquisitions of NW Natural or NW Holding to OPUC review and approval.

Limitation of Liability; Indemnification

The NW Holding Articles and the NW Natural Articles provide for indemnification of directors as set forth in Article VII of the NW Holding Articles and in Article VII of the NW Natural Articles. The NW Holding Bylaws and NW Natural’s bylaws contain provisions indemnifying directors, officers, employees and agents of the respective corporations against expenses, judgments, fines and amounts paid in settlement.

Listing of NW Holding Common Stock

NW Holding intends to list NW Holding common stock on the NYSE. Assuming the Holding Company Proposal is approved at the Annual Meeting, after the Annual Meeting and before the effective time, NW Holding will file an application and supporting papers for the listing of NW Holding common stock on the NYSE. NW Holding expects that before the effective time of the Merger, the NYSE will authorize such listing “subject to official notice of issuance.” Such authorization is a condition to consummation of the Merger. At the effective time, NW Holding will notify the NYSE that the Merger has been consummated, and this will complete the listing process. Thus, NW Natural shares will be listed on the NYSE until the effective time of the Merger, and NW Holding shares will be so listed at and after the effective time.

After the effective time of the Merger, the NW Natural common stock will no longer be listed on any stock exchange because all shares of NW Natural common stock will be held by one shareholder, NW Holding.

Dividends

Following the effective time of the Merger, NW Holding will not conduct directly any business operations from which it will derive any revenues. NW Holding plans to obtain funds for its operations from dividends paid to NW Holding on the stock of its subsidiaries and from sales of its securities. Dividends on NW Holding common stock will depend primarily upon the results of operations, cash flows, and financial condition of NW Natural and NW Holding’s other subsidiaries, and their ability to pay dividends on their equity interests owned, directly or indirectly, by NW Holding.

Subject to the availability of earnings, the needs of its utility business and the credit and capital requirements under the “ring-fencing” conditions described above, NW Natural intends to make regular cash payments to NW Holding in the form of dividends on NW Natural common stock in amounts that, to the extent not otherwise provided by NW Holding’s other subsidiaries, would be sufficient for NW Holding to pay cash dividends on NW Holding common stock as referred to above, for operating expenses of NW Holding and for such other purposes as the Board of Directors of NW Holding may determine.

It is contemplated that NW Holding initially will pay dividends on NW Holding common stock at the current level of dividends paid on NW Natural common stock, and that such dividends will be declared and paid on approximately the same schedule of dates as that now followed by NW Natural with respect to dividends on NW Natural common stock. The most recent dividend declared by the Board of Directors of NW Natural was $0.4725 per share of NW Natural common stock and was paid on February 15, 2018. As is the case with NW Natural now, the payment of dividends on NW Holding common stock is within the discretion of, and subject to declaration by, NW Holding’s Board of Directors.

Directors and Management of NW Holding

The directors of NW Natural immediately before the Merger will also become the directors of NW Holding at the effective time of the Merger. The individuals serving as directors of NW Holding will be in the same classes, with terms expiring on the same dates, as were applicable to them as directors of NW Natural immediately prior to the effective time.

At the effective time of the Merger, NW Holding’s executive officers are expected to be:

Name	Office
David H. Anderson	President and Chief Executive Officer
Frank H. Burkhartsmeyer	Senior Vice President and Chief Financial Officer
MardiLyn Saathoff	Senior Vice President and General Counsel
Brody J. Wilson	Vice President, Treasurer, Chief Accounting Officer and Controller
Shawn M. Filippi	Vice President, Chief Compliance Officer and Corporate Secretary

Information concerning NW Natural’s directors and executive officers is set forth in NW Natural’s Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated herein by reference. After the Merger, NW Holding expects to elect an additional director to the Board of NW Natural that is independent under NYSE standards and who does not also serve on the Board of NW Holding.

Change of Control and Other Agreements

NW Natural’s officers have change of control agreements which provide certain benefits in the event of a change of control of NW Natural. A change of control will not have occurred under the terms of these agreements as a result of the Merger. It is anticipated that each of the officers will execute amended change of control agreements, conditioned upon the occurrence of the Merger, under which the change of control provisions will apply prospectively to changes in control of NW Holding or NW Natural. The remaining provisions of the amended change of control agreements are expected to be identical in all material respects to the existing agreements.

Stock Compensation Plans

NW Natural maintains two stock compensation plans that have previously been approved by the shareholders of NW Natural (the Stock Plans). The Long Term Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock awards and performance-based awards to employees and directors of NW Natural and its subsidiaries. As of December 31, 2017, a total of 626,960 shares remained available for awards under the Long Term Incentive Plan. The Employee Stock Purchase Plan provides for the sale of stock to employees of NW Natural and designated subsidiaries in an arrangement intended to qualify under Section 423 of the Internal Revenue Code. As of December 31, 2017, a total of 37,857 shares remained available for issuance under the Employee Stock Purchase Plan.

Upon consummation of the Merger, NW Holding will assume all of NW Natural’s obligations under the Stock Plans. Each outstanding award of or option to purchase shares of NW Natural common stock granted under the Stock Plans will automatically be converted into an award of or option to purchase the same number of shares of NW Holding common stock with the same terms. Thereafter, all awards or options granted under the Stock Plans will be for shares of NW Holding common stock.

By approving the Merger, NW Natural shareholders will be deemed to approve the adoption of the Stock Plans by NW Holding.

NW Natural also has deferred compensation plans payable in part in NW Natural common stock which will be amended to relate to NW Holding common stock rather than NW Natural common stock. Shares in the Company Stock Fund of NW Natural’s 401(k) plan will convert to NW Holding common stock in the Merger, and the 401(k) plan will be amended to provide that the Company Stock Fund will be made up of NW Holding common stock.

The consummation of the Holding Company Proposal will not accelerate the vesting schedule of options, restricted stock units or other awards granted to NW Natural’s executive officers and will have no effect on compensation except as discussed under this subheading.

Other Plans

In connection with the holding company reorganization, the company expects to modify its Dividend Reinvestment and Direct Stock Purchase Plan to provide for the issuance of NW Holding common stock.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the NW Holding common stock will be American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219.

Market Price of NW Natural Common Stock

On March 7, 2018, the high and low sales prices of NW Natural common stock, as reported in the consolidated transaction reporting system, were $54.80 and $53.80, respectively.

Validity of NW Holding Common Stock

The validity of the shares of NW Holding common stock to be issued in the Merger will be passed upon by Stoel Rives LLP, Portland, Oregon.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

Vote Required

The Merger must be approved by holders of a majority of all shares of NW Natural common stock outstanding. Abstentions and broker non-votes have the effect of “no” votes on this proposal. No shareholder approval is required for the Subsidiary Transfer.

The Board of Directors recommends a vote FOR this proposal.

OTHER MATTERS

Management does not know of any other matters to be presented at the Annual Meeting. If other matters should be properly presented at the meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy with respect to such matters in accordance with their best judgment.

Consolidation Services Provided

The consolidation of an individual’s multiple proxy cards into one envelope is a service NW Natural provides based on Social Security Number or Tax ID Number match.

If you received a consolidated mailing this year and you would like to receive a separate annual report or proxy statement for each account with the same Social Security Number, please submit your request to Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

Delivery of Proxy Materials to Households

Only one copy of our annual report and Proxy Statement-Prospectus will be delivered to an address where two or more shareholders reside unless we have received contrary instructions from a shareholder at the address. A separate proxy card will be delivered to each shareholder at the shared address.

If you are a shareholder who lives at a shared address and you would like additional copies of the annual report, this Proxy Statement-Prospectus, or any future annual reports or proxy statements, contact Shareholder Services, 220 NW Second Avenue, Portland, OR 97209 or call (800) 422-4012, ext. 2402. NW Natural will promptly send additional copies of the annual report and/or proxy statement upon receipt of such request.

If you share the same address with another NW Natural shareholder and you currently receive multiple copies of annual reports or proxy statements, you may request delivery of a single copy of future annual reports or proxy statements at any time by calling Broadridge Financial Solutions, Inc. at (800) 542-1061, or by writing to Broadridge Financial Solutions, Inc., Attn: Householding Election, 51 Mercedes Way, Edgewood, NY 11717.

Many brokerage firms and other shareholders of record have procedures for the delivery of single copies of company documents to households with multiple beneficial shareholders. If your family has one or more “street name” accounts under which you beneficially own shares of NW Natural common stock, please contact your broker, financial institution, or other shareholder of record directly if you require additional copies of this Proxy Statement-Prospectus or NW Natural’s annual report, or if you have other questions or directions concerning your “street name” account.

Electronic Delivery of Annual Meeting Materials

If you would like to reduce the costs incurred by NW Natural in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above under “How to Vote By Proxy and Revoke Your Proxy” to vote using the internet and, when prompted, indicate that you agree to receive proxy materials electronically.

2019 ANNUAL MEETING OF SHAREHOLDERS

The SEC’s proxy rules require that any shareholder proposal to be considered for inclusion in NW Natural’s proxy statement for the 2019 Annual Meeting of Shareholders must be received at NW Natural’s principal executive office no later than December 19, 2018.

NW Natural’s bylaws require shareholders to give NW Natural advance notice of any proposal to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice, and a copy of the relevant provisions of the bylaws will be provided to any shareholder upon written request to the Corporate Secretary of NW Natural. For any shareholder proposal to be considered at the 2019 Annual Meeting of Shareholders, the shareholder’s notice must be received by NW Natural’s Corporate Secretary no later than February 23, 2019. The SEC’s proxy rules allow NW Natural to use discretionary voting authority to vote on a matter coming before an annual meeting of shareholders, which is not included in NW Natural’s proxy statement, if NW Natural does not have notice of the matter before the deadline established in its bylaws. In addition, discretionary voting authority may generally also be used if NW Natural receives timely notice of such matter (as described above), and if, in the proxy statement, NW Natural describes the nature of such matter and how NW Natural intends to exercise its discretion to vote on such matter.

COMPANY INFORMATION

NW Natural makes available at www.nwnatural.com among other things, its:

•	Corporate Governance Standards;
•	Director Independence Standards;
•	Director Selection Criteria;
•	Charters of the Governance, Audit, Organization and Executive Compensation, Finance, and Public Affairs and Environmental Policy Committees; and
•	Code of Ethics.

You may request a copy of these documents, at no cost to you, by contacting Shareholder Services at 220 NW Second Avenue, Portland, OR 97209, or by calling (800) 422-4012, ext. 2402.

Shareholders may communicate with the Chairman of the Board or the non-management directors of the Board by mailing correspondence to 220 NW Second Avenue, Portland, OR 97209, Attn: Corporate Secretary.

SOLICITATION OF PROXIES

Proxies may be solicited on behalf of the Board of Directors by regular employees in person or by mail, telephone, the internet or facsimile transmission. NW Natural will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxies and proxy materials to the beneficial owners of such shares. All solicitation costs will be borne by NW Natural. NW Natural has retained D. F. King & Co., Inc. to assist in the solicitation of proxies from banks, brokers and nominees at a fee of $7,500 plus reasonable out-of-pocket expenses. Shareholders may assist NW Natural in avoiding expenses in this connection by voting their proxies promptly.

If you are unable to be present at the Annual Meeting in person, please mark, date, sign and mail the enclosed proxy, or, alternatively, grant your proxy by telephone or the internet, so that the business of the meeting can be transacted.

By Order of the Board of Directors,

Portland, Oregon	Shawn M. Filippi
April 18, 2018	Vice President, Chief Compliance Officer and Corporate Secretary

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of March 7, 2018 (the “Agreement”), is between Northwest Natural Gas Company, an Oregon corporation (“NW Natural”), Northwest Natural Holding Company, an Oregon corporation and a wholly owned subsidiary of NW Natural (“NW Holding”), and NWN Merger Sub, Inc., an Oregon corporation and a wholly owned subsidiary of NW Holding (“Merger Sub”).

RECITALS

A.        The Board of Directors of each of NW Natural, NW Holding and Merger Sub deems it advisable to merge Merger Sub into NW Natural in accordance with the Oregon Business Corporation Act (the “OBCA”) and to approve this Agreement for the purpose of establishing NW Holding as the parent corporation of NW Natural, as a result of which the holders of common stock of NW Natural (the “NW Natural Common Stock”) would hold, in lieu thereof, common stock of NW Holding (the “NW Holding Common Stock”).

B.        The Board of Directors of each of NW Natural, NW Holding and Merger Sub has determined to recommend that their respective shareholders approve this Agreement, the merger of Merger Sub into NW Natural (the “Merger”) and the other matters set forth herein.

C.        For federal income tax purposes, the Merger is intended to qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended.

In consideration of the premises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1        Merger. Merger Sub will merge into NW Natural, with NW Natural surviving the Merger.

1.2        Articles of Merger. Subject to and in accordance with the provisions of this Agreement, Articles of Merger of NW Natural shall be delivered for filing with the Office of the Secretary of State of Oregon.

1.3        Effective Time. The Merger will become effective at the time specified in the Articles of Merger or, if no time is specified, when the Articles of Merger are filed with the Office of the Secretary of State of Oregon (the “Effective Time”). At the Effective Time, the separate existence of Merger Sub will cease and Merger Sub will merge into NW Natural, which will continue its corporate existence as the surviving corporation (the “Surviving Corporation”).

1.4        Appropriate Actions. NW Holding, NW Natural and Merger Sub shall take all necessary and appropriate to complete the Merger. In this connection, NW Holding shall issue and deliver the shares of NW Holding Common Stock into which outstanding shares of NW Natural Common Stock are converted on the basis and to the extent provided in Article 2 of this Agreement, and shall take other actions necessary to fulfill NW Holding’s obligations under this Agreement, including, without limitation, those specified in Article 6 of this Agreement. If, after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of NW Natural or Merger Sub, NW Natural shall, and shall cause the individuals who were the officers and directors of Merger Sub as of the Effective Time to, take all such further action.

ARTICLE 2

TERMS OF CONVERSION AND EXCHANGE OF SHARES

2.1        NW Natural Common Stock. At the Effective Time, each share of NW Natural Common Stock issued and outstanding immediately prior to the Effective Time will automatically convert into one share of NW Holding Common Stock, and such NW Holding Common Stock will thereupon be issued and outstanding and fully-paid and non-assessable.

2.2        Merger Sub Common Stock. The shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time will convert into all of the issued and outstanding shares of Common Stock of the Surviving Corporation, which will thereupon be issued and outstanding and fully-paid and non-assessable, with the effect that the number of issued and outstanding shares of Common Stock of the Surviving Corporation will be the same as the number of issued and outstanding shares of Merger Sub Common Stock immediately prior to the Effective Time.

2.3        NW Holding Common Stock. Each share of NW Holding Common Stock issued and outstanding immediately prior to the Effective Time will automatically be canceled.

ARTICLE 3

ARTICLES OF INCORPORATION AND BYLAWS

3.1        NW Natural Articles and Bylaws. The Articles of Incorporation and Bylaws of NW Natural will be the Articles of Incorporation and Bylaws of the Surviving Corporation, provided that the Articles of Incorporation shall be amended and restated at the Effective Time as set forth on Annex 1.

3.2        NW Holding Articles. At the Effective Time, with no further action required by the board of directors or the shareholders of NW Holding, NW Holding shall amend and restate its Articles of Incorporation as provided in Annex 2-A and its Bylaws as provided in Annex 2-B.

ARTICLE 4

DIRECTORS AND OFFICERS

4.1        NW Natural Directors and Officers. The persons who are directors and officers of NW Natural immediately prior to the Effective Time will continue as directors and officers of NW Natural and will continue to hold office as provided in the Articles of Incorporation and Bylaws of NW Natural.

4.2        NW Holding Directors and Officers. NW Natural shall cause the persons who are directors of NW Natural prior to the Effective Time to become, prior to the Effective Time, directors of NW Holding in the same classes, with terms expiring on the same dates, as were applicable to them as directors of NW Natural. The officers of NW Holding prior to the Effective Time will remain officers of NW Holding after the Effective Time. The directors and officers will continue after the Effective Time to hold office as provided in the Articles of Incorporation and Bylaws of NW Holding.

ARTICLE 5

STOCK CERTIFICATES

5.1        Outstanding Certificates. Following the Effective Time, certificates and book entry shares representing shares of NW Natural Common Stock outstanding at the Effective Time (“NW Natural Certificates”) will represent the same number of shares of NW Holding Common Stock and will evidence the right of the registered holder thereof to receive, and may be exchanged for, certificates or book entry shares of NW Holding Common Stock into which such shares of NW Natural Common Stock were converted in accordance with Section 2.1. At the Effective Time, NW Holding shall issue and deliver, or cause to be issued and delivered, to the transfer agent for NW Holding Common Stock (the “Transfer Agent”) certificates representing shares of NW Holding Common Stock into which outstanding shares of NW Natural Common Stock have been converted as provided above. If requested by a former shareholder of record of NW Natural, upon the proper surrender and delivery to the Transfer Agent of such shareholder’s NW Natural Certificate(s) (in accordance with NW Holding’s instructions, and accompanied by a properly completed transmittal materials), the Transfer Agent shall, as soon as practicable, issue, register and deliver to such shareholder a certificate evidencing the shares of NW Holding Common Stock or register such shares in electronic form.

5.2        Stock Transfer Books. The stock transfer books for NW Natural Common Stock will be closed at the Effective Time and no transfer of shares of NW Natural Common Stock outstanding immediately prior to the Effective Time shall thereafter be made on such books. As of the Effective Time, NW Holding shall establish a stock register reflecting ownership of NW Holding Common Stock by former holders of record of NW Natural Common Stock.

5.3        Post-Merger Rights of Holders. At the Effective Time, the holders of certificates and book entry shares for NW Natural Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to the stock of NW Natural and their sole rights will be with respect to the NW Holding Common Stock into which their shares of NW Natural Common Stock are converted by the Merger.

5.4        Unsurrendered Certificates. Subject to Section 5.5 below, no NW Holding Common Stock certificate may be delivered to any former holder of NW Natural Common Stock unless and until such shareholder properly surrenders to the Transfer Agent the NW Natural Certificate(s) formerly representing his or her shares of NW Natural Common Stock, together with a properly completed Transmittal Letter.

5.5        Lost, Etc., Certificates. Any former holder of NW Natural Common Stock whose certificate for shares of NW Natural Common Stock has been lost, destroyed, stolen or otherwise is missing will be entitled to receive a certificate representing the shares of NW Holding Common Stock to which he or she is entitled in accordance with and upon compliance with conditions imposed by the Transfer Agent or NW Holding (including, without limitation, a requirement that the shareholder provide a lost instruments indemnity or surety bond in form, in substance and amount satisfactory to the Transfer Agent and NW Holding).

ARTICLE 6

NORTHWEST NATURAL GAS STOCK PLANS

NW Natural and NW Holding shall take all actions required to provide that, from and after the Effective Time, all director, officer, employee, customer, shareholder and other plans of NW Natural or its affiliates, to the extent they directly or indirectly utilize NW Natural Common Stock, will utilize NW Holding Common Stock instead of NW Natural Common Stock.

ARTICLE 7

CONDITIONS OF THE MERGER

Completion of the Merger is subject to the satisfaction of the following conditions.

7.1        Shareholder Approval. The principal terms of this Agreement are approved by such holders of capital stock of the parties as required by the OBCA.

7.2        Stock Exchange Listing. All conditions for the listing on the New York Stock Exchange as of the Effective Time of the NW Holding Common Stock to be issued and to be reserved for issuance pursuant to the Merger are satisfied.

7.3        Regulatory Approvals. All necessary orders, consents, authorizations, approvals or waivers from the Oregon Public Utilities Commission, the Washington Utilities and Transportation Commission and all other regulatory bodies, boards or agencies, or from other third parties, have been received, are in full force and effect, and do not include, in the sole judgment of the Board of Directors of NW Natural, unacceptable conditions.

7.4        Filings. All documents that are required to be filed pursuant to the OBCA have been duly executed and filed with the appropriate agency.

7.5        Tax Opinion. NW Natural receives an opinion of Stoel Rives LLP confirming the United States federal income tax consequences of the Merger contemplated by this Agreement.

ARTICLE 8

AMENDMENT AND TERMINATION

8.1        Amendment. This Agreement may be amended, modified or supplemented, or compliance with any provision of this Agreement may be waived, at any time prior to the Effective Time (including, without limitation, after approval by the shareholders of NW Natural), by the Board of Directors of NW Natural, so long as such amendment, modification, supplement or waiver would not, in the sole judgment of the Board of Directors of NW Natural, materially and adversely affect the shareholders of NW Natural.

8.2        Termination. This Agreement may be terminated and the transactions provided for by this Agreement may be abandoned at any time, whether before or after approval of this Agreement by the shareholders of NW Natural, by action of the Board of Directors of NW Natural if the Board of Directors determines for any reason that the completion of the transactions provided for in this Agreement would for any reason be inadvisable or not in the best interests of NW Natural or its shareholders.

ARTICLE 9

MISCELLANEOUS

9.1        Counterparts. This Agreement may be executed in multiple counterparts, each of which is deemed an original hereof.

9.2        Oregon Law. This Agreement is governed by and shall be interpreted in accordance with the laws of the State of Oregon, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Oregon.

NW Natural, NW Holding and Merger Sub have each caused this Agreement to be executed by an authorized officer.

NORTHWEST NATURAL GAS COMPANY
By:	/s/ David H. Anderson
Name:	David H. Anderson
Title:	President and Chief Executive Officer
NORTHWEST NATURAL HOLDING COMPANY
By:	/s/ David H. Anderson
Name:	David H. Anderson
Title:	President and Chief Executive Officer
NWN MERGER SUB, INC.
By:	/s/ David H. Anderson
Name:	David H. Anderson
Title:	President

ANNEX 1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NORTHWEST NATURAL GAS COMPANY

These Amended and Restated Articles of Incorporation of Northwest Natural Gas Company (Restated Articles of Incorporation) supersede its theretofore existing articles of incorporation and all amendments thereto.

ARTICLE I

The name of this corporation is NORTHWEST NATURAL GAS COMPANY, and its duration shall be perpetual.

ARTICLE II

The purposes of the corporation are to engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act.

ARTICLE III

A.	The aggregate number of shares of capital stock which the corporation shall have authority to issue is 103,500,001 shares, divided into 3,500,000 shares of Preferred Stock, issuable in series as hereinafter provided, 100,000,000 shares of Common Stock, and one share of Limited Voting Junior Preferred Stock, $1 par value (the “Junior Preferred Stock”).

B.	A statement of the preferences, limitations and relative rights of each class of capital stock of the corporation, namely, the Preferred Stock, the Common Stock, and the Junior Preferred Stock, of the variations in the relative rights and preferences as between series of the Preferred Stock, insofar as the same are fixed by these Restated Articles of Incorporation, and of the authority vested in the board of directors of the corporation to establish series of Preferred Stock and to fix and determine the variations in the relative rights and preferences as between series insofar as the same are not fixed by these Restated Articles of Incorporation, is as follows:

Preferred Stock

1.	The shares of the Preferred Stock may be divided into and issued in series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of capital stock of the corporation. To the extent that these Restated Articles of Incorporation shall not have established series of the Preferred Stock and fixed and determined the variations in the relative rights and preferences as between series, the board of directors shall have authority, and is hereby expressly vested with authority, to divide the Preferred Stock into series and, within the limitations set forth in these Restated Articles of Incorporation and such limitations as may be provided by law, to fix and determine the relative rights and preferences of any series of the Preferred Stock so established. Such action by the board of directors shall be expressed in a resolution or resolutions adopted by it prior to the issuance of shares of each series, which resolution or resolutions shall also set forth the distinguishing designation of the particular series of the Preferred Stock established thereby. Without limiting the generality of the foregoing, authority is hereby expressly vested in the board of directors so to fix and determine with respect to any series of the Preferred Stock:

(a)	The rate of dividend and the relative preference of each series in the payment of dividends;

(b)	The price at which and the terms and conditions on which shares may be redeemed;

(c)	The amount payable upon shares in the event of voluntary and involuntary liquidation and the relative preference of each series on liquidation;

(d)	Sinking fund provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions, if any, on which shares may be converted if the shares of any series are issued with the privilege of conversion; and

(f)	Any other relative right or preference as permitted by law.

All shares of the Preferred Stock of the same series shall be identical except that shares of the same series issued at different times may vary as to the dates from which dividends thereon shall be cumulative; and all shares of the Preferred Stock, irrespective of series, shall constitute one and the same class of stock and shall be identical except as to the designation thereof, the date or dates from which dividends on shares thereof shall be cumulative, and the relative rights and preferences set forth above in clauses (a) through (f) of this subdivision, as to which there may be variations between different series. Except as otherwise may be provided by law or by the resolutions establishing any series of Preferred Stock in accordance with the foregoing provisions of this subdivision, whenever the written consent, affirmative vote, or other action on the part of the holders of the Preferred Stock may be required for any purpose, such consent, vote or other action shall be taken by the holders of the Preferred Stock as a single class irrespective of series and not by different series.

2.	The holders of shares of the Preferred Stock of each series shall be entitled to receive dividends, when and as declared by the board of directors, out of any funds legally available for the payment of dividends, at the annual rate fixed and determined with respect to each series either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., and no more, payable quarterly on the 15th day of February, May, August and November in each year or on such other date or dates as the board of directors shall determine in the resolutions establishing such series. Such dividends shall be cumulative in the case of shares of each series either from the date of issuance of shares of such series or from the first day of the current dividend period within which shares of such series shall be issued, as the board of directors shall determine, so that if dividends on all outstanding shares of each particular series of the Preferred Stock, at the annual dividend rates fixed and determined either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., shall not have been paid or declared and set apart for payment for all past dividend periods and for the then current dividend periods, the deficiency shall be fully paid or dividends equal thereto declared and set apart for payment at said rates before any dividends on the Common Stock shall be paid or declared and set apart for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

3.

In the event of any dissolution, liquidation or winding up of the corporation, before any distribution or payment shall be made to the holders of the Common Stock, the holders of the Preferred Stock of each series then outstanding shall be entitled to be paid out of the net assets of the corporation available for distribution to its shareholders the respective amounts per share fixed and determined with respect to each series either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., and no more. If upon dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of all outstanding shares of Preferred Stock of all series the full amounts to which they shall be respectively entitled as aforesaid, the net assets of the corporation so available for distribution shall be distributed to the holders of Preferred Stock in accordance with the relative preferences of each series of Preferred Stock established either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1. For the purposes of this subdivision, any dissolution, liquidation or winding up which may arise out of or result from the condemnation or purchase of all or a major portion of the properties of the corporation by (i) the United States Government or any authority, agency or instrumentality thereof (ii) a State of the United States or any political subdivision, authority, agency or instrumentality thereof, or (iii) a district, cooperative or other association or entity not organized for profit, shall be deemed to be an involuntary dissolution, liquidation or winding up; and a consolidation, merger or amalgamation of the corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary.

4.	The holders of shares of the Preferred Stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of Preferred Stock in accordance with subdivision III. B. 1. Holders of Preferred Stock shall be entitled to notice of each meeting of shareholders at which they shall have any right to vote, but shall not be entitled to notice of any other meeting of shareholders.

Common Stock

5.	Subject to the limitations set forth in subdivision III. B. 2. (and subject to the rights of any class of stock hereafter authorized), dividends may be paid upon the Common Stock when and as declared by the board of directors of the corporation out of any funds legally available for the payment of dividends.

6.	Subject to the limitations set forth in subdivision III. B. 3. (and subject to the rights of any other class of stock hereafter authorized), upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be distributed ratably to the holders of the Common Stock.

7.	Except as may be otherwise provided by law or by the resolutions establishing any series of Preferred Stock in accordance with subdivision III. B. 1., the holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In the election of directors of the corporation, every holder of record of any share or shares of the Common Stock of the corporation shall have the right to cast as many votes for one candidate as shall equal the number of such shares multiplied by the number of directors to be elected, or to distribute such number of votes among any two or more candidates for such election.

8.	Upon the issuance for money or other consideration of any shares of capital stock of the corporation, or of any security convertible into capital stock of the corporation, no holder of shares of the capital stock, irrespective of the class or kind thereof, shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other amount of such shares of capital stock, or such security convertible into capital stock, proposed to be issued; and the board of directors may cause the corporation to dispose of all or any of such shares of capital stock, or of any such security convertible into capital stock, as and when said board may determine, free of any such right, either by offering the same to the corporation’s then shareholders or by otherwise selling or disposing of such shares of other securities, as the board of directors may deem advisable.

Junior Preferred Stock

9.	The Junior Preferred Stock is not entitled to receive or participate in any dividends, and no dividends shall be paid thereon.

10.	Subject to the limitations set forth in these Restated Articles of Incorporation and subject to the rights of any other classes of stock of the corporation that may be senior in right to the Junior Preferred Stock, in the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of the Common Stock, the holder of the Junior Preferred Stock shall be entitled to be paid out of the net assets of the corporation available for distribution to its shareholders one hundred dollars ($100.00) and no more. For purposes of this section, a consolidation, merger or amalgamation of the corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary.

11.	So long as the share of Junior Preferred Stock is outstanding, the corporation shall not (a) file a petition for relief under the United States Bankruptcy Code or (b) authorize its subsidiaries (collectively, the “Regulated Utilities”) to file a petition for relief under the United States Bankruptcy Code (any of the foregoing a “Voluntary Bankruptcy Filing”) without the consent of the holder of the Junior Preferred Stock, which consent may be effected in the following manner: the corporation shall give the holder of the Junior Preferred Stock written notice (“Notice”) at least five business days before making any proposed Voluntary Bankruptcy Filing. The holder of the Junior Preferred Stock may object to and oppose the Voluntary Bankruptcy Filing by providing written notice of such objection and opposition (an “Objection Notice”) to the Secretary of the corporation within five business days after receipt of the Notice. The Objection Notice shall specify the reasons the holder of the Junior Preferred Stock does not consent to the proposed Voluntary Bankruptcy Filing. If the Secretary receives such an Objection Notice within the five business day period, then the corporation shall not submit or file or, with respect to any Regulated Utility, approve any such Voluntary Bankruptcy Filing. If the corporation does not receive an Objection Notice within the five business day period, the holder of the Junior Preferred Stock will be deemed to have consented to the Voluntary Bankruptcy Filing.

12.	No person other than the corporation and the holder of the Junior Preferred Stock will have any contractual rights with respect to the Junior Preferred Stock. Except as provided by applicable law, the holder of the Junior Preferred Stock is entitled to receive notice from the corporation of each meeting of shareholders at which any Voluntary Bankruptcy Filing is proposed to be considered, but shall not be entitled to notice of any other meeting or vote of the shareholders. Notwithstanding the foregoing provisions, the holder of the Junior Preferred Stock shall have no voting rights at any time when the Oregon Public Utilities Commission (the “Commission”) has consented to the redemption of the Junior Preferred Stock pursuant to subdivision III. B.13 below (and regardless of whether there may then exist any restriction not set forth in said subdivision III. B.13 on the corporation’s ability to redeem the Junior Preferred Stock). Except as provided herein or as otherwise provided by law, the holder of the Junior Preferred Stock has no voting rights for any other purpose.

13.	The Junior Preferred Stock may be redeemed by the corporation, at its election expressed by resolution of the Board of Directors, at any time; provided, that the corporation shall not redeem the Junior Preferred Stock without the prior consent of the Commission. The Junior Preferred Stock will be redeemed in full upon notice thereof given to the holder of the Junior Preferred Stock and the payment of the redemption price of one hundred dollars ($100.00). Following such redemption, the holder of the Junior Preferred Stock shall deliver the certificate representing the Junior Preferred Stock to the corporation for cancellation; provided, however, that the delivery of such certificate to the corporation shall not be required as a condition to the redemption, and the Junior Preferred Stock will cease to be outstanding and all rights and obligations of the holder thereof will cease upon notice and payment as aforesaid, whether or not the certificate representing the Junior Preferred Stock has been so delivered to the corporation.

14.

The holder of the Junior Preferred Stock must be, during the period of ownership, independent of the corporation and shall have and have had permanent residence in Oregon for at least three years prior to ownership of the Junior Preferred Stock (the “Conditions of Eligibility”). The holder of the Junior Preferred Stock is “independent” if they meet the independence requirements of the New York Stock Exchange. If at any time the holder of the Junior Preferred Stock (a “prior holder”) (a) does not meet the Conditions of Eligibility, as determined in good faith by the corporation, (b) gives notice to the corporation of such holder’s intent to resign, or (c) if the holder is natural person or is an entity that has only a single member or shareholder who is a natural person and the holder or its member or shareholder dies, become disabled, or otherwise is unable to effectively carry out the responsibilities of the holder of the Junior Preferred Stock, in each case as determined in good faith by the corporation, the corporation shall appoint, another person to hold the Junior Preferred Stock (a “successor holder”) and upon notice given to the prior holder by the corporation of such appointment and of the effective date thereof, the successor holder shall become the sole holder of the Junior Preferred Stock and the prior holder shall have no further rights and obligations with respect thereto. On or promptly following the effective date of the appointment of a successor holder, the prior holder shall deliver the certificate representing the Junior Preferred Stock to the corporation for reissuance to the successor holder; provided, however, that the delivery of such certificate to the corporation will not be required as a condition to the appointment of the successor holder. The holder of the Junior Preferred Stock shall give notice to the Secretary of the corporation of any failure to meet the Conditions of Eligibility and of such holder’s desire to resign, and the authorized representative of such holder shall give notice to the Secretary of the corporation of the death or disability of such holder, promptly following the determination or occurrence thereof. The holder of the Junior Preferred stock shall have no right to transfer the Junior Preferred Stock to any person except as provided in this subdivision III.B.14 or as otherwise consented to by the corporation. The stock certificate or other evidence of ownership of the Junior Preferred Stock shall bear a legend or other prominent notice of the restrictions contained in this subdivision III.B.14.

15.	The Junior Preferred Stock shall not be convertible into Common Stock or any other class or series of securities issued by the corporation.

16.	Except as provided herein, if the corporation redeems, purchases or otherwise acquires the Junior Preferred Stock, the corporation shall cancel and not reissue the Junior Preferred Stock.

ARTICLE IV

A.	The business and affairs of the corporation shall be managed by a board of directors. Except as provided in subdivision B. below, the number of members of the board, their classifications and terms of office, and the manner of their election and removal shall be as follows:

1.	The number of directors shall be that number, not less than nine or more than thirteen, determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors. At the 1984 annual meeting of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term, and Class III directors for a three-year term. At each succeeding annual meeting of shareholders, successors to directors whose terms expire at that annual meeting shall be of the same class as the directors they succeed, and shall be elected for three-year terms. If the number of directors should be changed by resolution of the board of directors, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

2.	A director shall hold office until the annual meeting for the year in which his or her term shall expire and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the board of directors, however caused, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.	One or more of the directors may be removed with or without cause by unanimous written consent of holders of the shares entitled to vote thereon or by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon at a meeting of the shareholders called expressly for that purpose; provided, however, that for as long as the corporation shall have cumulative voting, if fewer than all the directors should be candidates for removal, no one of them shall be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she shall be a part.

4.

No person, except those persons nominated by the board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination shall be received from a shareholder of record entitled to vote at such election by the secretary of the corporation not later than the latter of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of notice of that meeting, together with the written consent of the nominee to serve as a director.

B.	Notwithstanding the provisions of subdivision A. above, whenever the holders of any one or more classes of the capital stock of the corporation shall have the right, voting separately as a class or classes, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Restated Articles of Incorporation applicable thereto. Directors so elected shall not be divided into classes unless expressly provided by such provisions, and during their prescribed terms of office, the board of directors shall consist of such directors in addition to the directors determined as provided in subdivision A. above.

C.	This Article IV may not be repealed or amended in any respect unless such action shall be approved by unanimous written consent of holders of the shares entitled to vote thereon or by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors determined as provided in subdivision A. above, at a meeting of the shareholders called expressly for that purpose.

ARTICLE V

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that this Article VI shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE VI

The corporation shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all judgments, amounts paid in settlement, fines and such expenses (including attorneys’ fees), actually and reasonably incurred in connection therewith. This Article shall not be deemed exclusive of any other provisions for indemnification of directors and officers that may be included in any statute, bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in any official capacity and as to action in another capacity while holding an office.

ARTICLE VII

The initial physical address for the corporation is One Pacific Square, 220 NW Second Avenue, Portland, Oregon 97209, Attn: General Counsel. David H. Anderson is an authorized individual with direct knowledge of the operations and business activities of the corporation.

ANNEX 2A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

NORTHWEST NATURAL HOLDING COMPANY

These Amended and Restated Articles of Incorporation of Northwest Natural Holding Company (Restated Articles of Incorporation) supersede its theretofore existing articles of incorporation.

ARTICLE I

The name of this corporation is NORTHWEST NATURAL HOLDING COMPANY, and its duration shall be perpetual.

ARTICLE II

The purposes of the corporation are to engage in any lawful activity for which corporations may be organized under the Oregon Business Corporation Act.

ARTICLE III

A.	The aggregate number of shares of capital stock which the corporation shall have authority to issue is 103,500,000 shares, divided into 3,500,000 shares of Preferred Stock, issuable in series as hereinafter provided, and 100,000,000 shares of Common Stock.

B.	A statement of the preferences, limitations and relative rights of each class of capital stock of the corporation, namely, the Preferred Stock and the Common Stock, of the variations in the relative rights and preferences as between series of the Preferred Stock, insofar as the same are fixed by these Restated Articles of Incorporation, and of the authority vested in the board of directors of the corporation to establish series of Preferred Stock and to fix and determine the variations in the relative rights and preferences as between series insofar as the same are not fixed by these Restated Articles of Incorporation, is as follows:

Preferred Stock

1.	The shares of the Preferred Stock may be divided into and issued in series. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series of the Preferred Stock and all other classes of capital stock of the corporation. To the extent that these Restated Articles of Incorporation shall not have established series of the Preferred Stock and fixed and determined the variations in the relative rights and preferences as between series, the board of directors shall have authority, and is hereby expressly vested with authority, to divide the Preferred Stock into series and, within the limitations set forth in these Restated Articles of Incorporation and such limitations as may be provided by law, to fix and determine the relative rights and preferences of any series of the Preferred Stock so established. Such action by the board of directors shall be expressed in a resolution or resolutions adopted by it prior to the issuance of shares of each series, which resolution or resolutions shall also set forth the distinguishing designation of the particular series of the Preferred Stock established thereby. Without limiting the generality of the foregoing, authority is hereby expressly vested in the board of directors so to fix and determine with respect to any series of the Preferred Stock:

(a)	The rate of dividend and the relative preference of each series in the payment of dividends;

(b)	The price at which and the terms and conditions on which shares may be redeemed;

(c)	The amount payable upon shares in the event of voluntary and involuntary liquidation and the relative preference of each series on liquidation;

(d)	Sinking fund provisions, if any, for the redemption or purchase of shares;

(e)	The terms and conditions, if any, on which shares may be converted if the shares of any series are issued with the privilege of conversion; and

(f)	Any other relative right or preference as permitted by law.

All shares of the Preferred Stock of the same series shall be identical except that shares of the same series issued at different times may vary as to the dates from which dividends thereon shall be cumulative; and all shares of the Preferred Stock, irrespective of series, shall constitute one and the same class of stock and shall be identical except as to the designation thereof, the date or dates from which dividends on shares thereof shall be cumulative, and the relative rights and preferences set forth above in clauses (a) through (f) of this subdivision, as to which there may be variations between different series. Except as otherwise may be provided by law or by the resolutions establishing any series of Preferred Stock in accordance with the foregoing provisions of this subdivision, whenever the written consent, affirmative vote, or other action on the part of the holders of the Preferred Stock may be required for any purpose, such consent, vote or other action shall be taken by the holders of the Preferred Stock as a single class irrespective of series and not by different series.

2.	The holders of shares of the Preferred Stock of each series shall be entitled to receive dividends, when and as declared by the board of directors, out of any funds legally available for the payment of dividends, at the annual rate fixed and determined with respect to each series either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., and no more, payable quarterly on the 15th day of February, May, August and November in each year or on such other date or dates as the board of directors shall determine in the resolutions establishing such series. Such dividends shall be cumulative in the case of shares of each series either from the date of issuance of shares of such series or from the first day of the current dividend period within which shares of such series shall be issued, as the board of directors shall determine, so that if dividends on all outstanding shares of each particular series of the Preferred Stock, at the annual dividend rates fixed and determined either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., shall not have been paid or declared and set apart for payment for all past dividend periods and for the then current dividend periods, the deficiency shall be fully paid or dividends equal thereto declared and set apart for payment at said rates before any dividends on the Common Stock shall be paid or declared and set apart for payment. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments which may be in arrears.

3.

In the event of any dissolution, liquidation or winding up of the corporation, before any distribution or payment shall be made to the holders of the Common Stock, the holders of the Preferred Stock of each series then outstanding shall be entitled to be paid out of the net assets of the corporation available for distribution to its shareholders the respective amounts per share fixed and determined with respect to each series either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1., and no more. If upon dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of all outstanding shares of Preferred Stock of all series the full amounts to which they shall be respectively entitled as aforesaid, the net assets of the corporation so available for distribution shall be distributed to the holders of Preferred Stock in accordance with the relative preferences of each series of Preferred Stock established either by these Restated Articles of Incorporation or in accordance with subdivision III. B. 1. For the purposes of this subdivision, any dissolution, liquidation or winding up which may arise out of or result from the condemnation or purchase of all or a major portion of the properties of the corporation by (i) the United States Government or any authority, agency or instrumentality thereof (ii) a State of the United States or any political subdivision, authority, agency or instrumentality thereof, or (iii) a district, cooperative or other association or entity not organized for profit, shall be deemed to be an involuntary dissolution, liquidation or winding up; and a consolidation, merger or amalgamation of the corporation with or into any other corporation or corporations shall not be deemed to be a dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary.

4.	The holders of shares of the Preferred Stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of Preferred Stock in accordance with subdivision III. B. 1. Holders of Preferred Stock shall be entitled to notice of each meeting of shareholders at which they shall have any right to vote, but shall not be entitled to notice of any other meeting of shareholders.

Common Stock

5.	Subject to the limitations set forth in subdivisions III. B. 2. (and subject to the rights of any class of stock hereafter authorized), dividends may be paid upon the Common Stock when and as declared by the board of directors of the corporation out of any funds legally available for the payment of dividends.

6.	Subject to the limitations set forth in subdivisions III. B. 3. (and subject to the rights of any other class of stock hereafter authorized), upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the net assets of the corporation shall be distributed ratably to the holders of the Common Stock.

7.	Except as may be otherwise provided by law or by the resolutions establishing any series of Preferred Stock in accordance with subdivision III. B. 1., the holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. In the election of directors of the corporation, every holder of record of any share or shares of the Common Stock of the corporation shall have the right to cast as many votes for one candidate as shall equal the number of such shares multiplied by the number of directors to be elected, or to distribute such number of votes among any two or more candidates for such election.

8.	Upon the issuance for money or other consideration of any shares of capital stock of the corporation, or of any security convertible into capital stock of the corporation, no holder of shares of the capital stock, irrespective of the class or kind thereof, shall have any preemptive or other right to subscribe for, purchase or receive any proportionate or other amount of such shares of capital stock, or such security convertible into capital stock, proposed to be issued; and the board of directors may cause the corporation to dispose of all or any of such shares of capital stock, or of any such security convertible into capital stock, as and when said board may determine, free of any such right, either by offering the same to the corporation’s then shareholders or by otherwise selling or disposing of such shares of other securities, as the board of directors may deem advisable.

ARTICLE IV

A.	The business and affairs of the corporation shall be managed by a board of directors. Except as provided in subdivision B. below, the number of members of the board, their classifications and terms of office, and the manner of their election and removal shall be as follows:

1.

The number of directors shall be that number, not less than nine or more than thirteen, determined from time to time by resolution adopted by affirmative vote of a majority of the entire board of directors. The directors shall be divided into three classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors. At each succeeding annual meeting of shareholders, successors to directors whose terms expire at that annual meeting shall be of the same class as the directors they succeed, and shall be elected for three-year terms. If the number of directors should be changed by resolution of the board of directors, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

2.	A director shall hold office until the annual meeting for the year in which his or her term shall expire and until his or her successor shall have been elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. Any newly created directorship resulting from an increase in the number of directors and any other vacancy on the board of directors, however caused, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.	One or more of the directors may be removed with or without cause by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon at a meeting of the shareholders called expressly for that purpose; provided, however, that for as long as the corporation shall have cumulative voting, if fewer than all the directors should be candidates for removal, no one of them shall be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the class of directors of which he or she shall be a part.

4.	No person, except those persons nominated by the board, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request that his or her name be placed in nomination shall be received from a shareholder of record entitled to vote at such election by the secretary of the corporation not later than the latter of (a) the thirtieth day prior to the date fixed for the meeting, or (b) the tenth day after the mailing of notice of that meeting, together with the written consent of the nominee to serve as a director.

B.	Notwithstanding the provisions of subdivision A. above, whenever the holders of any one or more classes of the capital stock of the corporation shall have the right, voting separately as a class or classes, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of these Restated Articles of Incorporation applicable thereto. Directors so elected shall not be divided into classes unless expressly provided by such provisions, and during their prescribed terms of office, the board of directors shall consist of such directors in addition to the directors determined as provided in subdivision A. above.

C.	This Article IV may not be repealed or amended in any respect unless such action shall be approved by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors determined as provided in subdivision A. above, at a meeting of the shareholders called expressly for that purpose.

ARTICLE V

A.	For purposes of this Article V:

1.	The term “Affiliate”, as used to indicate a relationship with a specified “Persons” (as hereinafter defined), shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

2.	The term “Associate”, as used to indicate a relationship with a specified Person, shall mean (a) any Person (other than the corporation) of which such specified Person is a director, officer, partner, trustee, guardian, fiduciary or official or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities or any beneficial interest, (b) any Person who is a director, officer, partner, trustee, guardian, fiduciary or official or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities or any beneficial interest of or in such specified Person (other than the corporation), and (c) any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person.

3.	The term “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect on April 9, 1984; provided,

however, that, notwithstanding the provisions of such Rule, a Person shall be deemed to be the Beneficial Owner of any share of the capital stock of the corporation that such Person shall have the right to acquire at any time pursuant to any agreement, contract, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, and any such share of capital stock shall be deemed to be outstanding for purposes of subdivision V.A.9.

4.	The term “Business Transaction” shall include, without limitation, (a) any merger, consolidation or plan of exchange of the corporation, or any Person controlled by or under common control with the corporation, with or into any “Related Person” (as hereinafter defined), (b) any merger, consolidation or plan of exchange of a Related Person with or into the corporation or any Person controlled by or under common control with the corporation, (c) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the property and assets of the corporation, or any Person controlled by or under common control with the corporation, to or with a Related Person, (d) any purchase, lease, exchange, transfer or other acquisition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any Substantial Part of the property and assets of a Related Person, by or with the corporation or any Person controlled by or under common control with the corporation, (e) any recapitalization of the corporation that would have the effect of increasing the voting power of a Related Person, (f) the issuance, sale, exchange or other disposition of any securities of the corporation, or of any Person controlled by or under common control with the corporation, by the corporation or by any Person controlled by or under common control with the corporation, (g) any liquidation, spinoff, splitoff, splitup or dissolution of the corporation, and (h) any agreement, contract or other arrangement providing for any of the transactions described in this subdivision.

5.	The term “Continuing Director” shall mean a director who was a director of the corporation on the date these Restated Articles of Incorporation first became effective and a director who shall become a director subsequent thereto whose election, or whose nomination for election by the shareholders, shall have been approved by a vote of a majority of the then Continuing Directors.

6.	The term “Highest Purchase Price” shall mean, with respect to the shares of any class or series of the capital stock of the corporation, the highest amount of consideration paid by a Related Person for a share of the same class and series at any time regardless of whether the share was acquired before or after such Related Person became a Related Person; provided, however, that the Highest Purchase Price shall be appropriately adjusted to reflect the occurrence of any reclassification, recapitalization, stock split, reverse stock split or other readjustment in the number of outstanding shares of that class or series, or the declaration of a stock dividend thereon. The Highest Purchase Price shall include any brokerage commissions, transfer taxes and soliciting dealers’ fees paid by such Related Person with respect to any shares of the capital stock acquired by such Related Person.

7.	The term “Other Consideration” shall include, without limitation, capital stock to be retained by the shareholders of the corporation in a Business Transaction in which the corporation shall be the survivor.

8.	The term “Person” shall mean any natural person, corporation, partnership, trust, firm, association, government, governmental. agency or any other entity whether acting in an individual, fiduciary or other capacity.

9.

The term “Related Person” shall mean (a) any Person which, together with its Affiliates and Associates, shall be the Beneficial Owner in the aggregate of 10 percent or more of the capital stock of the corporation, and (b) any Affiliate or Associate (other than the corporation or a wholly owned subsidiary of the corporation) of any such Person. Two or more Persons acting in concert for the purpose of acquiring, holding or disposing of the capital stock of the corporation shall be deemed to be a “Related Person”. A Related Person shall be deemed to have acquired a share of capital stock at the time when such Related Person became the Beneficial Owner thereof. With respect to the shares of the capital stock of the corporation owned by any Related Person, if the price paid for such shares cannot be determined by a majority of the Continuing Directors, the price so paid shall be deemed to be the market price of the shares in question at the time when such Related Person became the Beneficial Owner thereof.

10.	The term “Substantial Part” shall mean 10% or more of the fair market value of the total assets of a Person, as reflected on the most recent balance sheet of such Person available to the Continuing Directors on the date of mailing of the notice of the meeting of shareholders called for the purpose of voting with respect to a Business Transaction involving the assets constituting any such Substantial Part.

B.	The corporation shall not enter into any Business Transaction with a Related Person or in which a Related Person shall have an interest (except proportionately as a shareholder of the corporation) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of the corporation not held by such Related Person, and (2) the determination of a majority of the Continuing Directors that the cash or fair market value of the property, securities or Other Consideration to be received per share by the holders, other than such Related Person, of the shares of each class or series of the capital stock of the corporation in such Business Transaction shall not be less than the Highest Purchase Price paid by such Related Person in acquiring any of its holdings of shares of the same class or series, unless the Continuing Directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of the corporation that caused such Related Person to become a Related Person, or (b) have expressly approved such Business Transaction.

C.	For the purposes of this Article V, a majority of the Continuing Directors shall have the power to make a good faith determination, on the basis of information known to them, of: (1) the number of shares of capital stock of the corporation of which any Person shall be the Beneficial Owner, (2) whether a Person is an Affiliate or Associate of another Person, (3) whether a Person has an agreement, contract, arrangement or understanding with another Person as to the matters referred to in subdivision V.A.3. or clause (h) of subdivision V.A.4., (4) the Highest Purchase Price paid by a Related Person for shares of any class or series of the capital stock, (5) whether the assets subject to any Business Transaction constitute a Substantial Part, (6) whether any Business Transaction is one in which a Related Person has an interest (except proportionately as a shareholder of the corporation), and (7) such other matters with respect to which a determination may be required under this Article V.

D.	In determining whether to give their approval as provided in subdivision V.B., the Continuing Directors shall give due consideration to all relevant factors involved, including, without limitation, (1) the value of the corporation in a freely negotiated transaction and its future value as an independent entity, (2) the recognition of gain or loss to the corporation for tax purposes or the postponement of such recognition in a tax-free transaction, (3) the anticipated developments of the business of the corporation not yet reflected in the price of its shares, and (4) the impact on employees, customers, suppliers and the public generally within the geographical area it serves.

E.	This Article V may not be repealed or amended in any respect unless such action shall be approved by the affirmative vote of the holders of not less than two-thirds of the capital stock of the corporation not held by a Related Person at a meeting of the shareholders called expressly for that purpose.

ARTICLE VI

No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a director; provided that this Article VI shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission which occurs prior to the effective date of such amendment.

ARTICLE VII

The corporation shall indemnify to the fullest extent then permitted by law any person who is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (including an action, suit or proceeding by or in the right of the corporation) by reason of the fact that the person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against all judgments, amounts paid in settlement, fines and such expenses (including attorneys’ fees), actually and reasonably incurred in connection therewith. This Article shall not be deemed exclusive of any other provisions for indemnification of directors and officers that may be included in any statute, bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in any official capacity and as to action in another capacity while holding an office.

ARTICLE VIII

The initial physical address for the Corporation is One Pacific Square, 220 NW Second Avenue, Portland, Oregon 97209, Attn: General Counsel. David H. Anderson is an authorized individual with direct knowledge of the operations and business activities of the Corporation.

Annex 2B

AMENDED AND RESTATED BYLAWS

OF

NORTHWEST NATURAL HOLDING COMPANY

ARTICLE I.

OFFICES

Section 1. Office. The principal office of the company shall be located in the City of Portland, Oregon. The company also may have offices at such other places both within and without the State of Oregon as the board of directors from time to time may determine.

Section 2. Registered Office. The registered office of the company required by law to be maintained in the state shall be at the same location as the principal office unless otherwise designated by resolution of the board of directors.

ARTICLE II.

MEETINGS OF SHAREHOLDERS

Section 1. Annual Meeting. The annual meeting of shareholders of the company for the election of directors and for the transaction of other business shall be held at the company’s office in the City of Portland, Oregon, or such other place in that City as shall be determined by the board of directors, on the fourth Thursday of May in each year, unless such day shall be a legal holiday, in which event such meeting shall be held on the next business day. If such meeting shall not be held on such day in any year, it shall be held within 60 days thereafter on such day as shall be fixed by the board of directors and be specified in the notice of the meeting. Every such meeting shall be held at the hour of two o’clock p.m., or at such other hour as shall be fixed by the board and specified in such notice.

Section 2. Special Meetings. Special meetings of the shareholders of the company may be called by the board of directors or the holders of not less than one-tenth of all shares entitled to vote at the meeting. Each special meeting shall be held for such purposes, at such place in the City of Portland, Oregon, and at such time as shall be specified in the notice thereof.

Section 3. Notice. Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 50 days before the date of the meeting, either personally or by mail, by or at the direction of the board of directors or the persons calling the meeting, to each shareholder of record entitled to vote at such meeting.

Section 4. Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than 50 days and, in the case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the board declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section, such determination shall apply to any adjournment thereof.

Section 5. Record of Shareholders. The officer or agent having charge of the transfer books for shares of the company shall make, at least 10 days before each meeting of shareholders, a complete record of the shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order with the address of and the number of shares held by each, which record, for a period of 10 days prior to such meeting, shall be kept on file at the registered office of the company and shall be subject to inspection by any shareholder at any time during usual business hours. Such record also shall be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original transfer books for shares shall be prima facie evidence as to who are the shareholders entitled to examine such record or transfer books or to vote at any meeting of the shareholders.

Section 6. Quorum. A majority of the shares of the company entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of shareholders. If a quorum is present, in person or by proxy, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number, or voting by classes, is required by law or the Restated Articles of Incorporation.

If a quorum shall not be represented at any meeting of shareholders, the shareholders represented may adjourn the meeting from time to time without further notice. At such adjourned meeting, at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The shareholders represented at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Section 7. Voting. Each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except to the extent that the voting rights of the shares of any class or classes are limited or denied by law or the Restated Articles of Incorporation. At each election of directors holders of shares of common stock have the right to cumulative voting as provided for in the Restated Articles of Incorporation. A shareholder may vote either in person or by proxy. A shareholder may authorize a person or persons to act for the shareholder as proxy in any manner permitted by law. An authorization of a proxy is effective when received by the secretary of the company or other officer or agent authorized to tabulate votes.

Section 8. Conduct of Meetings. Every meeting of shareholders shall be presided over by the chairman of the board, in his or her absence by the president, in their absence by a vice president or, if none be present, by a chairman appointed by the shareholders present at the meeting. The minutes of such meeting shall be recorded by the secretary or an assistant secretary but, if neither be present, by a secretary appointed for that purpose by the chairman of the meeting. The board of directors may adopt by resolution such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the board of directors, the chairman of any meeting of shareholders shall have the exclusive right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the board of directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the company, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 9. Proper Business for Meetings. (a) No business shall be conducted at any meeting of shareholders that has not been properly brought before the meeting. To be properly brought before a special meeting of shareholders, business must be specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors or the persons calling the meeting. To be properly brought before an annual meeting of shareholders, business must be either (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise brought before the meeting by or at the direction of the board of directors or the chairman of the board, or (iii) otherwise properly brought before the meeting by a shareholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the secretary of the company. To be timely, a shareholder’s notice must be delivered to the secretary at the principal executive office of the company not less than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the previous year’s annual meeting, notice by a shareholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. For purposes of this section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the company with the Securities and Exchange Commission; (b) A shareholder’s notice to the secretary shall set forth (i) one or more matters appropriate for shareholder action that the shareholder proposes to bring before the meeting, (ii) a brief description of the matters desired to be brought before the meeting and the reasons for conducting such business at the meeting, (iii) the name and record address of the shareholder, (iv) the class and number of shares of the company that the shareholder owns or is entitled to vote and (v) any material interest of the shareholder in such matters; and (c) The chairman of the meeting shall have the power and duty (i) to determine whether any proposed business was properly brought before the meeting in accordance with the procedures set forth in this Section 9, and (ii) if the chairman determines that any proposed business was not brought before the meeting in compliance with this Section 9, to declare that such proposed business shall not be transacted.

ARTICLE III.

BOARD OF DIRECTORS

Section 1. Directors. The business and affairs of the company shall be managed by its board of directors. The number of members of the board, their classification and terms of office, and the manner of their election and removal shall be determined as provided by the Restated Articles of Incorporation. Directors need not be residents of the State of Oregon or shareholders of the company. Unless otherwise determined by the board of directors, no person who has reached the age of 75 years shall be eligible to be elected a director.

Section 2. Chairman of the Board. The board of directors may elect one of its members as chairman of the board. The chairman of the board, if that position be filled, shall preside at all meetings of the shareholders and the board of directors and shall have such other duties and responsibilities as may be prescribed by the board of directors. If there shall be no chairman of the board, or in his or her absence or disability, the chairman of the governance committee shall exercise the duties and responsibilities of that position. In the absence of the chairman of the governance committee, an independent board member designated by the chairman of the board shall exercise the duties and responsibilities of that position. In the event that neither the chairman of the board nor the chairman of the board’s governance committee are present, and the chairman of the board has not otherwise designated an independent board member to preside at the meeting, the board, by vote of the majority of the board members present at the meeting, whether or not a quorum, shall appoint a non-management independent director to preside at the meeting.

Section 3. Compensation. Directors shall receive such reasonable compensation for their services as may be fixed from time to time by resolution of the board of directors, and shall be reimbursed for their expenses properly incurred in the performance of their duties as directors. No such payment shall preclude any director from serving the company in any other capacity and receiving such reasonable compensation for such services as may be fixed by resolution of the board.

ARTICLE IV.

MEETINGS OF THE BOARD OF DIRECTORS

Section 1. Regular Meetings. Regular meetings of the board of directors shall be held in the company’s offices at two o’clock p.m., Pacific Time, on the fourth Thursday of February, May, July and September, and on the third Thursday of December, or on such other date or at such other hour and place as shall be specified in the notice of meeting. The date, time and place for holding regular meetings of the board of directors may be changed upon the giving of notice to all directors by or at the request of the chairman of the board or the president. The board may provide by resolution the time and place either within or without the State of Oregon for holding of meetings or may omit the holding of any meeting without other notice than such resolution.

Section 2. Special Meetings. Special meetings of the board of directors may be called by or at the request of the chairman of the board, the chairman of the governance committee, the president or any two directors. The person or persons authorized to call special meetings of the board may fix any place, either within or without the State of Oregon, as the place for holding any special meeting of the board called by them. Notice of the time and place of special meetings shall be given to each director at least one day in advance by the secretary or other officer performing his or her duties.

Section 3. Waiver of Notice. Any director may waive notice of any meeting. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Except as otherwise provided by law or the Restated Articles of Incorporation, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

Section 4. Quorum. A majority of the number of directors at any time fixed by resolution adopted by the affirmative vote of a majority of the entire board of directors shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of directors, the directors present may adjourn the meeting from time to time without further notice until a quorum shall be present.

Section 5. Manner of Acting. Except as otherwise provided by law or the Restated Articles of Incorporation, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

Section 6. Action Without a Meeting. Any action required or permitted to be taken at a meeting of the board of directors may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.

ARTICLE V.

COMMITTEES OF THE BOARD

Section 1. Governance Committee. The board of directors at any time, by resolution adopted by a majority of the board of directors, may appoint a governance committee composed of three or more independent directors. The board shall designate one member of the committee as chairman. The committee shall have and may exercise all of the authority of the board of directors in the management of the company, except with respect to matters upon which by law only the board of directors may act. The committee’s responsibilities shall include serving as the nominating committee of the board; making recommendations to the board on board and board committee composition and structure, including recommendations with respect to committee and committee chairmanship assignments; and conducting periodic board self-assessments, peer reviews of individual directors and evaluations of committee effectiveness. The committee shall also perform such other functions as the board by resolution from time to time may direct.

Section 2. Audit Committee. The board of directors at any time, by resolution adopted by a majority of the board of directors, may appoint an audit committee composed of three or more independent directors. The board shall designate one member of the committee as chairman. The duties of the committee shall be to discuss and review with the company’s independent auditors the annual audit of the company, including the scope of the audit, and report the results of this review to the board; to meet with the independent auditors at such other times as the committee shall deem to be advisable; and to perform such other functions as the board by resolution from time to time may direct.

Section 3. Organization and Executive Compensation Committee. The board of directors at any time, by resolution adopted by a majority of the board of directors, may appoint an organization and executive compensation committee composed of three or more independent directors. The board shall designate one member of the committee as chairman. The duties of the committee shall be to discuss and review the management of the affairs of the company relating to its organization and to executive personnel and their compensation, and to perform such other functions as the board by resolution from time to time may direct.

Section 4. Finance Committee. The board of directors at any time, by resolution adopted by a majority of the board of directors, may appoint a finance committee composed of three or more directors, a majority of whom shall not be officers or retired officers of the company. The board shall designate one member of the committee who is not an officer or retired officer of the company as chairman. The duties of the committee shall be to discuss and review the management of the affairs of the company relating to financing, including the development of financial planning goals and financial policy, and to perform such other functions as the board by resolution from time to time may direct.

Section 5. Public Affairs and Environmental Policy Committee. The board of directors at any time, by resolution adopted by a majority of the board of directors, may appoint from among its members a public affairs and environmental policy committee composed of three or more directors, a majority of whom shall not be officers or retired officers of the company. The board shall designate one member of the committee who is not an officer or retired officer of the company as chairman. The duties of the committee shall be (i) to consider, review and monitor significant matters of public interest and societal trends, and the company’s community affairs, charitable contributions, diversity and equal employment opportunity compliance programs, and (ii) to monitor significant environmental issues affecting the company and to recommend to the board appropriate environmental policies. The committee shall also perform such other functions as the board by resolution from time to time may direct.

Section 6. Other Committees. The board of directors at any time, by resolution adopted by a majority of the board of directors, may appoint from among its members such other committees and the chairmen thereof as it may deem to be advisable. Each such committee shall have such powers and authority as are set forth in the resolutions pertaining thereto from time to time adopted by the board.

Section 7. Changes of Size and Function. Subject to the provisions of law, the board of directors shall have the power at any time to increase or decrease the number of members of any committee, to fill vacancies thereon, to change any members thereof and to change the functions and terminate the existence thereof.

Section 8. Conduct of Meetings. Each committee shall conduct its meetings in accordance with the applicable provisions of these bylaws relating to the conduct of meetings of the board of directors. Each committee shall adopt such further rules and regulations regarding its conduct, keep such minutes and other records and appoint such subcommittees and assistants as it shall deem to be appropriate.

Section 9. Compensation. Persons serving on any committee shall receive such reasonable compensation for their services on such committee as may be fixed by resolution of the board of directors, provided that no person shall receive compensation for his or her services on any committee while serving as an officer of the company.

ARTICLE VI.

NOTICES

Section 1. Form and Manner. Whenever, under the provisions of law or the Restated Articles of Incorporation, notice is required to be given to any director or shareholder, unless otherwise specified, it shall be given in writing by mail addressed to such director or shareholder at his or her address as it appears on the stock transfer books or other records of the company, with postage thereon prepaid, and such notice shall be deemed to be delivered when deposited in the United States Mail. Notice to directors also may be given by telephone or in any other manner which is reasonably calculated to give adequate notice.

Section 2. Waiver. Whenever any notice whatever is required to be given under the provisions of law, the Restated Articles of Incorporation or these bylaws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE VII.

OFFICERS

Section 1. Election. The board of directors, at its first meeting following the annual meeting of shareholders each year, shall elect a president and a secretary. At such meeting, or at any other time it shall deem appropriate, the board may elect one or more vice presidents and a treasurer. The board also may elect or appoint such other officers and agents as it may deem necessary. Any two or more offices may be held by the same person, except the offices of president and secretary.

Section 2. Compensation. The officers of the company shall receive such reasonable compensation for their services as from time to time may be fixed by resolution of the board of directors.

Section 3. Term. The term of office of all officers shall commence upon their election or appointment and shall continue until the first meeting of the board of directors following the annual meeting of shareholders and thereafter until their successors shall be elected or until their resignation or removal. A vacancy occurring in any office of the company for whatever reason may be filled by the board.

Section 4. Removal. Any officer or agent elected or appointed by the board of directors may be removed by the board whenever in its judgment the best interests of the company will be served thereby but such removal shall be without prejudice to the contract rights, if any, of the officer or agent so removed.

Section 5. President. Unless otherwise determined by the board of directors, the president shall be the chief executive officer of the company and, subject to the control of the board of directors, shall be responsible for the general administration and operation of the company. He shall have such other duties and responsibilities as may pertain to such office or be prescribed by the board of directors. In the absence or disability of the president, an officer designated by the board shall exercise the duties and responsibilities of the president.

In the event the offices of chief executive officer and president are not held by the same person, the chief executive officer shall exercise the duties and responsibilities of the president described in these bylaws.

Section 6. Vice Presidents. Each vice president shall have such duties and responsibilities as may be prescribed by the board of directors and the president. The board or the president may confer a special title upon a vice president.

Section 7. Secretary. The secretary shall record and keep the minutes of the shareholders in one or more books provided for that purpose; see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; and perform such other duties as may be prescribed by the board or the president. The secretary shall have custody of the corporate seal of the company and shall affix the seal to any instrument requiring it and attest the same by his or her signature.

The assistant secretaries shall have such duties as may be prescribed from time to time by the board, the president or the secretary. In the absence or disability of the secretary, his or her duties shall be performed by an assistant secretary.

Section 8. Treasurer. The treasurer shall have charge and custody and be responsible for all funds and securities of the company; deposit all moneys and other valuable effects in the name and to the credit of the company in such depositories as may be designated by the board of directors; and disburse the funds of the company as may be authorized by the board and take proper vouchers for such disbursements. The treasurer shall have such other duties as may be prescribed from time to time by the board or the president. In the absence or disability of the treasurer, his or her duties shall be performed by an assistant treasurer.

ARTICLE VIII.

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 1. Contracts. The board of directors by resolution may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the company, and such authority may be general or confined to specific instances.

Section 2. Loans. No loans shall be contracted on behalf of the company and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the board of directors. Such authority may be general or confined to specific instances.

Section 3. Checks and Drafts. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the company shall be signed by such officer or officers, agent or agents of the company and in such manner as shall from time to time be determined by resolution of the board of directors.

Section 4. Deposits. All funds of the company not otherwise employed shall be deposited from time to time to the credit of the company in such banks, trust companies or other depositories as the board of directors or officers of the company designated by the board may select, or be invested as authorized by the board.

ARTICLE IX.

CERTIFICATES FOR SHARES AND THEIR TRANSFER

Section 1. Certificates for Shares. The shares of the company shall be represented by certificates; provided, however, the board of directors may provide by resolution or resolutions that some or all of any or all classes or series of the company’s shares shall be uncertificated shares. When shares are not represented by certificates then within a reasonable time after the issuance or transfer of such shares, the company shall send or cause to be sent to the shareholder to whom such shares have been issued or transferred a written statement of the information required by the laws of the State of Oregon to be on certificates.

Certificates representing shares of the company shall be issued only for whole numbers of shares and shall be in such form as the board of directors may, from time to time, prescribe in accordance with the laws of the State of Oregon. Such certificates shall be signed by the president or a vice president and by the secretary or an assistant secretary and sealed with the corporate seal or a facsimile thereof. The signatures of such officers upon a certificate may be facsimiles thereof. In case of a lost, destroyed or mutilated certificate a new one may be issued therefor upon such terms and indemnity to the company as the board may authorize.

Section 2. Transfer. Shares of stock of the company shall be transferable on the books of the company by the holder of record thereof, or by his or her legal representative who shall furnish proper evidence of authority to transfer, or by his or her attorney thereunto authorized by duly executed power of attorney, and on surrender for cancellation of the certificates, if any, for such shares. The board of directors may appoint one or more transfer agents and registrars of stock of the company.

Section 3. Owner of Record. The company shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by law.

ARTICLE X.

INDEMNIFICATION AND INSURANCE

Section 1. Indemnification. The company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or any employee benefit plan, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action, suit or proceeding to the fullest extent permissible under the Oregon Business Corporation Act or the indemnification provisions of any successor Act. The foregoing rights of indemnification shall not be exclusive of any other rights to which any such person so indemnified may be entitled, under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office; shall continue as to a person who has ceased to be a director, officer, employee or agent; and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 2. Insurance. The company may purchase and maintain insurance (and pay the entire premium therefor) on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the company would have the power to indemnify him or her against such liability under the provisions of the Oregon Business Corporation Act or any successor Act; and on behalf of any person who is or was a fiduciary under the Employee Retirement Income Security Act of 1974 with regard to an employee benefit plan of the company against any liability asserted against him or her and incurred by him or her in his or her fiduciary capacity.

ARTICLE XI.

SEAL

The corporate seal of the company shall be circular in form and shall bear an inscription containing the name of the company, the year of its organization, the state of its incorporation and the words “Corporate Seal.”

ARTICLE XII.

AMENDMENTS

These bylaws, or any of them, may be altered, amended or repealed, or new bylaws adopted, by resolution of a majority of the board of directors, subject to repeal or change by action of the shareholders.

EXHIBIT B

Approved Compensation Peer Group

ALLETE, Inc.

American States Water Company

Aqua America, Inc.

Avista Corporation

California Water Service Group

Chesapeake Utilities Corporation

El Paso Electric Company

IDACORP, Inc.

MGE Energy, Inc.

New Jersey Resources Corporation

NorthWestern Corporation

ONE Gas, Inc.

Otter Tail Corporation

PNM Resources, Inc.

Portland General Electric Company

SJW Group

South Jersey Industries, Inc.

Southwest Gas Holdings, Inc.

Spire Inc.

Unitil Corporation

B-1

EXHIBIT C

WTW Energy Services Industry Executive Compensation Survey Report—2016

(Revenue less than $1B)

ATC Management Inc.

California Independent System Operator Corporation

CH Energy Group, Inc.

Cheniere Energy, Inc.

Chesapeake Utilities Corporation

City of Colorado Springs dba Colorado Springs

Utilities/CSU

El Paso Electric

Electric Reliability Council of Texas aka ERCOT

ElectriCities of North Carolina

Energen Corporation

Energy Northwest Employees’ Association

Energy Solutions

Frank’s International N.V.

ISO New England Inc.

Midcontinental Independent System Operator

Orlando Utilities Corporation

Otter Tail Corporation

PJM Interconnection

Sharyland Utilities

South Jersey Industries, Inc.

STP Nuclear Operating Company

Texas Reliability Entity, Inc.

Unitil Corporation

Wolf Creek Nuclear Operating Corporation

C-1

EXHIBIT D

WTW Energy Services Industry Executive Compensation Survey Report—2016

(Revenue $1B to $3B)

ALLETE, Inc.

Areva

Avista Corporation

Black Hills Corporation

Boardwalk Pipeline Partners, LP

Cleco Corporation

Covanta Corporation

CPS Energy

Enable Midstream Partners, LP

EQT Corporation

Genesis Energy

Idaho Power Company

ITC Holdings Corp.

JEA Energy LLC

Lower Colorado River Authority

New York Power Authority

NorthWestern Energy, LLC

OGE Energy Corp.

Oglethorpe Power Corporation

Old Dominion Electric Cooperative

Omaha Public Power District

ONE Gas, Inc.

PNM Resources, Inc.

Portland General Electric Company

Questar Corporation

Sacramento Municipal Utility District

ShawCor Ltd.

Southwest Gas Holdings, Inc.

TECO Energy, Inc.

Tri-State Generation and Transmission Association, Inc.

UNS Energy Corporation

Vectren Corporation

Westar Energy, Inc.

D-1

EXHIBIT E

WTW General Industry Executive Compensation Survey Report—2016

(Revenue less than $1B)

Alexander & Baldwin, Inc.

Blount International, Inc.

Bush Brothers & Company

Calgon Carbon Corporation

Capsugel S.A.

CDI Corp.

Cepheid

Communications Systems, Inc.

DJO Global

Elementis PLC

ESCO Corporation

The E.W. Scripps Company

FOCUS Brands

G&K Services, Inc.

Greene, Tweed & Co.

Halozyme Therapeutics, Inc.

HNTB Corporation

Kodak Alaris

Lutron Electronics Company, Inc.

Materion Corporation

Merrill

Metrie

Motorsport Aftermarket Group, Inc.

MTS Systems Corporation

Multi-Color

Navigant Consulting, Inc.

Oxford Instruments America*

Puratos*

Quaker Chemical Corporation

Rayonier Advanced Materials

Regency Centers Corporation

Ritchie Brothers Auctioneers*

Schweitzer-Mauduit International, Inc.

Sonic Corp.

Sucampo Pharmaceuticals Inc.

SunOpta Inc.

Taubman Centers, Inc.

TimkenSteel Corporation

Tobii Dynavox*

Travel Leaders Group

Vertex Pharmaceuticals Incorporated

Viad Corp

Vizient

*	Subsidiary

E-1

EXHIBIT F

American Gas Association Executive Compensation Survey—2016

AGL Resources Inc.

Alliant Energy Corporation

Atmos Energy Corporation

Avista Corporation

Black Hills Corporation

CenterPoint Energy, Inc.

Central Hudson Gas & Electric Corporation

Chesapeake Utilities Corporation

Citizens Energy Group

City of Gainesville

Corning Natural Gas Corporation

CPS Energy

Dominion Resources Inc.

DTE Energy Company

EQT Corporation

Greater Minnesota Gas

Greenville Utilities

Knoxville Utilities Board

LG&E and KU Energy LLC

Madison Gas and Electric Company (MGE Energy, Inc.)

Memphis Light, Gas & Water District

Metropolitan Utilities District

Montana-Dakota Utilities Company

Mountaineer Gas Company

National Fuel Gas Company

National Gas & Oil Cooperative

New Jersey Resources Corporation

NiSource Inc.

NorthWestern Energy, L.L.C.

ONE Gas, Inc.

Pacific Gas & Electric Company

The Peoples Gas Light and Coke Company

Philadelphia Gas Works

Piedmont Natural Gas Company, Inc.

Plains All American Pipeline, L.P.

Public Service Enterprise Group Incorporated

Puget Sound Energy, Inc.

Questar Corporation

SCANA Corporation

SEMCO Energy, Inc.

Sempra Energy

South Jersey Gas Company

Southern Star Central Gas Pipeline

Southwest Gas Holdings, Inc.

Spire Inc.

TECO Energy, Inc.

TransCanada Corporation

UGI Corporation

Unitil Corporation

Vectren Corporation

Washington Gas Light Company

We Energies

Westfield Gas & Electric

Xcel Energy Inc.

F-1

EXHIBIT G

(marked to show proposed amendments)

NORTHWEST NATURAL GAS COMPANY EMPLOYEE STOCK PURCHASE PLAN

1. Purposes of the Plan

The purposes of this Employee Stock Purchase Plan are to encourage employees to become stockholders in Northwest Natural Gas Company (the Company), to stimulate increased interest on their part in the affairs of the Company, to afford them an opportunity to share in the profits and growth of the Company, and to promote systematic savings by them. These purposes are sought to be accomplished under the Plan by enabling employees to subscribe for and purchase directly from the Company a limited number of the authorized and unissued shares of its Common Stock at a discount from the market price at the time offerings are made, with an opportunity to pay the purchase price in installments, by payroll deductions (including bonus deductions) over a period of not more than 27 months from the offering date. The Plan has been found desirable by the Board of Directors and is believed by management to be advantageous to employees desiring to become holders of Common Stock and in the best interests of the Company. Participation in the Plan is entirely voluntary. Each employee must decide whether it is in his or her best interests to purchase shares of Common Stock under the Plan.

2. Administration

The Plan shall be administered for the Company by the Employee Stock Purchase Plan Committee (the Committee), the membership of which shall be designated from time to time by the President of the Company. The Secretary or an Assistant Secretary of the Company shall serve as a member of the Committee and shall be responsible for recording and maintaining the Committee’s records. The Company will pay all expenses incident to operation of the Plan, including costs of recordkeeping, accounting fees and legal fees.

3. Employees Eligible to Participate

Regular full-time employees of the Company and of any parent or subsidiary of the Company permitted to offer participation in an employee stock purchase plan under federal tax laws and designated by the Board of Directors (each, a Participating Company) are eligible to participate in the Plan, including officers but excluding directors not otherwise employed by the Company or a Participating Company, and also excluding any employee who, after an offering under the Plan, would own or be deemed (under Section 424(d) of the Internal Revenue Code) to own stock (including stock which may be purchased under outstanding options, if any, or offerings and subscriptions under the Plan) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary of the Company.

A regular full-time employee is one who has been in the employ of the Company or a Participating Company for at least six months and who is in the active service of the Company or a Participating Company on the date an offering is made under the Plan, excluding, however, any employee whose customary employment is less than 20 hours per week or whose customary employment is for not more than five months per calendar year.

4. Method of Participation

Until the number of shares authorized under the Plan is exhausted, there may be an offering or offerings under the Plan each year on a date or dates to be determined beforehand by the Board of Directors. An eligible employee may participate in the Plan by completing a subscription and payroll deduction authorization pursuant to instructions provided by the Company within a number of days after the offering date, not to exceed 90, prescribed by the Board of Directors. The payroll deduction authorization will authorize the Company, or a Participating Company, to deduct a specific amount from the participating employee’s regular paychecks during the period specified by the Board of Directors and/or a specific amount from any bonus paid to the employee during such period. The participating employee may not specify a regular payroll deduction amount that is less than $20 per month, and the aggregate of the regular deductions and the bonus deduction in any 12-month period must be no more than $21,250. The amount specified by the participating employee will only be deducted from a particular pay or bonus check if the employee has sufficient earnings available. All deductions from regular pay or bonus pay for a participating employee will be credited to the employee’s account under the Plan. An employee may terminate participation in an offering as provided in Section 8, but may not otherwise change or modify the payroll or bonus deduction amount previously specified except in circumstances specified by the Committee. No interest will be paid on the amounts accumulated by the Company or the amounts held in the employee’s account under the Plan.

No employee may purchase more than 900 shares in any offering. No employee will be allowed to subscribe for any shares under the Plan that would permit the employee’s rights to purchase shares under all stock purchase plans (described in Internal Revenue Code Section 423) of the Company and its parent or subsidiaries, to accrue at a rate that exceeds $25,000 of fair market value of the shares (determined at the time such shares are offered) for each calendar year in which the right to subscribe or a subscription is outstanding.

Correspondence relating to the Plan should be forwarded by regular or Company mail to Employee Stock Purchase Plan Committee, Northwest Natural Gas Company, One Pacific Square, Portland, Oregon 97209.

5. Purchase Price

The purchase price of shares of Common Stock offered to employees under the Plan shall be 85% (rounded up to a full penny) of the fair market value of the Company’s shares of such Common Stock on the date the offering is made. The fair market value of the shares will be the closing price quoted for the Common Stock on the exchange on the trading day immediately before the offering date.

6. Source of Stock and Allocation in Event of Oversubscription

All Common Stock issued under the Plan will come from authorized but unissued shares of Common Stock. A total of ~~1,000,000~~ 1,200,000 shares of Common Stock has been reserved for this purpose (or such number of shares of the ~~1,000,000~~ 1,200,000 shares or any unissued portion thereof into which such reserved shares may be changed as a result of any stock split, combination of shares, recapitalization or reclassifications of the Common Stock). If any offering is oversubscribed, each employee will be allotted the lesser of (a) the number of shares purchasable by the employee or (b) the number of shares obtained by multiplying the total number of shares available under the Plan by a fraction, the numerator of which is the employee’s account balance and the denominator of which is the sum of all participating employee’s account balances.

7. Purchase of Stock and Delivery

Unless a participant withdraws from an offering under the Plan as provided in Section 8 or unless limited by the second paragraph of Section 4, shares of Common Stock will be purchased automatically with the employee’s contributed payroll and bonus deductions on the last day of the offering period. A transaction statement confirming the issuance in uncertificated form of the shares purchased by the participant shall be delivered to the participant as promptly as practicable after the purchase date. No fractional shares will be issued. Any payroll and bonus deductions accumulated in a participant’s account that are not applied toward the purchase of shares on the purchase date shall be returned to the employee without interest.

8. Termination of Participation

(a) Voluntary Termination of Participation. After an employee has begun participating in an offering under the Plan by initiating payroll deductions, the employee may terminate participation in the offering by delivering written notice to the Company in the form specified by the Company any time before the twentieth day before the end of the offering period. If the employee terminates participation in an offering, accumulated cash contributions in the employee’s account will be returned to the employee without interest. An employee may not reinstate participation in the Plan with respect to a particular offering after terminating participation in the Plan with respect to that offering.

(b) Termination of Employment. If an employee’s employment with the Company and the Participating Companies is terminated for any reason including death, retirement or disability, accumulated cash contributions in the employee’s account will be returned to the employee without interest.

9. Rights Not Transferable

The right to purchase shares under the Plan is not assignable or transferable to any person.

10. Termination or Amendment of Plan

No subscription application will be accepted after all of the shares reserved for purposes of the Plan have been purchased. The Company reserves the right to reject any subscription application not meeting the requirements of this Plan, and the right to abandon, amend, modify, or suspend the Plan at any time without notice, and to revoke or terminate it at any time; provided, however, that no such amendment, revocation, or termination shall, without the employee’s written consent, adversely affect any existing subscription or offering; and provided further that no such amendment of the Plan by the Board of Directors shall change the number of shares authorized to be offered under the Plan as stated in Section 6 hereof (other than a change merely reflecting a change in capitalization such as a stock dividend or stock split), change the price at which the shares shall be offered under the Plan to a price below that specified in Section 5 hereof, or change or modify the eligibility requirements contained in Section 3 hereof.

No shares may be purchased hereunder if such purchase would constitute a violation of the Securities Act of 1933, as amended, or the regulations promulgated thereunder, or of any other applicable law or regulation. The Company reserves the right to amend any offer made hereunder in any manner which may be necessary to cause the offer to conform with any law applicable thereto or any valid regulation promulgated under any such law, and any such required amendments may be made effective either before or after subscriptions have been received by the Company hereunder. If the terms of the offer shall be amended, however, after a subscription has been received, any employee who does not agree to the amendment may, if so desired, cancel the subscription and the Company thereupon will refund any payment made by the employee thereunder.

EXHIBIT H

NON-GAAP RECONCILIATIONS

	2017		2016		2015
In millions, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Consolidated net income (loss)	$(55.6)	$(1.94)	$58.9	$2.12	$53.7	$1.96
Adjustments:
Regulatory environmental disallowance(1)	—	—	3.3	0.12	15	0.55
Impairment of long-lived assets(2)	192.5	6.71	—	—	—	—
Tax effects on TCJA(3)	(21.4)	(0.75)	—	—	—	—
Tax effects on non-GAAP adjustments	(51.0)	(1.78)	(1.3)	(0.05)	(5.9)	(0.22)

Adjusted consolidated net income	$64.5	$2.24	$60.9	$2.19	$62.8	$2.29

(1)	Regulatory environmental disallowance of $3.3 million in 2016 includes $2.8 million recorded in utility other income (expense), net and $0.5 million recorded in utility operations and maintenance expense. Regulatory environmental disallowance of $15.0 million in 2015 is recorded in utility operations and maintenance expense. The tax effect of both years’ adjustments are calculated using a combined federal and state statutory rate of 39.5%. EPS amounts for the 2016 and 2015 adjustments are calculated using diluted shares of 27.8 million and 27.4 million, respectively, as shown in the Consolidated Statements of Comprehensive Income (Loss) in the 2017 Annual Report on Form 10-K.
(2)	Non-cash impairment of long-lived assets at the Gill Ranch Facility of $192.5 million was recorded on December 31, 2017. The tax effect of this adjustment is calculated using our new combined federal and state statutory tax rate of 26.5%. EPS amounts are calculated using diluted shares of 28.7 million as shown in the Consolidated Statements of Comprehensive Income (Loss) in the 2017 Annual Report on Form 10-K. See Part II, Item 7, “Application of Critical Accounting Policies and Estimates-Impairment of Long-Lived Assets” for additional information on the impairment analysis in the 2017 Annual Report on Form 10-K.
(3)	Non-cash Tax Cuts and Jobs Act (TCJA) benefit (expense) of $21.4 million was recorded in income tax expense (benefit) in the fourth quarter of 2017 as a result of the federal tax rate changing from 35% to 21% effective December 22, 2017. EPS amounts are calculated using diluted shares of 28.7 million as shown in the Consolidated Statements of Comprehensive Income (Loss) in the 2017 Annual Report on Form 10-K, and the TCJA impacts in the segments and other may not correlate exactly to the consolidated amount due to rounding. See Note 9 for additional information on TCJA in the 2017 Annual Report on Form 10-K.

H-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The OBCA provides, in general, that a director or officer of a corporation who has been or is threatened to be made a defendant in a legal proceeding because that person is or was a director or officer of the corporation:

(1)         shall be indemnified by the corporation for all expenses of such litigation when the director or officer is wholly successful on the merits or otherwise;

(2)        may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such litigation (other than a derivative lawsuit) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful); and

(3)        may be indemnified by the corporation for expenses of a derivative lawsuit (a suit by a shareholder alleging a breach by a director or officer of a duty owed to the corporation) if he or she acted in good faith and in a manner reasonably believed to be in, or at least not opposed to, the best interests of the corporation, provided the director or officer is not adjudged liable to the corporation.

The OBCA also authorizes the advancement of litigation expenses to a director or officer upon receipt of a written affirmation of the director’s or officer’s good faith belief that the standard of conduct in Section (2) or (3) above has been met and an undertaking by such director or officer to repay such expenses if it is ultimately determined that he or she did not meet that standard and, therefore, is not entitled to be indemnified. The OBCA also provides that the indemnification provided thereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

NW Holding’s Bylaws will provide that NW Holding shall indemnify directors and officers to the fullest extent permitted under the OBCA, thus making mandatory the discretionary indemnification authorized by the OBCA.

NW Holding’s Articles provide that NW Holding shall indemnify its officers and directors to the fullest extent permitted by law, which may be broader than the indemnification authorized by the OBCA.

NW Holding plans to enter into indemnity agreements with its directors and officers which provide for indemnity to the fullest extent permitted by law and also alter or clarify the statutory indemnity in the following respects:

(1)        prompt advancement of litigation expenses is provided if the director or officer makes the required affirmation and undertaking;

(2)        the director or officer is permitted to enforce the indemnity obligation in court and the burden is on NW Holding to prove that the director or officer is not entitled to indemnification;

(3)          indemnity is explicitly provided for judgments and settlements in derivative actions;

(4)        prompt indemnification is provided unless a determination is made that the director or officer is not entitled to indemnification; and

(5)         partial indemnification is permitted if the director or officer is not entitled to full indemnification.

NW Holding will maintain a policy of insurance providing for reimbursement to NW Holding of payments made to directors and officers as indemnity for damages, judgments, settlements, costs and expenses incurred by them which NW Holding may be required or permitted to make according to applicable law, common or statutory, or under provisions of its Articles, Bylaws or agreements effective under such laws.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2	Agreement and Plan of Merger (attached as Exhibit A to the Proxy Statement-Prospectus)

3(a)	Articles of Incorporation of Northwest Natural Holding Company.

3(b)	Bylaws of Northwest Natural Holding Company.

3(c)	Form of Amended and Restated Articles of Incorporation of Northwest Natural Gas Company (attached as Annex 1 to the Plan of Merger, attached as Exhibit A to the Proxy Statement-Prospectus).

3(d)	Form of Amended and Restated Articles of Incorporation of Northwest Natural Holding Company (attached as Annex 2A to the Plan of Merger, attached as Exhibit A to the Proxy Statement-Prospectus).

3(e)	Form of Amended and Restated Bylaws of Northwest Natural Holding Company (attached as Annex 2B to the Plan of Merger, attached as Exhibit A to the Proxy Statement-Prospectus).

5.1	Opinion of Stoel Rives LLP, regarding the validity of the securities.

8	Opinion of Stoel Rives LLP, regarding certain tax matters.

23.1(a)	Consent of PricewaterhouseCoopers LLP.

23.1(b)	The consent of Stoel Rives LLP is included in its opinions filed as Exhibits 5.1 and 8.

24	Power of attorney (included on signature page).

99	Form of Proxy Card.

Item 22. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on March 9, 2018.

NORTHWEST NATURAL HOLDING COMPANY

By:	/s/ David H. Anderson
David H. Anderson
President and Chief Executive Officer

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints MardiLyn Saathoff, Shawn M. Filippi, Frank H. Burkhartsmeyer and Brody J. Wilson the Agents for Service named in this registration statement, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such Agent for Service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David H. Anderson David H. Anderson	Principal Executive Officer and Director	March 9, 2018

/s/ Frank H. Burkhartsmeyer	Principal Financial Officer	March 9, 2018
Frank H. Burkhartsmeyer

/s/ Brody J. Wilson	Principal Accounting Officer	March 9, 2018
Brody J. Wilson

II-4